AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2007
REGISTRATION STATEMENT NO. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZAP
(Name of Small Business Issuer in Its Charter)

California	3751	94-3210624
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employee Identification No.)

501 Fourth Street
Santa Rosa, California 95401
(707) 525-8658

(Address and telephone number of principal executive
offices and principal place of business)

Steven M. Schneider, Chief Executive Officer
501 Fourth Street
Santa Rosa, California 95401
(707) 525-8658

(Name, address and telephone number of Agent for Service)

COPY TO:

Mark Abdou, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, no par value, held by current stockholders subject to this offering	721,880	$0.995	$718,271	(1)	$22.05
130% of Common Stock underlying 8% convertible notes held by current stockholders subject to this offering	4,828,061	$0.727	$3,510,000	(2)	$107.76
130% Common Stock underlying warrants held by current stockholders subject to this offering	772,201	$0.80	$617,761	(2)	$18.97
130% Common Stock underlying warrants held by current stockholders subject to this offering	260,000	$1.10	$286,000	(2)	$8.78
130% Common Stock underlying warrants held by current stockholders subject to this offering	514,800	$1.20	$617,760	(2)	$18.97
Common Stock underlying warrants held by current stockholders subject to this offering	2,810,500	$1.20	$3,372,600	(2)	$103.54
Common Stock underlying warrants held by current stockholders subject to this offering	1,100,000	$1.75	$1,925,000	(2)	$59.10
Total	11,007,442		$11,047,392		$339.17

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the NASD on June 25, 2007.

(2)	Calculated in accordance with Rule 457(g) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JULY 3, 2007

PROSPECTUS
ZAP

11,007,442 shares of Common Stock

This prospectus covers the resale by selling stockholders named on page 10 of up to 11,007,442 shares of our common stock, no par value, which include:

●
4,828,061 shares of common stock representing 130% of the shares underlying 8% Senior Convertible Notes, at a conversion price of $0.727 per share, issued in conjunction with our private placements completed on December 5, 2006 and February 20, 2007, as amended on April 30, 2007 and June 26, 2007;

●
772,201 shares of common stock representing 130% of the shares issuable upon exercise of outstanding common stock purchase warrants we issued in connection with our issuance of the 8% Senior Convertible Notes on December 5, 2006, at an exercise price of $0.80 per share;

●
514,800 shares of common stock representing 130% of the shares issuable upon exercise of outstanding common stock purchase warrants we issued in connection with our issuance of the 8% Senior Convertible Notes on February 20, 2007, at an exercise price of $1.20 per share;

●	141,750 shares of common stock issued pursuant to the Amendment Agreement dated June 26, 2007;

●
260,000 shares of common stock representing 130% of the shares issuable upon exercise of outstanding common stock purchase warrants we issued pursuant to the Amendment Agreement dated June 26, 2007, at an exercise price of $1.10 per share;

●	3,910,500 shares of common stock underlying common stock purchase warrants issued pursuant to various subscription agreements entered into in 2004, 2006 and 2007; and

●	580,130 shares of common stock issued pursuant to various subscription agreements entered into in 2004, 2006 and 2007.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive $6,468,001 in gross proceeds.  Also, to the extent any of the notes are converted into stock, the principal balance and interest payable by us under such notes would be reduced. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock, notes and warrants are more fully described in the section of this prospectus entitled “Description of Securities.”

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See “Plan of Distribution.”

Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol “ZAAP.” On June 25, 2007, the closing price of our common stock was $0.99 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2007.

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	5
Use of Proceeds	10
Selling Security Holders	10
Plan of Distribution	12
Legal Proceedings	13
Directors, Executive Officers, Promoters and Control Persons	16
Security Ownership of Certain Beneficial Owners and Management	17
Description of Securities	19
Interest of Named Experts and Counsel	22
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23
Description of Business	24
Management’s Discussion and Analysis or Plan of Operations	33
Description of Property	47
Certain Relationships and Related Transactions	48
Market For Common Equity and Related Stockholder Matters	49
Executive Compensation	50
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	53
Where You Can Find More Information	53
Financial Statements	54

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission (the “SEC”). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to ZAP as “ZAP,” “Company,” “we,” us“ and “our.”

OUR COMPANY

ZAP stands for Zero Air Pollution(R). With our new product offerings, we are positioned to become a leading brand and distribution portal of electric and other advanced technology vehicles. We are committed to running our business based on a strong philosophical foundation that supports the environment, social responsibility and profitability.

Our strategy is to serve the growing and underrepresented consumer that seeks electric and fuel efficient vehicles. With the recent increases in the cost of oil and increasing concern about the environment and the effects of global warming, we believe there is a large and untapped demand in the areas of transportation and consumer products. During the energy crisis of the 1970s, Japanese automobile manufacturers penetrated the United States market when domestic automobile manufacturers failed to anticipate changes.  We believe a similar opportunity is present today, enhanced by heightened environmental awareness, climate changes and economic pressures.  We have assembled a complete line of products to meet the growing demands of the environmentally conscious consumer focused on two primary businesses: ZAP Automotive and ZAP Power Systems.

We were incorporated as “ZAP Power Systems” under the laws of the State of California on September 23, 1994, and we changed our name to ZAP on June 18, 2001. On March 1, 2002, we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California, Santa Rosa Division. The plan of reorganization was confirmed on June 20, 2002 and the Bankruptcy Court closed the bankruptcy case on June 14, 2004. Our principal executive offices are located at 501 Fourth Street, Santa Rosa, California, 95401 and our telephone number is (707) 525-8658.

THE OFFERING

The shares issued and outstanding prior to this offering consist of 9,804,067 shares of common stock. We are registering shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled “Selling Security Holders.” The shares included in the table identifying the selling stockholders consist of:

●
4,828,061 shares of common stock representing 130% of the shares underlying 8% Senior Convertible Notes, at a conversion price of $0.727 per share, issued in conjunction with our private placements completed on December 5, 2006 and February 20, 2007, as amended on April 30, 2007 and June 26, 2007;

●
772,201 shares of common stock representing 130% of the shares issuable upon exercise of outstanding common stock purchase warrants we issued in connection with our issuance of the 8% Senior Convertible Notes on December 5, 2006, at an exercise price of $0.80 per share;

●
514,800 shares of common stock representing 130% of the shares issuable upon exercise of outstanding common stock purchase warrants we issued in connection with our issuance of the 8% Senior Convertible Notes on February 20, 2007, at an exercise price of $1.20 per share;

●	141,750 shares of common stock issued pursuant to the Amendment Agreement dated June 26, 2007;

●
260,000 shares of common stock representing 130% of the shares issuable upon exercise of outstanding common stock purchase warrants we issued pursuant to the Amendment Agreement dated June 26, 2007, at an exercise price of $1.10 per share;

●	3,910,500 shares of common stock underlying common stock purchase warrants issued pursuant to various subscription agreements entered into in 2004, 2006 and 2007; and

●	580,130 shares of common stock issued pursuant to various subscription agreements entered into in 2004, 2006 and 2007.

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.” We will not receive any of the proceeds from those sales. Should the selling security holders, in their discretion, exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders, or that any of the common share purchase warrants underlying the common shares offered under this prospectus will be exercised.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY ON A QUARTERLY OR ANNUAL BASIS IS UNCERTAIN, WHICH COULD HAVE A HARMFUL EFFECT ON OUR BUSINESS AND THE VALUE OF ZAP’S COMMON STOCK.

Since we began operation in 1994, we have generated a profit only for the three month period ended September 30, 2006 and not in any other fiscal quarters or any fiscal year. We incurred net losses of $11.9 million, $23.5 million, and $27.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. We incurred a net loss of $14.8 million for the three month period ended March 31, 2007.  We can give no assurance that we will be able to operate profitably in the future.

In each of the 13 years since we began operations, we have generated less revenue than our expenditures. Since our inception, we have financed our operations primarily through private and public offerings of our equity securities. Our planned expenditures are based primarily on our internal estimates of our future sales and ability to raise additional financing. If revenues or additional financing do not meet our expectations in any given period of time, we will have to cut our planned expenditures which could have an adverse impact on our business or force us to cease operations. Our cash on hand was $2.6 million on March 31, 2007. Failure to achieve profitable operations may require us to seek additional financing when none is available or is only available on unfavorable terms.

WE MAY FACE LIQUIDITY CHALLENGES AND NEED ADDITIONAL FINANCING IN THE FUTURE.

We currently expect to be able to fund our working capital requirements from our existing cash and cash flows from operations through at least December 31, 2007. However, we could experience unforeseen circumstances, such as an economic downturn, unforeseen difficulties in manufacturing/distribution, or other factors that could increase our use of available cash and require us to seek additional financing. We may find it necessary to obtain equity or debt financing due to the factors listed above or in order to support our expansion, develop new or enhanced products, respond to competitive pressures, or respond to unanticipated requirements.

We may seek to raise additional funds through private or public sales of securities, strategic relationships, bank debt, or otherwise. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or any equity securities we sell may have rights, preferences or privileges senior to those of the holders of our common stock. We may not be able to secure additional financing on acceptable terms, if at all.  As a result, we may be unable to pay our debts as they become due, develop our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material effect on our business, financial condition and future operating results.

We have substantial indebtedness and we are highly leveraged. As of March 31, 2007, we have total indebtedness of approximately $4.6 million. Our substantial indebtedness may limit our strategic operating flexibility and our capacity to meet competitive pressures and withstand adverse economic conditions. In addition, our notes contain restrictive covenants which, among other things, limit our ability to borrow additional funds, repay the notes before maturity or grant security interests on our assets.

Our substantial indebtedness could have significant adverse consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	placing us at a disadvantage compared to our competitors with less debt and competitors that have better access to capital resources.

WE FACE INTENSE COMPETITION WHICH COULD CAUSE US TO LOSE MARKET SHARE.

In the advanced technology vehicle market in the United States, we compete with large manufacturers, including Honda, Toyota, and Daimler-Chrysler, who have more significant financial resources, established market positions, long-standing relationships with customers and dealers, and who have more significant name recognition, technical, marketing, sales, manufacturing, distribution, financial and other resources than we do. Each of these companies is currently working to develop, market, and sell advanced technology vehicles in the United States market. The resources available to our competitors to develop new products and introduce them into the marketplace exceed the resources currently available to us. We also face competition from smaller companies with respect to our advanced technology vehicles and our consumer products, such as our electric bicycle and scooter. We expect to face competition from the makers of consumer batteries and small electronics with respect to the ZAP Portable Energy line. This intense competitive environment may require us to make changes in our products, pricing, licensing, services, distribution, or marketing to develop, maintain, and extend our current technology and market position.

THE FAILURE OF CERTAIN KEY MANUFACTURING SUPPLIERS TO PROVIDE US WITH XEBRA(TM) ELECTRIC CARS AND COMPONENTS COULD HAVE A SEVERE AND NEGATIVE IMPACT UPON OUR BUSINESS.

We purchase all of our Xebra electric vehicles from one Chinese manufacturer and we rely on a small group of suppliers to provide us with components for our products, some of whom are located outside of the United States. If the manufacturer or these suppliers become unwilling or unable to provide the Xebra vehicles and components, there are a limited number of alternative manufacturers or suppliers who could provide them. Changes in business conditions, wars, governmental changes, and other factors beyond our control or which we do not presently anticipate, could affect our ability to receive the Xebra vehicles and components from our manufacturer and suppliers. Further, it could be difficult to find replacement components if our current suppliers fail to provide the parts needed for these products. A failure by our major suppliers to provide the Xebra vehicles and these components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.

As described elsewhere, we have entered into a contract with a Brazilian automobile manufacturer, OBVIO, for the delivery of 50,000 flex-fuel vehicles in two different models. We may not be able to obtain the vehicles that we expect to obtain from OBVIO because OBVIO is a new developer and manufacturer of automobiles in Brazil and there are many risks associated with its design and manufacturing of cars for us, including, but not limited to, risks associated with constructing its factory, hiring personnel, acquiring equipment, assembling a network of suppliers and developing the vehicle assembly process. If we cannot get the vehicles from OBVIO that we expect to, our business will be adversely affected.

CHANGES IN THE MARKET FOR ELECTRIC VEHICLES COULD CAUSE OUR PRODUCTS TO BECOME OBSOLETE OR LOSE POPULARITY.

The electric vehicle industry is in its infancy and has experienced substantial change in the last few years. To date, demand for and interest in electric vehicles has been sporadic. As a result, growth in the electric vehicle industry depends on many factors, including:

•	continued development of product technology;
•	the environmental consciousness of customers;
•	the ability of electric vehicles to successfully compete with vehicles powered by internal combustion engines;
•
widespread electricity shortages and the resultant increase in electricity prices, especially in our primary market, California, which  could derail our past and present efforts to promote electric vehicles as a practical solution to vehicles which require gasoline; and

•	whether future regulation and legislation requiring increased use of nonpolluting vehicles is enacted.

We cannot assure you that growth in the electric vehicle industry will continue. Our business may suffer if the electric vehicle industry does not grow or grows more slowly than it has in recent years or if we are unable to maintain the pace of industry demands.

WE MAY BE UNABLE TO KEEP UP WITH CHANGES IN ELECTRIC VEHICLE TECHNOLOGY AND, AS A RESULT, MAY SUFFER A DECLINE IN OUR COMPETITIVE POSITION.

Our current products are designed for use with, and are dependent upon, existing electric vehicle technology. As technologies change, we plan to upgrade or adapt our products in order to continue to provide products with the latest technology. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or create necessary technology. As a result, our potential inability to adapt and develop the necessary technology may harm our competitive position.

LITIGATION AGAINST DAIMLER CHRYSLER AG.

ZAP v. Daimler Chrysler AG, et al., Superior Court of California, County of Los Angeles, Case No. BC342211. On October 28, 2005, we filed a complaint against Daimler Chrysler Corporation and others in the Los Angeles Superior Court. The complaint alleges that Daimler

Chrysler has engaged in a series of anti-competitive tactics aimed at defaming us and disrupting our third-party business relationships. Daimler Chrysler has successfully filed a motion to quash that complaint for lack of personal jurisdiction and the court’s ruling on that matter is in the process of being appealed. Two of the other defendants in the action, G&K Automotive Conversion, Inc. and The Defiance LLC, have filed a cross-complaint against us in the Los Angeles Superior Court for, among other things, violations of Section 43(a) of the Lanham Act, statutory and common law unfair competition, and intentional and negligent interference with prospective economic advantage.  We have responded to the cross-complaint and denied engaging in any wrongful actions. If the cross-complaint is decided against us, it could have a material adverse effect on our operations.

PRODUCT LIABILITY OR OTHER CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

The risk of product liability claims, product recalls, and associated adverse publicity is inherent in the manufacturing, marketing, and sale of electrical vehicles. Although we have product liability insurance for our consumer products for risks of up to an aggregate of $5,000,000, that insurance may be inadequate to cover all potential product claims. We also carry liability insurance on our automobile products. Any product recall or lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition. We may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates. We cannot assure you that such claims and/or recalls will not be made in the future.

WE MUST DEVOTE SUBSTANTIAL RESOURCES TO IMPLEMENTING A PRODUCT DISTRIBUTION NETWORK.

Our dealers are often hesitant to provide their own financing to contribute to our product distribution network. As a result, we anticipate that we may have to provide financing or other consignment sale arrangements for dealers who would like to participate as our regional distribution centers.

The further expansion of our product distribution network will require a significant capital investment and will require extensive amounts of time from our management. A capital investment such as this presents many risks, foremost among them being that we may not realize a significant return on our investment if the network is not profitable. Our inability to collect receivables from our dealers could cause us to suffer losses. Lastly, the amount of time that our management will need to devote to this project may divert them from performing other functions necessary to assure the success of our business.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

We plan to increase sales and expand our operations substantially during the next several years through internally-generated growth and the acquisition of businesses and products.

To manage our growth, we believe we must continue to implement and improve our operational, manufacturing, and research and development departments. We may not have adequately evaluated the costs and risks associated with this expansion, and our systems, procedures, and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future, or effectively manage any other change. An inability to successfully operate recently acquired businesses and manage existing business would harm our operations.

THE LOSS OF CERTAIN KEY PERSONNEL COULD SIGNIFICANTLY HARM OUR BUSINESS.

Our performance is substantially dependent upon the services of our executive officers and other key employees, as well as on our ability to recruit, retain, and motivate other officers and key employees. Competition for qualified personnel is intense and there are a limited number of people with knowledge of and experience in the advanced technology vehicle industry. The loss of services of any of our officers or key employees, or our inability to hire and retain a sufficient number of qualified employees, will harm our business. Specifically, the loss of Mr. Schneider, our Chief Executive Officer, or Mr. Starr, our Chairman of the Board, whose specialized knowledge of the electric vehicle industry is essential to our business, would be detrimental. We have employment agreements with Mr. Schneider and Mr. Starr that provide for their continued service to us until October 1, 2013.

REGULATORY REQUIREMENTS MAY HAVE A NEGATIVE IMPACT UPON OUR BUSINESS.

While our products are subject to substantial regulation under federal, state, and local laws, we believe that the products we have sold are materially in compliance with all applicable laws. However, to the extent the laws change, or if we introduce new products in the future, some or all of our products may not comply with applicable federal, state or local laws. Further, certain federal, state, and local laws and industrial standards currently regulate electrical and electronics equipment. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our products may become subject to federal, state, and local regulation in the future. Compliance with this regulation could be burdensome, time consuming, and expensive.

Our automobile products are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the EPA, NHTSA, and Air Resource Board of the State of California, and compliance certification is required for each new model year. The cost of these compliance activities and the delays and risks associated with obtaining approval can be substantial. Although we had marketed our Smart Car product in the United States, the car must be certified by the California Air Resources Board before it can be sold in California, New York and three other states. In addition, the two models of our OBVIO products will need to satisfy all regulatory requirements before they can be sold in the United States. The risks, delays and expenses incurred in connection with such compliance could be substantial.

MANUFACTURING OVERSEAS MAY CAUSE PROBLEMS FOR US.

We have been shifting our manufacturing overseas, including contracting with OBVIO, a Brazilian company, for the manufacture of 50,000 vehicles over three years. All of our Xebra electric vehicles are manufactured in China. There are many risks associated with international business. These risks include, but are not limited to, language barriers, fluctuations in currency exchange rates, political and economic instability, regulatory compliance difficulties, problems enforcing agreements, and greater exposure of our intellectual property to markets where a high probability of unlawful appropriation may occur. A failure to successfully mitigate any of these potential risks could damage our business.

WE MAY NOT BE ABLE TO PROTECT OUR INTERNET ADDRESS.

We currently hold the internet address, http://www.zapworld.com, a portal through which we sell our products. We may not be able to prevent third parties from acquiring internet addresses that are confusingly similar to our address, which could adversely affect our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of internet addresses. However, the regulation of internet addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant internet addresses in all countries where we conduct business.

OUR SUCCESS IS HEAVILY DEPENDENT ON PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS.

We rely on a combination of patent, copyright, trademark, and trade secret protections to protect our proprietary technology. Our success will, in part, depend on our ability to obtain trademarks and patents. We hold several patents registered with the United States Patent and Trademark Office. These registrations include both design patents and utility patents. In addition, we have recently submitted provisional patent applications, but we cannot ensure that any patents will issue from those applications. We have also registered numerous trademarks with the United States Patent and Trademark Office, and have several pending at this time. We cannot assure you that the trademarks and patents issued to us will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

We also rely on trade secrets and new technologies to maintain our competitive position. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

WE MAY BE EXPOSED TO LIABILITY FOR INFRINGING INTELLECTUAL PROPERTY RIGHTS OF OTHER COMPANIES.

Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

Risks Relating to this Offering and Ownership of Our Securities

RISK OF UNREGISTERED SECURITIES OFFERING.

In the past, we have had numerous sales of our securities which were not registered under federal or state securities laws. We have strived to comply with all applicable federal and state securities laws in connection with our issuances of unregistered securities. However, to the extent we have not complied, there may be liability for the purchase price of the securities sold together with interest and the potential of regulatory sanctions.

OUR STOCK PRICE AND TRADING VOLUME MAY BE VOLATILE WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR OUR STOCKHOLDERS.

The equity trading markets may experience periods of volatility which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock over the past few years. See Market For Common Equity and Related Shareholder Matters. For example, on December 31, 2005, our stock had a high of $1.07 and on December 31, 2006, it had a low of $0.79. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or about its purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

WE HAVE NOT PAID CASH DIVIDENDS ON OUR COMMON STOCK AND DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

We have not achieved profitable operations and if we do realize a profit in the future, we anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the direction of our board of directors after taking into account many factors, including our operating results, financial conditions, current and anticipated cash needs and plans for expansion.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY AND OUR INDEMNIFICATION OF OFFICERS AND DIRECTORS MAY DISCOURAGE SHAREHOLDERS FROM BRINGING SUIT AGAINST A DIRECTOR.

Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing Delaware law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.

FUTURE SALES OF OUR COMMON STOCK COULD PUT DOWNWARD SELLING PRESSURE ON OUR SHARES, AND ADVERSELY AFFECT THE STOCK PRICE. THERE IS A RISK THAT THIS DOWNWARD PRESSURE MAY MAKE IT IMPOSSIBLE FOR AN INVESTOR TO SELL HIS SHARES AT ANY REASONABLE PRICE, IF AT ALL.

Future sales of substantial amounts of our common stock in the public market, if such a market develops, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock.

THE OTC BULLETIN BOARD IS A QUOTATION SYSTEM, NOT AN ISSUER LISTING SERVICE, MARKET OR EXCHANGE. THEREFORE, BUYING AND SELLING STOCK ON THE OTC BULLETIN BOARD IS NOT AS EFFICIENT AS BUYING AND SELLING STOCK THROUGH AN EXCHANGE. AS A RESULT, IT MAY BE DIFFICULT FOR YOU TO SELL YOUR COMMON STOCK OR YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK FOR AN OPTIMUM TRADING PRICE.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive $6,468,001 in gross proceeds.  Also, to the extent any of the notes are converted into stock, the principal balance and interest payable by us under such notes would be reduced. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock, notes and warrants are more fully described in the section of this prospectus entitled “Description of Securities.”

There can be no assurance that any warrants will be exercised or that we will receive any proceeds therefrom. It is common that such warrants are never exercised because the price of the common stock does not justify the exercise or the warrant expires by its terms.

SELLING SECURITY HOLDERS

We are registering 130% of the shares of common stock that may become issuable upon conversion of our 8% Senior Convertible Notes in the aggregate principal amount of $2,700,000 with a conversion price of $0.727 per share (the “Convertible Notes”) and related warrants to purchase 594,001 shares at $0.80 per share, warrants to purchase 396,000 shares at $1.20 per share, and warrants to purchase 200,000 shares at $1.10 per share (collectively, the “Warrants”).  The Convertible Notes and related Warrants were issued to the Selling Security Holders in two private placement offerings which closed on December 5, 2006 and February 20, 2007, as amended on April 30, 2007 and June 26, 2007.   Pursuant to the terms of the Securities Purchase Agreement entered into between us and four accredited investors dated December 5, 2006, as amended on February 20, 2007 (the “Agreement”) under which the Convertible Notes and related Warrants were issued, we agreed to file this registration statement in order to permit those investors to sell the shares underlying the Convertible Notes and Warrants.  We are also registering shares of common stock and common stock underlying warrants issued to certain investors pursuant to various subscription agreements entered into in 2004, 2006 and 2007.

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder as of June 27, 2007, assuming conversion of all of the shares underlying the Convertible Notes and the exercise of all of the Warrants held by the Selling Security Holders on that date. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the Selling Security Holders. The fourth column lists the number of shares that will be beneficially owned by the Selling Security Holders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of June 27, 2007, but not offered hereby are not sold.  The fifth column list the percentage of shares that will be beneficially owned by the Selling Security Holders as of June 27, 2007, assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them but not offered hereby are not sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.  We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the Selling Security Holders are or were affiliated with broker-dealers.  See our discussion entitled “Plan of Distribution” for further information regarding the method of distribution of these shares.

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering (2)
Gemini Master Fund, Ltd. (3)	3,744,750	3,634,750	110,000	*
Grey K Offshore Fund, Ltd. (4)	1,796,101	1,796,101	0	*
Grey K Fund, LP (5)	721,602	721,602	0	*
Grey K Offshore Leveraged Fund, Ltd. (6)	533,590	364,359	169,231	*
Diversified Equity Funding, L.P. (7)	1,216,820	198,000	1,018,820	2.2%
Diversified Strategies Fund, LLC (8)	309,320	66,000	243,320	*
HES Gift Trust (9)	3,357,896	1,166,000	2,191,896	4.5%
Wendy Spatz (10)	171,100	49,500	121,600	*
Joseph S. Gottlieb	121,000	121,000	0	*
Marleen Mulder (11)	143,000	143,000	0	*
Randal Ames Churchill (12)	279,500	143,000	136,500	*
Raymond J. Markman (13)	210,000	110,000	100,000	*
The Banks Group LLC (14)	2,439,130	1,339,130	1,100,000	2.3%

Thomas Heidemann (15)	1,100,000	1,100,000	0	*
William Courtright (16)	55,000	55,000	0	*

TOTAL		11,007,442

* Indicates less than one percent.

(1)	Assumes that all shares will be resold by the selling stockholders after this offering.

(2)	Percentage based upon 46,251,033 shares of common stock outstanding as of June 27, 2007.

(3)
Includes 2,682,256 shares representing 130% of the shares of common stock underlying the Convertible Notes, 514,800 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $0.80 per share, 214,500 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $1.20 per share, 110,000 shares of common stock underlying warrants exercisable at $1.36 per share, and 144,444 shares representing 130% of the shares of common stock underlying warrants exercisable at $1.10 per share.  The Investment Manager of Gemini Master Fund, Ltd. is Gemini Strategies, LLC.  The Managing Member of Gemini Strategies, LLC is Mr. Steven W. Winters.  As such, Mr. Winters may be deemed beneficial owner of the shares; however, Mr. Winters disclaims beneficial ownership of such shares.

(4)
Includes 1,333,796 shares representing 130% of the shares of common stock underlying the Convertible Notes, 187,954 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $0.80 per share, 163,363 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $1.20 per share, and 71,828 shares representing 130% of the shares of common stock underlying warrants exercisable at $1.10 per share. The natural person with voting and investment decision power for the selling stockholder is Robert Koltun.

(5)
Includes 536,630 shares representing 130% of the shares of common stock underlying the Convertible Notes, 69,447 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $0.80 per share, 70,871 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $1.20 per share, and 28,899 shares representing 130% of the shares of common stock underlying penalty warrants exercisable at $1.10 per share. The natural person with voting and investment decision power for the selling stockholder is Robert Koltun.

(6)
Includes 275,378 shares representing 130% of the shares of common stock underlying the Convertible Notes, 66,066 shares representing 130% of the shares of common stock underlying the Warrants exercisable at $1.20 per share, and 14,829 shares representing 130% of the shares of common stock underlying penalty warrants exercisable at $1.10 per share.  The natural person with voting and investment decision power for the selling stockholder is Robert Koltun.

(7)
Includes 198,000 shares of common stock underlying warrants exercisable at $1.20 per share and 88,000 shares of common stock underlying warrants exercisable at $1.50 per shares.  The natural person with voting and investment decision power for the selling stockholder is Sonya Stay.

(8)	Includes 66,000 shares of common stock underlying warrants exercisable at $1.20 per share. The natural person with voting and investment decision power for the selling stockholder is Sonya Stay.

(9)
Includes 3,166,000 shares of common stock underlying warrants exercisable at $1.20 per share and 11,000 shares of common stock underlying warrants exercisable at $1.50 per shares.  The natural person with voting and investment decision power for the selling stockholder is Sonya Stay.

(10)	Includes 49,500 shares of common stock underlying warrants exercisable at $1.20 per share and 11,000 shares of common stock underlying warrants exercisable at $1.50 per shares.

(11)	Includes 33,000 shares of common stock underlying warrants exercisable at $1.20 per share.

(12)	Includes 33,000 shares of common stock underlying warrants exercisable at $1.20 per share.

(13)	Includes 210,000 shares of common stock underlying warrants exercisable at $1.20 per share.

(14)
Includes 2,200,000 shares of common stock underlying warrants exercisable at $1.20 per share.  The natural person with voting and investment decision power for the selling stockholder is Jeffrey G. Banks.

(15)	Includes 1,100,000 shares of common stock underlying warrants exercisable at $1.75 per share.

(16)	Includes 55,000 shares of common stock underlying warrants exercisable at $1.20 per share.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the selling stockholders identified in the section above entitled “Selling Security Holders.” We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

·	through the OTC Bulletin Board at prevailing market prices; or
·	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.
The selling stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transactions;
·	settlement of short sales;
·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
·	a combination of any such methods of sale;
·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
·	any other method permitted pursuant to applicable law.
Neither the selling stockholders nor ZAP can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to keep this prospectus effective at least for a period ending with the first to occur of (i) the date on which all of the Registrable Securities eligible for resale hereunder have been publicly sold pursuant to the Registration Statement or Rule 144, and (ii) the date on which all of the Registrable Securities remaining to be sold under such Registration Statement (in the reasonable opinion of our counsel) may be immediately sold to the public under Rule 144(k) under the Securities Act , or until such later date as we shall determine.

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

In the normal course of business, we may become involved in various legal proceedings. Except as stated below, we know of no pending or threatened legal proceeding to which we are or will be a party which, if successful, might result in a material adverse change in our business, properties or financial condition. However, as with most businesses, we are occasionally parties to lawsuits incidental to our business, none of which are anticipated to have a material adverse impact on our financial position, results of operations, liquidity or cash flows. We estimate the amount of potential exposure it may have with respect to litigation claims and assessments.

ZAP v. Daimler Chrysler AG, et al., Superior Court of California, County of Los Angeles, Case No.  BC342211.  On October 28, 2005, we filed a complaint against Daimler Chrysler Corporation and others in the Los Angeles Superior Court. The complaint includes claims for intentional and negligent interference with prospective economic relations, trade libel, defamation, breach of contract - agreement to negotiate in good faith, breach of implied covenant of good faith and fair dealing, and unfair competition. The complaint alleges that Daimler Chrysler has engaged in a series of anti-competitive tactics aimed at defaming us and disrupting our third-party business relationships. As a result of the allegations, the complaint requests damages in excess of $500 million and such other relief as the court deems just and proper. Daimler Chrysler has successfully filed a motion to quash that compliant for lack of personal jurisdiction and the court’s ruling on that matter is in the process of being appealed. Two of the other defendants in the action, G&K Automotive Conversion, Inc. and The Defiance LLC, have filed a cross-complaint against us in the Los Angeles Superior Court for, among other things, violations of Section 43(a) of the Lanham Act, statutory and common law unfair competition, and intentional and negligent interference with prospective economic advantage.  We have responded to the cross-complaint and denied engaging in any wrongful actions.

James A. Arnold, et al. v. Steven Schneider, et al., Superior Court of California, County of Sacramento, Case No. 02AS02062, filed April 5, 2002, dismissed October 9, 2003, dismissal set aside and referred to Case Management Program March 4, 2004.  Plaintiffs seek damages of $71,000 in compensatory damages, $50 per month since April 5, 2002, other charges, interest, and further relief in the court’s discretion for breach of contract, promissory estoppel, and fraud.  Plaintiffs also seek $750,000 in punitive damages for fraud.  We have cross-claimed against plaintiffs seeking compensatory damages, attorneys’ fees and equitable relief for breach of oral contract, common count for goods sold and delivered, conversion, liability of surety, violation of statute, and violation of the Unfair Practices Act.  On February 17, 2005, the court referred the matter to non-binding arbitration pursuant to California Code of Civil Procedure section 1141.1.  The non-binding arbitration hearing was held on July 27, 2005.  The arbitrator award, issued on August 5, 2005, awarded plaintiffs damages in the amount of $68,290, plus prejudgment interest at the rate of 7%.  This amount was awarded against both us and Mr. Schneider.  Given an admission in the plaintiff’s case management conference statement and the decision of the court to refer the matter to non-binding arbitration, we believe that the amount in controversy should be less than $50,000, though the complaint asks for more than $71,000 in damages.  Trial in Sacramento County Superior Court began on Tuesday, May 2, 2006, at 8:30 a.m., in Department 47.  At the trial, the parties agreed to settle this matter upon the following terms:  (1) the plaintiff agreed to dismiss the causes of action it had alleged against Mr. Schneider; and (2) RAP Group agreed to (a) pay the plaintiff $20,000 on or before May 31, 2006; (b) pay the plaintiff an additional $20,000 on or before January 5, 2007; (c) provide the plaintiff with whatever ownership documentation (such as titles) it can find in its possession, custody, or control regarding the 43 cars identified by the plaintiff during discovery as being the subject of this litigation; (d) allow the court to enter an order directing that plaintiff may dispose of the vehicles that are the subject of the litigation; and (e) allow the court to enter judgment against it in the amount of $50,000, minus whatever monies have already been paid by RAP Group to the plaintiff, if RAP Group does not timely make either of the payments identified above.  Both the plaintiff and RAP Group agreed to execute general mutual releases of all claims arising out of the subject matter of the litigation (pursuant to section 1542 of the Civil Code) and to dismiss with prejudice the complaint and the cross-complaint after performance of the settlement agreement. The plaintiff and RAP Group further agreed that the stipulated settlement will be governed by section 664.6 of the Code of Civil Procedure.  RAP Group made the first payment to the plaintiff for $20,000, but did not pay the second payment of $20,000 that was due by January 5, 2007.  Plaintiff has therefore moved the court to enter a default judgment against RAP Group for $30,000 pursuant to the terms of the Settlement Agreement.  A hearing on that motion for default judgment was heard on April 4, 2007, and on April 27, 2007, the court entered judgment against RAP for $30,000.

Leandra Dominguez v. RAP Group, Inc. dba The Repo Outlet et. al., Superior Court of California, County of Sonoma, Case No. SCV-235641, complaint filed October 14, 2004, first amended complaint filed December 15, 2004.  Plaintiff has sued The Repo Outlet and Credit West Corporation for negligent misrepresentation, for a violation of the Business and Professions Code Section 17200, for breach of the implied warranty of merchantability under the Magnusson-Moss Act, and for violation of the federal Truth in Lending Act.  On January 13, 2005, the RAP Group, Inc. agreed to defend and indemnify Credit West Corporation.  At a hearing before the Sonoma County Superior Court on February 23, 2005, the court granted The Repo Outlet’s motion to compel arbitration, and on March 8, 2005, the court stayed the court proceeding pending arbitration.  The RAP Group, Inc. filed a demand for arbitration with the American Arbitration Association (the “Association”) on April 7, 2005, but the parties later stipulated that the arbitration would proceed before JAMS.  The Repo Outlet made a Code of Civil Procedure 998 offer to settle and have Dominguez dismiss the matter with prejudice for the sum of $1,001. Because Dominguez failed to timely respond to The Repo Outlet’s Section 998 offer, that offer expired on March 2, 2006.  The Repo Outlet made another settlement offer of $1,857 to settle this matter as to both defendants on January 8, 2007, but this offer was rejected as plaintiff’s counsel seeks to recover all of his attorneys’ fees.  Although the case was sent to arbitration before JAMS, and set for arbitration in February 2007, on January 9, 2007, The Repo Outlet informed the arbitrator and plaintiff’s counsel that it would be ceasing operations and its counsel would be withdrawing as attorneys of record.  At a status conference on February 8, 2007, the court was informed that counsel for RAP Group had moved to withdraw for non-payment of fees.  The hearing on that motion is set for April 18, 2007.  Since that time, Credit West has substituted its own counsel of record, and so RAP Group is no longer tendering a defense to Credit West.  On April 4, plaintiff Dominguez filed with the Court a Request for Entry of Default Judgment against RAP Group.  On May 2, 2007, the Court granted Donahue Gallagher Woods LLP’s motion to withdraw as counsel of record.  Thus, RAP Group is currently unrepresented by counsel in this matter.

Marieta Cruz Hansell v. Robert Warren Johnson, Jr.,ZAP, et. al., Superior Court of California, Case No. SCV-237645.  On October 21, 2005, Marieta Hansell filed suit against Robert Johnson (our former employee), us and other defendants for personal injury, property damage and permanent disability based on an alleged automobile collision between the plaintiff and defendant Johnson.  We and Mr. Johnson have both filed answers and case management statements containing a general denial of the plaintiff’s entire claim, and we have agreed to defend Mr. Johnson in this matter.  The parties are in the process of propounding and responding to discovery.  The plaintiff is claiming permanent disability, and she has submitted a Statement of Damages in the amount of $108,727.34, plus unspecified amounts of future general damages, future wage loss, diminution of earning capacity damages, and incidental, consequential and special damages.  The plaintiff has not yet made any demand for settlement.  We intend to vigorously defend both ourselves and Mr. Johnson against these claims.  This matter is now being handled by alternative counsel for us. According to information received from alternative counsel, the parties have agreed to settle this matter with a payment by us and Mr. Johnson to the plaintiff of a total of $70,000. The lawsuit was settled on February 15, 2007 and was dismissed with prejudice.

ZAP v. Norm Alvis, et al., Superior Court of California, County of Sonoma, Case No. SCV-238419, complaint filed March 27, 2006.  Mr. Alvis was engaged by us and Rotoblock Corporation (“Rotoblock”) as a consultant to perform public relations work on our and Rotoblock’s behalf.  As consideration for Mr. Alvis’ consent to the contract with us, we provided Mr. Alvis with use of a motor home worth approximately $306,000.  We then sued Mr. Alvis, claiming he failed to perform his obligations under the contract and refused to return the consideration he received therefore (i.e. the motor home).  We are seeking either the return of the motor home or $500,000 in damages.  Mr. Alvis initially did not respond to the complaint which prompted us to take his default on May 9, 2006.  The court then entered a default judgment on May 16, 2006, on which date we obtained a writ of possession allowing us to reclaim possession of the disputed motor home.  On June 18, 2006, Mr. Alvis moved the court to set aside the default and default judgment and to vacate its order authorizing issuance of the writ of possession.  The court agreed to set aside the default judgments, but it left intact the writ of possession.  The court also required Mr. Alvis to pay us $1,000 as compensation for forcing us to initially take his default.  Mr. Alvis has paid us the required $1,000.  Mr. Alvis then filed (1) an answer denying our allegations, and (2) a cross-claim against us, Steve Schneider in his individual capacity, and Rotoblock, alleging two counts of breach of contract, one common count of work, labor, and services received, and one count of fraud.  All of Mr. Alvis’ claims relate to the two contracts he executed with us and Rotoblock.  Mr. Alvis claims he provided services to us and Rotoblock pursuant to these contracts but received no consideration in exchange therefore.  For the fraud claim, defendant claims we and Mr. Schneider executed the contracts with no intent to perform.  Mr. Alvis has prayed for damages of $2,000,000, interest according to proof, punitive damages, and an order directing us to perfect title to the motor home.  Mr. Alvis then moved the court to quash the writ of possession.  On November 2, 2006, the court denied this motion, although it did require us to post a $300,000 bond to enforce the writ.  We have not yet posted that bond, and consequently Mr. Alvis has threatened to move to revoke the writ.  We, Rotoblock and Mr. Schneider then demurred to the cross-complaint, and Mr. Alvis responded by filing an amended cross-complaint. The first amended cross-complaint again seeks breach of contract and common count damages against us and Rotoblock, as well as fraud damages against us and Mr. Schneider.  We and Mr. Schneider answered the first amended cross-complaint with general denials; Rotoblock responded by filing a second demurrer in which it has alleged it was an improperly named party.  The hearing on Rotoblock’s demurrer was heard on March 21, 2007, at which time the demurrer was denied. Rotoblock intends to file an answer to the amended cross-compliant with general denials. Counsel has given notice of the claims against Mr. Schneider to our D&O insurer, which has acknowledged receipt of the notice.  Discovery is on-going and the next case management conference is scheduled for April 9, 2007, but has been continued until July 5, 2007.

Robert Chauvin; Mary Chauvin; Rajun Cajun, Inc. dba ZAP of Carson City, dba ZAP of Reno, dba ZAP of Sparks (“RobertChauvin, et al.”) v. Voltage Vehicles; ZAP; ZAP Power Systems Inc.; ZAPWORLDCOM; Elliot Winfield; Steven Schneider; Phillip Terrazzi; Max Scheder-Breschin; Renay Cude; [sic] and Does I-XX, Second Judicial District Court State of Nevada, County of Washoe, Case No. CV06 02767.  On November 17, 2006, Robert Chauvin, et al. filed a complaint alleging breach of contract, breach of the covenant of good faith and fair dealing, breach of warranties, fraud/misrepresentation, negligent misrepresentation, quantum merit or unjust enrichment, civil conspiracy, violation of Security [sic] and Exchange Act/federal securities law, and deceptive trade practices, pursuant to a License Agreement (for a distribution license) entered into between Rajun Cajun, Inc. dba ZAP of Carson City, dba ZAP of Reno, dba ZAP of Sparks (“Rajun Cajun”) and Voltage Vehicles.  The complaint seeks general damages in an amount in excess of $10,000, special damages in an amount in excess of $10,000, punitive damages in an amount in excess of $10,000, attorneys’ fees and cost of suit, for judgment in an amount equal to treble actual damages, and recession in the amounts of $397,900 and $120,000.  On January 19, 2007, defendants Voltage Vehicles and ZAP filed a Motion to Dismiss on the grounds that the License Agreement entered into between Rajun Cajun and Voltage contains a forum selection clause designating Sonoma County, State of California as the only appropriate forum.  The court granted that Motion on April 13, 2007.  In its order on that motion, the court also found that all other motions pending in the Nevada court in this matter are now moot.  (As of that time, the following motions were still pending:  (1) Chauvin, et al.’s Notices of Intent to Take Default against two of the named corporate defendants and against the individual defendants, except Renay Cude; (2) a Motion to Quash Service of Process or Alternatively for Dismissal by each of the individual defendants and both of the defunct corporate defendants; and (3) Chauvin, et al.’s Motion for Publication of Summons against the named individual defendants.)

Voltage Vehicles v. Rajun Cajun, et al., Superior Court of California, County of Sonoma, Case No. SCV 240179, filed February 9, 2007.  (This suit is related to the Nevada case of Robert Chauvin, et al. v. Voltage Vehicles, et al. discussed immediately above.) In its complaint, Voltage Vehicles requests Declaratory Relief against Rajun Cajun, asking the Court to declare that the License Agreement between those two parties does not grant Rajun Cajun an exclusive dealership in northern Nevada to distribute Voltage Vehicle products and that Voltage Vehicles has performed its obligations under the License Agreement.  On April 19, 2007, Rajun Cajun filed a Motion to Quash and/or for Dismissal or Stay.  Rajun Cajun has since agreed to voluntarily withdraw that motion, but Voltage Vehicles is still awaiting confirmation of that withdrawal.  It is anticipated that Rajun Cajun will thereafter file an answer and cross-complaint in this matter.

ZAP v. International Monetary Group,(Patrick J Harrington President and CEO) Inc., a Delaware corporation; Michael C. Sher dba the Law Offices of Michael C. Sher, Case No. SCV 240277, complaint filed March 1, 2007 in Sonoma County Superior Court.  We sued International Monetary Group (“IMG”), whose President and CEO is Patrick D. Harrington and Michael Sher, for declaratory relief, rescission, and breach of contract.  We had entered into an agreement with IMG, a merchant banking company, to procure financing, and we allege that IMG, contrary to the parties’ agreement, is seeking to enforce a $500,000 promissory note.  We also allege that IMG and Sher have taken 12,500 and 10,000 shares of our common stock that they held in trust for us without authorization.  We also allege that IMG and Sher continue to hold 1,291,176 shares of our common stock that was supposed to have been used as collateral for a $1 million loan to be procured by IMG and Sher that never materialized.  After being served with the complaint, counsel for IMG and Sher initiated settlement discussions and, in consideration, were given until May 7, 2007 to respond to the complaint. We have not received a written response from IMG as of May 14, 2007. Management has recorded an estimated liability for any potential exposure related to this transaction which is included in the accompanying consolidated balance sheets as of December 31, 2006 and March 31, 2007.  In addition, management believes that the ultimate resolution of this claim will not have a material adverse effect on our consolidated financial position or on results of operations.

ZAP v. Thomas C. Graver and Auto America Group, Inc., filed in federal court for the Northern District of California on April 3, 2007, Case No. CV-01836-MJJ.  In our complaint, we make claims against Graver and Auto America Group under the Federal Anti-Cybersquatting Act and for trademark infringement.  Mr. Graver is the President and Chief Executive Officer of Auto America Group, Inc. (“AAG”).  AAG and Mr. Graver signed an independent contractor agreement with us on October 21, 2005 to provide certain services to us, but that agreement terminated on October 18, 2006.  At no time did we enter into an agreement with AAG or Mr. Graver giving either of them permission to use our federally-registered trademark “zapworld.com.”  Following discussions regarding a business dispute between Mr. Graver, AAG and one of our business partners, a Brazilian company called Obvio, Mr. Graver registered the domain name www.zapworld.us on January 4, 2007.  Although there is very little content on the website www.zapworld.us, the home page does refer extensively to Obvio and has two references to us. One of those references is to “ZAP Agreement Correspondence” with an apparent link that is not functional.  The other ZAP reference is to an article referring to us in a negative light.  Mr. Graver failed to respond to our cease and desist letters.  In our lawsuit, we request that the domain name “zapworld.us” be transferred to us and also that we be awarded our damages and attorneys’ fees.  The defendants have now been served and the parties are discussing a proposed settlement agreement with terms favorable to us.

First Class Auto Sales, Inc. d/b/a First Class Imports v. Voltage Vehicles and ZAP, American Arbitration Association Case No. 74 133 00081 06 NOCA. First Class Imports is a vehicle dealer that executed a licensing and distributorship agreement with Voltage Vehicles, our subsidiary, in May 2004. On January 14, 2006, First Class Imports and its principal, Leon Atkind, filed an arbitration demand with the American Arbitration Association alleging that we and Voltage Vehicles breached the licensing agreement by not delivering new SMART-branded vehicles to First Class Imports and demanded return of the $100,000 licensing fee paid to Voltage Vehicles under the agreement, plus interest.  In a separate cause of action, Mr. Atkind alleged we breached a second contract by failing to timely deliver a stock certificate in exchange for a Mercedes vehicle that he sold to us.  Regarding this second claim, Mr. Atkind contends that the late delivery of the stock certificate caused the shares to be restricted for an extra month during which our stock price declined.  He seeks as damages the difference in the value of the stock on the two subject dates multiplied by 59,999, the number of shares of common stock he received.  Voltage Vehicles filed a counterclaim against both First Class Imports and Mr. Atkind.  The first cause of action in the counterclaim alleges breach of contract against First Class Imports for its refusal to accept SMART-branded vehicles offered to it pursuant to the parties’ licensing agreement.  Voltage Vehicles seeks as damages the lost revenue it otherwise would have gained through First Class Imports’ purchase of SMART-branded vehicles, as well as damages based on the depreciation of a SMART-branded vehicle it loaned to First Class Imports.  The second cause of action alleges breach of contract against Mr. Atkind based on his failure to deliver title to the Mercedes identified above.  On this claim, Voltage Vehicles seeks as damages the depreciation of the Mercedes during the time in which it has been unable to sell the vehicle.  An arbitrator was selected which resulted in the parties reaching settlement in April. A Request for Dismissal with Prejudice was filed with the court in this matter on April 11, 2007.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment
Steven M. Schneider	46	Chief Executive Officer and Director	October 26, 2002
Gary Starr	51	Chairman of the Board of Directors	September 23, 1994
William Hartman	59	Chief Financial Officer	March 27, 2001
Renay Cude	30	Secretary and Director	October 26, 2002
Amos Kazzaz	55	Chief Operating Officer	March 26, 2007
Peter H. Scholl	60	Director	July 19, 2006

BUSINESS EXPERIENCE DESCRIPTIONS

Steven M. Schneider. Mr. Schneider has been our director and Chief Executive Officer since October 26, 2002. Schneider has a 30-year career in the automotive industry and a long-time interest in fun, fuel-efficient cars. He has served as our CEO since 2002, when we acquired Auto Distributors, Inc. and Voltage Vehicles, businesses he founded which specialized in the distribution of electric and alternative fuel vehicles including automobiles, motorcycles and bicycles. Schneider also founded the RAP Group, an automotive liquidator and reseller, which we also acquired. He serves on the board of directors of Apollo Energy Systems, a developer of fuel cells and advanced batteries. He also serves as a director of Rotoblock Corporation, a public company focused on the continued development of the oscillating piston engine. He is an active member with various industry groups, including the Electric Drive Transportation Association in Washington, DC. , and is a member of the Bay Area Alliance of CEOs. He lectures frequently on industry topics at universities and other organizations.

Gary Starr. Mr. Starr co-founded ZAP in 1994, has been a director since our inception and served as Chief Executive Officer from 2000 to 2002. He became chairman of the Board of Directors in October 2002. Mr. Starr founded US Electricar’s electric vehicle operation in 1983. Mr. Starr has several publications: “Electric Cars: Your Guide to Clean Motoring,” “The Shocking Truth of Electric Cars,” and “The True Cost of Oil.” In addition, he has appeared on more than 300 radio and television shows, including Larry King Live, The Today Show, Inside Edition, CNN Headline News, Prime Time Live, the CBS Evening News and the McNeil Lehrer News Hour, as an authority in the field of electric vehicles. Mr. Starr has a Bachelor of Science Degree from the University of California, Davis in Environmental Consulting and Advocacy. He is a frequent lecturer on electric cars and has developed several industry inventions.

William Hartman. Mr. Hartman was appointed Chief Financial Officer in March 2001. He was engaged with us as a financial consultant starting in January 2001. Prior to his engagement with us, Mr. Hartman provided financial and accounting consulting services to various Internet start-up companies in the San Francisco Bay Area from 1999 to 2001. Mr. Hartman is a Certified Public Accountant in the State of California with a Masters in Accounting Degree from the State University of New York. He also had previous public accounting experience as an audit manager with Price Waterhouse Coopers in San Francisco.

Renay Cude. Ms. Cude was appointed Corporate Secretary in August 2002 and has been our director since October 26, 2002. Ms. Cude is the President of our subsidiary, Voltage Vehicles, where she works closely with corporate counsel in obtaining all the required licensing in the 50 states for the proper distribution of advanced technology vehicles. Ms. Cude is also the President of ZAP Manufacturing and ZAP Rentals. Prior to joining us, from 1997 to 2002, Ms. Cude worked as a legal secretary for various law firms. Ms. Cude has over five years experience working in the bankruptcy field where she helped companies through the reorganization process. Ms. Cude also currently serves as Secretary and a director of Rotoblock Corporation, a public company focused on the continued development of the oscillating piston engine. Ms. Cude holds an Associates Degree in General Education from Santa Rosa Junior College.

Amos Kazzaz. Mr. Kazzaz was appointed Chief Operating Officer on March 26, 2007. Prior to joining us, Mr. Kazzaz served as Vice President of Cost Management at United Airlines, Inc. where he oversaw United Airlines’ operations, process improvement, and cost management. From 2003 to 2006, Mr. Kazzaz served as United Airlines’ Vice President of Financial Planning and Analysis during which time he accounted for United Airlines’ planning and analysis function and capital budget. From 2002 to 2004, Mr. Kazzaz served as United Airlines’ Vice President of the Business Transformation Office, the company’s first enterprise project management office, during which time he was responsible for identifying areas of revenue and cost improvements; concurrently, Mr. Kazzaz served as the Chief Operating Officer at Avolar, a subsidiary of United Airlines. He currently sits on the Boards of Directors of Alliant Credit Union, SkyTech Solutions in India, and Integres. Mr. Kazzaz holds a bachelors degree in International Affairs from the University of Colorado and a Masters in Business Administration from the University of Denver.

Peter H. Scholl. Mr. Scholl is currently an independent engineering consultant. From 2003 to 2005, Mr. Scholl served as President of Rotoblock Inc. in Canada and Rotoblock Corporation, a Nevada corporation, in the development of Oscillating Piston Engine technology.

He served as President of Unimont Inc., a real estate development firm, in Penticton, Canada from 2001 to 2003. From 1996 to 2000, Mr. Scholl worked on the development of water purification systems in Arizona. Mr. Scholl has a Bachelor’s of Science degree in Mechanical Engineering from the Institute of Technology in Biel, Switzerland.

FAMILY RELATIONSHIPS

There are no family relationships among any of our executive officers or directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

To the best of our knowledge, none of our officers or directors currently beneficially own any equity securities or rights to acquire any of our securities, and no such persons have been involved in any transaction with us or any of our directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein. To the best of our knowledge, none of the officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

AUDIT COMMITTEE AND AUDIT COMMITTEE FINANCIAL EXPERT

The Board’s Audit Committee is comprised of Peter Scholl and Gary Starr. During 2006, the Audit Committee met four times. All current members of the Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. However, neither member has been designated as an audit committee financial expert in accordance with our Audit Committee Charter.  The Audit Committee Charter further requires that the Audit Committee be comprised of at least three independent directors.  Currently, the Audit Committee is comprised of one independent director and one non-independent director.

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes overseeing the work of our internal accounting and financial reporting and external auditing processes and discussing with management our processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Committee’s specific responsibilities are delineated in the Audit Committee Charter. The Audit Committee Charter is available on the ZAP website at http://www.zapworld.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 27, 2007, with respect to the holdings of (1) each person who is the beneficial owner of more than five percent of our common stock, (2) each of our directors, (3) the CEO and each Named Executive Officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of June 27, 2007. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentage ownership in the following table is based on 46,251,033 shares of common stock outstanding as of June 27, 2007 plus, for each individual, any securities that individual has the right to acquire within 60 days of June 27, 2007.

Unless otherwise indicated below, the address of each of the principal shareholders is c/o ZAP, 501 Fourth Street, Santa Rosa, California 95401.

Name and Address	Shares Beneficially Owned	Percentage of Class
Beneficial Owners of More than 5%:
Sunshine 511 Holdings (1) 101 N. Clematis Street, Suite 511 West Palm Beach, Florida 33401	3,300,000	6.7%
Daka Development Ltd. (2) 8/F Leroy Plaza, Unit C 15 Cheung Shun Street Chung Sha Wan Kin, Hong Kong	2,799,136	5.7%
Fusion Capital Fund II, LLC (3) 222 Merchandise Mart Plaza, Suite 9-112 Chicago, Illinois 60654	2,750,000	5.6%
Jeffrey G. Banks (4) c/o The Banks Group, LLC PO Box 10287 Oakland, California 94610	6,828,373	13.3%
Current Directors and Named Executive Officers:
Steven M. Schneider (5)	17,138,611	28.4%
Gary Starr (6)	8,396,775	15.7%
William Hartman (7)	1,050,042	2.2%
Renay Cude (8)	2,935,152	6.0%
Peter Scholl (9)	625,218	1.3%

All Directors and Executive Officers as a group (5 persons)	30,145,798	41.8%

•	Less than 1%.

(1)
Represents 3,300,000 warrants to purchase common stock. The managing partner is Andrew Schneider, a cousin of our CEO. The address for Sunshine 511 Holdings is 101 N. Clematis Street, Suite 511, West Palm Beach, FL 33401.

(2)
Includes 2,587,262 warrants to purchase common stock. The managing partner is Raymond Chow. The address for Daka Development is Unit C 8/F Leroy Plaza, 15 Cheung Shun Street, Chung Sha Wan Kin, Hong Kong.

(3)
Represents 2,750,000 warrants to purchase common stock. Pursuant to the terms of the warrant, Fusion Capital is not entitled to exercise the warrants to the extent such exercise would cause the aggregate number of shares of common stock beneficially owned by Fusion Capital to exceed 9.9% of the outstanding shares of the common stock following such exercise. Steve Martin is the managing partner. The address for Fusion Capital is 222 Merchandise Mart Plaza, Suite 9-112, Chicago, IL 60654.

(4)	Includes 5,005,000 warrants to purchase common stock.

(5)	Includes 12,159,266 shares of common stock issuable upon the exercise of various warrants and 1,849,845 shares of stock issuable upon the exercise of stock options.

(6)	Includes 5,441,160 shares of common stock issuable upon the exercise of various warrants and 1,923,179 shares of stock issuable upon the exercise of stock options.

(7)	Includes 709,500 shares of common stock issuable upon the exercise of various warrants and 263,542 shares of stock issuable upon the exercise of stock options.

(8)	Includes 1,525,786 shares of common stock issuable upon the exercise of various warrants and 1,326,465 shares of stock issuable upon the exercise of stock options.

(9)	Includes 600,000 shares of common stock issuable upon the exercise of various warrants.

CHANGE OF CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company.

DESCRIPTION OF SECURITIES

GENERAL

We are presently authorized under our Articles of Incorporation to issue 200,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, no par value per share. Of the 50,000,000 shares of preferred stock authorized, 10,000 shares were designated as Series SA Convertible Preferred Stock pursuant to a Certificate of Determination (“Certificate of Determination”) that was approved by our board of directors, and filed with and accepted by the Secretary of State of the State of California. There are currently no shares of Series SA Convertible Preferred Stock issued and outstanding.

The following descriptions of our capital stock are only summaries and do not purport to be complete and are subject to and qualified by our Articles of Incorporation, as amended, our By-laws, and the Certificate of Determination, copies of which will be provided by us upon request, and by the provisions of applicable corporate laws of the State of California.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with California corporate law. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

PREFERRED STOCK

Our preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of the Board of Directors more difficult.

SERIES SA CONVERTIBLE PREFERRED STOCK

The following is a summary of the preferences and rights contained in the Certificate of Determination (the “Series SA Certificate”) of the Series SA Convertible Preferred Stock (“Series SA Preferred Stock”) and is qualified in its entirety by reference to the Series SA Certificate, a copy of which will be provided by us upon request.

Dividends

Holders of Series SA Preferred Stock (the “Holders”) shall participate with the holders of outstanding common stock as to any dividends payable on the common stock, as if such holder’s Series SA Preferred Stock were equal to the whole number of shares of common stock into which such Holder’s aggregate number of shares of Series SA Preferred Stock are then convertible.

Liquidation Preference

Upon (i) any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), or (ii) the sale, conveyance, transfer or other disposition of all or substantially all of our assets ((i) and (ii) collectively, a “Liquidation Event”), each Holder shall be entitled to be paid before any distribution or payment is made upon any Common Stock, an amount in cash equal to the amount payable with respect to the Series SA Preferred Stock calculated as if each One Hundred (100) shares of Series SA Preferred Stock had been converted into one (1) share of Common Stock immediately prior to such Liquidation Event (the “Liquidation Return”).  If upon any Liquidation Event, our assets to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid, then the entire assets available to be distributed to our shareholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Return of the Series SA Preferred Stock held by each such Holder.

Conversion Rights

We and the Holders each shall have the following rights with respect to the conversion of the Series SA Preferred Stock into shares of Common Stock:

Optional Conversion.  Series SA Preferred Stock may, at the option of the Holder, be converted into fully paid and nonassessable shares of Common Stock after each Delivery of not less than One Thousand (1,000) Smart Cars by the Holder (the “Conversion Requirement”).  Upon occurrence of each Conversion Requirement, the Holder shall be entitled to convert Five Hundred (500) shares of Series SA Preferred Stock into such number of shares of Common Stock as equals (x) Five Hundred Thousand Dollars ($500,000) divided by (y) the Fair Market Value (“FMV”) of the Common Stock on the Conversion Date (the “Series SA Conversion Rate”).  Notwithstanding the foregoing, the holder may immediately convert up to Five Hundred (500) shares of Series SA Preferred Stock into such number of shares of Common Stock as equals (x) Five Hundred Thousand Dollars ($500,000) divided by (y) the FMV of the Common Stock on the Conversion Date.  Notwithstanding anything herein to the contrary, the Holder may only exercise its rights of conversion if the Conversion Requirements occur not later than December 31, 2006.

(a)	Adjustments to Series SA Conversion Rate. The Series SA Conversion Rate shall be adjusted as follows:

(i)	Adjustments for Stock Splits and Combinations. If, at any time or from time to time after the date hereof, we effect a subdivision of the outstanding Common Stock, the Series SA Conversion Rate in effect immediately before that subdivision shall be proportionately increased.  Conversely, if we shall at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock into a smaller number of shares, the Series SA Conversion Rate in effect immediately before the combination shall be proportionately decreased.  Any adjustment shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)   Adjustment for Reclassification Exchange and Substitution.  If, at any time or from time to time after the date of issuance, the Common Stock issuable upon the conversion of the Series SA Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, in any such event each Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series SA Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(iii)  Reorganizations, Mergers or Consolidations.  If, at any time or from time to time after the date of issuance, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise, as a part of such transaction, provision shall be made so that the Holders shall be entitled thereafter to receive upon conversion of the Series SA Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.

Redemption Rights

(a)           At any time on or after March 1, 2008, we may redeem all, or a portion thereof at the discretion of the Board of Directors, of the outstanding shares of Series SA Preferred Stock by delivering a written notice of such election with the number of shares so redeemed (a “Redemption Election”) to the Holders at a price of ten cents ($0.10) per share (the “Redemption Price”).

(b)           Upon receipt of the applicable Redemption Price by certified check or wire transfer, the shares of Series SA Preferred Stock so redeemed will be deemed to be automatically canceled and each Holder so redeemed shall surrender the certificate or certificates representing such shares to us, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver a bond, indemnity and affidavit of loss, satisfactory to us with respect to such certificates at our principal executive office, and each surrendered certificate will be canceled and retired.  In the event that the Holder fails to deliver a certificate representing at least the number of shares of Series SA Preferred Stock indicated in the Redemption Election, we may cancel the Holder’s certificate on our books and records and issue the Holder a new certificate representing the balance of the shares of Series SA Preferred Stock, if any, which were not converted.

Voting Rights

The Holders shall not be entitled to vote on any matter, except as otherwise required by law.  If the Holders are required by law to vote on a matter and such shares have not been then converted to Common Stock as of the record date for such matter to be submitted to a vote, then the Holders shall vote the shares of Series SA Preferred Stock together with the holders of the Common Stock as a single class as if the shares of Series SA Preferred Stock had been converted to Common Stock on a one-for-one basis.

8% SENIOR CONVERTIBLE NOTES AND WARRANTS

On December 5, 2006, when the market price of the Company’s common stock was $0.89 per share, the Company entered into a Securities Purchase Agreement with three institutional and accredited investors or purchasers pursuant to which the Company sold to the purchasers $1.5 million aggregate principal amount of 8% senior convertible notes due December 5, 2008 (the “Notes due 2008”) and warrants to purchase 450,000 shares of common stock of the Company (the “Initial Warrants”) in a private placement. The Notes due 2008 are convertible at $1.00 per share into 1,500,000 shares of the Company’s common stock, subject to anti-dilution and other adjustments. The Initial Warrants, each immediately exercisable and expiring on December 5, 2011, are exercisable at $1.10 per share, subject to anti-dilution and other adjustments.

On February 20, 2007, when the market price of the Company’s common stock was $1.08 per share, the Company entered into a Purchase and Amendment Agreement (the “First Amendment”), amending the Securities Purchase Agreement entered into by the Company on December 5, 2006 (the “Original Agreement” and as amended by the First Amendment, the “Agreement”), with four institutional and accredited investors or purchasers pursuant to which the Company sold to the purchasers $1.2 million aggregate principal amount of 8% senior convertible notes due February 2009 (the “Notes due 2009” and with the Notes due 2008, the “Notes”) and warrants to purchase 360,000 shares of the common stock of the Company at an exercise price of $1.32 per share (the “Additional Warrants” and with the Initial Warrants, the “Warrants”), in a private placement. The transaction closed on February 22, 2007 (the “February 2007 financing”). The Notes due 2009 are convertible at $1.00 per share into 1,200,000 shares of the Company’s common stock, subject to anti-dilution and other adjustments.

The Notes provide for anti-dilution adjustments of issuable shares and the conversion price should the Company issue common stock or common stock equivalents for a price less than the conversion price, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. The Warrants provide for anti-dilution adjustments of the issuable shares and the exercise prices thereof should the Company issue common stock or common stock equivalents for a price less than the exercise price of the Warrants, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. The anti-dilution provided by the Warrants calls for the exercise price of the Warrants to adjust to 110% of the price of any dilutive issuances, on a per share basis. After December 31, 2007 and if the daily volume weighted average price of its common stock is equal to or greater than the Forced Conversion Price (as defined) for 20 trading days occurring during any period of thirty consecutive trading days, and certain other conditions are satisfied, the Company has the right to require the conversion of any unconverted Notes into shares of common stock. After December 31, 2007, and if the daily volume weighted average price of its common stock is equal to or greater than the $2.20 for 20 trading days occurring during any period of thirty consecutive trading days, and certain other conditions are satisfied, the Company has the right to require the exercise of any unexercised Warrants into shares of common stock.

The Notes provide for quarterly interest to be paid in cash, or subject to certain conditions, by issuing shares of common stock. If the Company is eligible and elects to pay quarterly interest in stock, the price per share used to calculate the number of shares due for interest will be calculated by reducing the market price of the shares by 5% (as defined).

Under terms of a registration rights agreement, the Company is obligated to file a registration statement within 90 days of the closing date of the sale of the Notes due 2008 registering for resale 200% of the shares of common stock underlying the Notes, the Warrants and any other shares issuable pursuant to the terms of the Notes or the Warrants and to cause the registration statement to become effective within 180 days of the closing date.  The Company is also required to maintain the effectiveness of the registration statement until all shares have been sold or may be sold without a registration statement.

In the event the registration statement is not filed within 90 days after the closing or does not become effective within 180 days of the closing, or once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, the Company will be required to pay, in cash, an amount for such failure, equal to 1% of the aggregate principal amount for each thirty day period in which the registration statement is not filed, effective, or maintained effective. There is no cap on the amount of damages potentially payable by the Company should the registration statement not be filed, declared effective, or maintained effective. At May 14, 2007, the Company has not filed a registration statement pursuant to the registration rights agreement and has not made any payments to the purchasers of such amount. The Company has been contacted by one of the noteholders regarding this situation. In the current discussions, the Company has indicated its intention to file the required registration by June 30, 2007. The noteholder has expressed their willingness to work with the Company to resolve any issues regarding compliance with the notes including a possible restructuring of the debt instruments if necessary.

If the Company issues additional common stock or common stock equivalents for a price less than the Conversion Price, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date of the Notes, the investors will have the right, but not the obligation, to participate in such issuance, upon the same terms as those offered, so that each Investor’s percentage ownership of the Company remains the same.

The Company is required to make monthly principal payments on the Notes beginning on June 1, 2007, in twelve equal installments. Under certain circumstances, the Company may make all or a portion of these principal payments with common stock. If the Company chooses to repay principal with common stock, the principal payment share price will generally be the lesser of i) 90% of the lowest daily volume weighted average price for any trading day among the ten consecutive trading days occurring immediately prior to the principal payment date and ii) the conversion price in effect on such principal payment date.

The note agreements contain certain affirmative and restrictive covenants, including, among other things, covenants prohibiting the Company from paying cash dividends on its common stock and requiring the Company to file, and achieve and maintain the effectiveness of a registration statement. If the Company breaches any of the covenants and, after receiving notice from noteholders, does not, within a certain period of time, cure the breach, or if there is a change in control, the noteholders may call the loan, thereby requiring the payment of the principal balance of the notes and accrued interest plus a 20% penalty.

Certificates of Adjustment

On April 30, 2007, the Company entered into Certificates of Adjustments to the Notes and Warrants (the “Adjustments”) to adjust certain provisions of the Notes and Warrants as a consequence of the declaration by the Company of a ten percent (10%) common stock dividend to common shareholders of record on February 15, 2007, payable February 28, 2007.  As a result of the Adjustments, the conversion price of the Notes was reduced to $0.909 per share, the Initial Warrants were increased to 495,000 at an exercise price of $1.00 per share, and the Additional Warrants were increased to 396,000 at an exercise price of $1.20 per share.

Second Amendment

On June 26, 2007, the Company entered into an Amendment Agreement (the “Second Amendment”) with the purchasers to adjust certain provisions of the Notes and Initial Warrants as a consequence of selling shares to a third party investor for per share consideration less than the conversion price of the Notes and exercise price of the Initial Warrants.  As a result, the conversion price of the Notes was reduced to $0.727 per share and the Initial Warrants were increased to 594,001 at an exercise price of $0.80 per share. The Second Amendment also deferred the June and July 2007 payments of the principal due under the Notes to August 1, 2007, extended the filing deadline of the Registration Statement to July 9, 2007, reduced the number of shares required to be registered under the Agreement to 130% of the shares underlying the Notes and Warrants, and allowed for the inclusion of an aggregate of 4,490,630 additional shares of common stock in any registration statement filed by the Company in connection with the Agreement.  In consideration for these modifications, the Company agreed to pay the purchasers an aggregate of $113,000 in liquidation damages, payable in 141,750 shares of common stock of the Company, and warrants to purchase an aggregate of 200,000 shares of common stock of the Company at an exercise price of $1.10 per share.  The Company also agreed to include the shares and warrants issued pursuant to the Second Amendment in the registration statement required to be filed by the Company pursuant to the Agreement.

SECURED CONVERTIBLE NOTE

The Company also has a $2 million convertible note due in March 2025, with annual interest at 2% through March of 2005, and thereafter at the prime rate (as defined) plus 2%. Payments started on April 2005, at which time, the note is payable with equal principal and interest payments over the next 240 months. The noteholder has the option to convert some or all of the unpaid principal and accrued interest to shares of ZAP’s common stock at $2.15 per share or an agreed upon conversion price (as defined). The note was issued in exchange for the purchase of the Company’s new corporate headquarters and is secured by this property. The note has a balance of $ 1,872,000 at March 31, 2007.

Scheduled annual maturities for this long-term debt for years ending after December 31, 2006 are as follows: $78,000 - 2007 (nine months); $104,000 - 2008; $104,000 - 2009; $104,000 - 2010; $104,000 - 2011; and $1,378,000- thereafter.

INTERESTS OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson &

Patel LLP. As of June 11, 2007, Richardson & Patel LLP is a shareholder of record of 103,671 shares of our common stock.

EXPERTS

The financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Pursuant to the provisions of California’s Corporation Code, we have adopted the following indemnification provisions in our amended and restated Articles of Incorporation for our directors and officers:

“SIX:

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SEVEN:

The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.”

In addition, our Bylaws contain the following provision regarding indemnification of our officers, directors, employees or other agents:

“The directors and officers of the corporation shall be indemnified by the corporation to the fullest extent not prohibited by the California Corporations Code.”

Section 204 of the California General Corporation Law allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by the corporation itself or by way of a derivative action brought by shareholders for breach of a director’s duties to the corporation and its shareholders. The indemnification provision may not eliminate or limit liability of directors for the following specified actions, however: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The indemnification provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director.

Section 317 of the California General Corporation Law gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually or reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter (a) as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; and (b) which is settled or otherwise disposed of without court approval. To the extent that any such person has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.

Section 317 of the California General Corporation Law further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its Articles of Incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

DESCRIPTION OF BUSINESS

OVERVIEW

ZAP stands for Zero Air Pollution(R). With our new product offerings, we are positioned to become a leading brand and distribution portal of electric and other advanced technology vehicles. We are committed to running our business based on a strong philosophical foundation that supports the environment, social responsibility and profitability.

Our strategy is to serve the growing and underrepresented consumer that seeks electric and fuel efficient vehicles. With the recent increases in the cost of oil and increasing concern about the environment and the effects of global warming, we believe there is a large and untapped demand in the areas of transportation and consumer products. During the energy crisis of the 1970s, Japanese automobile manufacturers penetrated the United States market when domestic automobile manufacturers failed to anticipate changes.  We believe a similar opportunity is present today, enhanced by heightened environmental awareness, climate changes and economic pressures.  We have assembled a complete line of products to meet the growing demands of the environmentally conscious consumer focused on two primary businesses: ZAP Automotive and ZAP Power Systems.

We were incorporated as “ZAP Power Systems” under the laws of the State of California on September 23, 1994, and we changed our name to ZAP on June 18, 2001. On March 1, 2002, we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California, Santa Rosa Division. The plan of reorganization was confirmed on June 20, 2002 and the Bankruptcy Court closed the bankruptcy case on June 14, 2004. Our principal executive offices are located at 501 Fourth Street, Santa Rosa, California, 95401 and our telephone number is (707) 525-8658.

SUBSIDIARIES

We have the following wholly owned subsidiaries: Voltage Vehicles, a Nevada company (“Voltage Vehicles”), RAP Group, Inc., a California company (“RAP Group”), ZAP Rental Outlet, a Nevada company (“ZAP Rentals”), ZAP Stores, Inc., a California company (“ZAP Stores”), ZAP Manufacturing, Inc., a Nevada company (“ZAP Manufacturing”) and ZAP World Outlet, Inc., a California company (“ZAP World”). RAP Group was engaged primarily in the sale and liquidation of conventional automobiles; Voltage Vehicles is engaged primarily in the distribution and sale of advanced technology and conventional automobiles; ZAP Stores is engaged primarily in consumer sales of our products and ZAP Manufacturing is engaged primarily in the distribution of our products. ZAP World Outlet and ZAP Rental Outlet are not currently operating subsidiaries. RAP Group and Voltage Vehicles were acquired by us in July 2002. On October 1, 2006, the RAP Group surrendered its Dealer Vehicle License and ceased operations. A new Electric Vehicle Dealership opened on the old automobile lot location. All subsidiaries are 100% owned by us.

BUSINESS DEVELOPMENT

Founded in 1994, we have invented, designed, manufactured, and marketed numerous innovative products since our inception. In 1995, we began marketing electric transportation on the Internet through our website, www.zapworld.com. We have been a pioneer in developing and marketing electric vehicles such as a zero-emission ZAP(R) electric bicycle, ZAP Power System, which adapts to most bicycles, and the ZAPPY(R) folding electric scooter. From 1996 through 1998, we continued to add to our product line; in 1999, we added electric motorbikes; in 2001, we added electric dive scooters; in 2003, we announced our first electric automobiles, including the first-ever production electric automobile imported from our manufacturing partner in China; in 2004, we introduced electric all-terrain vehicles and the fuel-efficient Smart Car; and in 2005, we introduced multi-fuel vehicles, capable of running on ethanol and/or gasoline. To date, we have delivered more than 90,000 electric vehicles and consumer products to customers in more than 75 countries, which we believe establishes us as one of the leaders in the alternative transportation marketplace.

Today, we are renewing our focus as one of the pioneers of advanced transportation technologies and leveraging our place in the market as a magnet for new technologies. We believe there is a growing and underrepresented market for fuel efficient transportation vehicles and we are capitalizing on the opportunities, enhanced by heightened environmental awareness, climate changes and economic pressures. The technology is available to deliver transportation solutions that are practical and affordable. With our recently introduced products such as the XEBRA and ZAPPY 3, we are already delivering such solutions to the market. Our goal is to become one of the largest and most complete brand and distribution portals in the United States for advanced technology vehicles.

To distribute our practical, affordable and advanced transportation technologies, we have established and are growing both our portal of qualified automotive dealers and our relationships with specialty dealers/distributors for our power system products. Through these distribution channels, coupled with the continued establishment of partnerships with select manufacturers, we intend to expand our market recognition by building awareness of the evolving technologies available for automotive transportation and in reducing our nation’s dependency on foreign oil.

PRODUCT SUMMARY

We market many forms of advanced transportation vehicles, including electric automobiles, fuel-efficient vehicles, motorcycles, bicycles, scooters, neighborhood electric vehicles and all terrain vehicles. We market products designed solely by us, as well as products we design together with other companies. Most of our products are manufactured in China. Our automobiles are assembled outside of the United States, but made to comply with United States laws. The Smart Car Americanized by ZAP is manufactured and made compliant for sale in the United States by a registered importer. As of September 30, 2006, we no longer distribute the Smart Car Americanized by ZAP due to the conflict with Daimler-Chrysler and others, and the uncertainty of Smart Car supply. We also make the Xebra compliant for the United States market. Our automobile products require registration with state vehicle registration departments and must be sold through licensed dealers, while our consumer vehicles can be sold directly to consumers without registration.

Our automobile vehicles are subject to environmental and safety compliance with various federal and state governmental regulations, including regulations promulgated by the Environmental Protection Agency, National Highway Traffic Safety Administration and Air Resource Board of the State of California (CARB). The costs of these compliance activities can be substantial.

Our existing product line, which includes completed, market ready products and planned introductions, is as follows:

ZAP AUTOMOTIVE

We believe we are positioned to become one of the leading distributors of fuel efficient alternative energy vehicles in the United States. We believe that we are one of only a few companies distributing a 100% production electric vehicle capable of speeds up to 40 mph. Within the next twelve to thirty-six months, we hope to have distribution agreements in place with three to four vehicle manufacturers whose products fit our mission. To distribute our product to end consumers and fleets, we have established more than 20 licensed automotive dealers and intend to grow this base significantly over the next several years.

In 2006, ZAP Automotive introduced the following automobile products:

•	the 100% electric XEBRA sedan with an MSRP of approximately $10,000;
•	the 100% electric XEBRA utility vehicle truck with an MSRP of approximately $10,500; and
•	the Smart micro-car with an MSRP of approximately $25,000 (no longer distributed after September 30, 2006).

Our future offerings that are currently in the developmental stage include:

•	the OBVIO 828, an economy micro-car from Brazil with an estimated MSRP of $14,000,
•	the OBVIO 012, a sports-coupe from Brazil with an estimated MSRP of $28,000; and
•	the ZAP-X, a 100% electric vehicle which will use Lotus Engineering’s Aluminum Performance Crossover (“APX”) design .

We are also in discussions with a number of other foreign manufacturers and hope to establish additional relationships within the next twelve to thirty-six months.

XEBRA

We believe that XEBRA is the only series production electric vehicle in the United States that can legally travel faster than 25 mph. The car’s suggested retail price of $10,000 is significantly less expensive than most of its competitors, some of which cost more than $100,000 and are not yet widely available today. XEBRA has three wheels and is being imported as a motor-driven cycle, yet, unlike most other motor-driven cycles, the XEBRA is enclosed with windows and a roof, affording it protection from inclement weather.

Working with our Chinese manufacturing partner, we have designed two XEBRA models: a sedan and a utility pick-up truck. The Chinese manufacturer’s current manufacturing capacity is approximately 1,000 vehicles per month. Subject in large part to the level of financing secured, our current target is to distribute approximately 200 vehicles per month over the next 12 months. Initial market demand has been overwhelming, both from end consumers using the vehicle as a “city-car” and from fleet managers of municipalities, states, green friendly corporations, and universities who have a preference or mandate to purchase zero emission vehicles.

We are working closely with our manufacturing partner to continually upgrade the XEBRA, adding features while balancing the goal of maintaining an affordable price level. We have incorporated options to enhance the consumer’s experience, including providing lithium battery packs for additional (up to 100 mile) range and solar panels for low cost and true zero air pollution charging.

XEBRA Sedan (ZAPCAR (R))

We launched the sedan version of our XEBRA on July 11, 2006. The sedan has a seating capacity for four and is being targeted for city/commuter use. Based on initial feedback, we will be marketing the XEBRA sedan to government and corporate fleets as well as to families with two or more cars, but with plenty of occasion to use their vehicles for short, city drives.

XEBRA PK (ZAPTRUCK (TM))

We launched our utility pick-up truck version of the XEBRA, the XEBRA PK, on August 24, 2006. This electric vehicle seats two with a multi-purpose platform behind the passenger compartment that serves as a hauler, dump truck or flatbed. The XEBRA PK is targeted to municipalities, maintenance facilities, universities, ranches and warehouses. Since its launch, we have received overwhelming inquiries for test drives. To date, we have focused on our west coast market and sales have exceeded our initial distribution and sales plans.

Smart Car

The Smart Car was our initial automotive product. The project provided us with an excellent entry level opportunity in the micro-car market in the United States and confirmed our belief that there is a sizable demand for smaller, more fuel efficient (or alternatively fueled) vehicles. The Smart Car is manufactured by Daimler Chrysler Corporation, who we believe failed to identify the United States as a potential market. In Daimler Chrysler’s absence, we contracted with a third party unaffiliated with Daimler Chrysler to have the Smart Car imported and “Americanized” to meet the growing demand for micro-cars. The process of Americanizing the Smart Car involves having the car modified to meet all Federal Motor Vehicle Safety Standards, United States Department of Transportation requirements, and Environmental Protection Agency regulations and applicable state requirements.

We have sold over 300 Smart Cars to date, but due to the conflict with Daimler-Chrysler and others, and the uncertainty of Smart Car supply we discontinued distribution of the Smart Car in September of 2006.

OBVIO!

In September 2005, we entered into an exclusive (in North America) distribution contract with the Brazilian automobile manufacturer OBVIO! for the future importation of two models of micro-cars - an economy 828 model and a full performance 012 model. The cars will have butterfly doors, seating capacity to accommodate three persons, up to 250 horsepower output and accessories such as iMobile and air conditioning. This car will function on multi-fuel technology, meaning they will have the ability to be powered by ethanol, gasoline, or any combination thereof. We are also working with OBVIO! to produce a 100% electric version. OBVIO! expects to deliver its first cars into the United States market in 2008.

There are currently over four million flex-fuel vehicles in the United States and most of these vehicles are sport-utility vehicles or others in the “light truck” class. Sedans, wagons, and others are usually only available in flex-fuel configurations as part of fleet vehicle purchases by corporations. A recent poll conducted by Maritz(R) showed that 84% of consumers would consider purchasing a vehicle capable of running on E85, a fuel blend of 15% gasoline and 85% ethanol, and consumers were willing to pay a median premium of $1,000 more than for a gasoline-only vehicle. Unlike most flex-fuel vehicles in the U.S. which can run on up to 85% ethanol, OBVIO! vehicles will have the capability to run on 100% ethanol.

The initial retail price of the 828 model is expected to be approximately $14,000 and the retail price of the 012 model is expected to be $28,000. OBVIO! is scheduled to deliver 7,500 cars during the first year of production, 17,500 cars during the second year and 25,000 thereafter. We intend to capture market share of the flex-fuel segment by offering cars that are sporty, fun to drive, and high-performance, but yet efficient and economical.

Lotus

On January 30, 2007, we announced a contract with Lotus Engineering to develop a production-ready electric all-wheel drive crossover high performance vehicle for the U.S. market. A combination of the lightweight aluminum vehicle architecture, a new efficient drive and advanced battery management systems is intended to enable a range of up to 350 miles between charges, with a rapid 10-minute recharging time. An auxiliary power unit is planned to support longer distance journeys.

Lotus’ APX will be powered by revolutionary in-hub electric motors, delivering 644 horsepower in all wheel drive mode, theoretically capable of powering the ZAP-X to a potential top speed of 155mph. A new strong, lightweight and highly efficient structure based on the Lotus technology is planned to give the car a very attractive power-to-weight ratio.

Future Automotive Offerings

Over the next 36 months, we hope to establish relationships with two to four additional manufacturers who can supply automobiles and related vehicles that meet our mission of affordable, advanced transportation technologies that are socially responsible and environmentally sustainable. In 2007, we have identified the following products as potential future offerings for us: (1) an affordable 100% electric two-seater sports coupe; (2) a 100% electric “Vespa”-type scooter with brushless hub/wheel motors; and (3) a 100% electric, four-wheel low-speed utility truck. There can be no assurances that any of these future product offerings will be realized.

ZAP POWER SYSTEMS

We launched the Company in 1994 with the invention of the ZAPPY electric scooter and quickly established a presence as one of the market leaders in the electric “personal” transportation product segment. Since inception, we have been able to maintain a steady business and committed buyers in this segment. In keeping with our initial product offerings, at the beginning of 2006, we revitalized our consumer products line (recently renamed “Power Systems”), including an updated version of the electric scooter. As part of the segment’s revitalization, we reduced the number of suppliers and placed more emphasis on upgrading existing models with newer component technology and more robust features in order to provide a higher quality consumer experience and product.

Our goal for our consumer product line is to sell an average of 10,000 units per year. At $350 to $500 average unit prices, the business represents a strategic compliment to the automotive portal by providing stable and increasing cash flows, facilitating access to, and use of, new technologies, and continuing to foster loyalty of our brand.

Our current product offerings include:

•	Three-wheeled personal transporters (ZAPPY3, ZAPPY3 Pro, ZAPPY3 EZ);
•	Off road vehicles (electric quads and motorcycles); and
•	Portable energy (universal recharge-it-all batteries and ipod auxiliary batteries).

The ZAPPY3 Personal Transporters

Segway’s highly publicized “human transporter to change the world” unearthed a growing need for a “scooter for adults,” better known as personal electric transportation. We responded to this demand by designing the ZAPPY3. Unlike the Segway, the ZAPPY3’s 3-wheeled vehicle design provides stability and maneuverability allowing just about anyone to ride this vehicle without training. It has a top speed of 15 mph and the Pro has the farthest range of any personal transporter available today at 25 miles range per charge.

We initially thought that the ZAPPY3 would be great for the consumer market. Over the past year, we have revisited our sales strategy and come to recognize that the largest market opportunities are in the industrial and commercial applications. Our primary sales channels are now more clearly defined as security, sporting goods and material handling.

With the increased emphasis on homeland security, there are several product competitors in the security and police market segment. Segway, the most well known, can be found in select police departments and airports and sells for about $5,500. American Chariot which is a chariot-like transporter has entered the market selling for between $1,500 to $2,500. Newest to the security transporter business is T3Motion, which is built like a small tank and priced at up to $8,000. The ZAPPY3 meets the need of a majority of the security transportation needs and with an average selling price of $850, depending on the model purchased, we believe is the most economical of all offerings.

The ZAPPY3 retail focus has continued strong in 2006. In early 2006, we rolled out a new dealer development program that emphasized our commitment to a nationwide distribution strategy coupled with consistent and responsive customer service. As the product line has gained momentum and market acceptance, we plan to grow distribution in the retail channel through larger regional and specialized chain stores.

The material handling, warehousing, fabrication, and construction industries are the ideal markets for the ZAPPY3 Pro. We are not currently aware of any major competitors in this market. The traditional solution for short distance transportation has been bicycles. The ZAPPY Pro offers the perfect utility vehicle for shuttling, picking and packing and getting into small areas like elevators. While our entrance into this market is still in the early stages, the product response has been very favorable, demonstrated by our newly established relationship with Indoff, the largest distributor of material handling equipment in the United States.

Off Road Vehicles

All terrain vehicle (“ATV”) manufacturers recognized in excess of $5.5 billion in revenues in 2005 with the market for ATVs and off road vehicles growing steadily since 2003. In the United States alone, approximately 800,000 units were sold in 2005. To date, all of the ATVs on the market are gas-powered. We believe electric ATVs have practical environmental benefits over their gas-powered counterparts: they are silent and generate no emissions. Moreover, there are now over 8,000 organic farms in the United States which are committed to reducing pollutants that may put organic certification at risk. The electric ATVs can provide the ruggedness of the traditional ATV in areas never before accessible, while being more versatile than golf carts.

We entered the electric ATV market in 2006 with our ZAP Buzzz mini ATV. The Buzzz has a 450 watt geared-motor and a top speed of 15 mph with a range of approximately 20 miles. By the second quarter of 2007, we anticipate the 800 watt “mid size” ATV will be available for sale in the United States and some of our existing ZAP dealers already have placed preorders. We hope to launch a heavy duty ATV in late 2007 with product features and styling comparable to existing gas-models. We believe our position as an innovator in the electric vehicle market, coupled with first-mover advantage in the electric ATV market, will allow us to capitalize on this market segment. If we are able to capture 1% of the all terrain vehicle market share, it could equate to over $40 million in revenues per year. However, there can be no assurances that we will be able to achieve such market share.

Portable Energy - Recharge-It -All Batteries

We believe we were one of the first and now one of the leading producers of rechargeable battery sources using lithium-ion and lithium polymer technology. Through our Recharge-It-All line, we sell battery packs to power or charge a wide range of mobile electronics such as cellular phones, digital cameras and laptops, providing significantly more charge time than currently available technologies.

Our Portable Energy devices fall under two product lines: universal chargers and made-for iPOD models. The universal chargers are rechargeable battery packs that extend the use of most small and medium-sized electronic devices up to 2 to 5 times their normal battery life. The made-for iPOD models, which we begun selling, are a series of portable energy devices designed to work specifically with all the major iPOD products, including the iPOD nano, iPOD shuffle and the iPOD with video.

We launched our Portable Energy products at the end of 2006 with marketing targeted to large electronic retailers. Market statistics indicate that there will be over two billion users of mobile electronic devices by 2007. Our goal with Portable Energy is to provide a solution that helps solve the energy management challenge for electronic and mobile internet users. Today, there are only a few companies that have begun to address the mobile device backup power/charge market. The currently available products include Energizer’s “Energi to Go”, Charge 2 Go, Cell Boost, and Medis Power Pack. We believe that no manufacturer offers rechargeable devices and we believe that none offer the ability to re-charge a myriad of electronic devices from the same device as effectively as our Portable Energy.

DISTRIBUTION AND MARKET OUTLETS

We employ the following methods to distribute our products:

AUTO DEALER PROGRAM. We began establishing ZAP qualified auto dealers in various locations in the United States in the fourth quarter of 2003. We started to receive commitments from each qualified dealer to purchase a minimum number of vehicles annually. In 2004, we expanded this network to include the gas-efficient Smart Car Americanized by ZAP. Currently, we have qualified dealers in several states. We intend to use these ZAP qualified dealers to sell all ZAPCAR’s (TM). Some dealers will also sell other vehicle products, such as scooters and bikes, depending on demand.

VOLTAGE VEHICLES. We distribute our conventional cars through a wholly owned subsidiary, located in Fulton, California. Voltage also serves as being a “beta” dealer for its Xebra vehicles.

RETAIL OUTLETS. We market our consumer products to independent representatives and retail outlets, as well as undertaking direct marketing activities with these entities.

ELECTRIC VEHICLE RENTAL PROGRAM. We established ZAP Rental Outlets in 2002 to rent electric vehicles in tourist locations. These vehicles are being rented in Mendocino and we are seeking other tourist locations for potential rental locations.

INTERNET SALES. We market and sell our consumer products directly to consumers on our Web site.

Market Opportunity

Oil Dependency - Strategic Issues

The United States has only 2% of the world’s oil reserves, but consumes 25% of the world’s production. In 1973, 35% of our oil was coming from foreign sources, while today it is approximately 60% and expected to equal 64% by 2020. The International Energy Agency expects that world demand for oil will continue to rise as China and India become more industrialized. China recently became the third largest producer of cars and trucks with nearly 6 million new vehicles each year entering the market.  We believe that the need for non-petroleum based transportation options is critical and that our vehicle offerings can fill this need.

Escalating Concerns over Environmental Issues and Increasing Demand for Cleaner Cars

Air pollution and global warming issues have raised public awareness and increased Americans’ environmental consciousness to levels never seen before. According to a May 2006 Consumer Reports study, 37% of respondents surveyed reported that they were considering replacing their current vehicle with one with greater fuel economy. According to an August 2006 Consumer Reports survey, nearly two-thirds of respondents are considering purchasing vehicles with alternative power-trains and 51% are considering a flexible-fuel vehicle for their next purchase. Many buyers of hybrids have stated that they prefer to buy a plug-in hybrid or pure electric car. We believe this type of consumer sentiment represents a large opportunity for us as we believe that we sell the only production city class electric vehicle currently available in the United States. An electric car can displace 10,000 pounds of CO2 a year.

Electric Vehicle Market

The electric vehicle industry, which provides an alternative to petroleum driven cars, is still in its nascent stage with only approximately 56,000 EV vehicles on the road today. However, according to a recent report titled, “Electric Vehicles Forecasts, Players and Opportunities 2005-2015,” the EV industry is large and prosperous with $31.1 billion in sales globally in 2005 and current estimates project that by 2015, the industry will have grown to 7.3 times its 2005 value.

Electric cars run on electricity stored in batteries. The common reason cited against the widespread use of electric cars is their limited range capabilities. To date, these Low Speed Vehicles or neighborhood electric vehicles are being used for making short trips. Studies have shown that 90% of all second car driving is less than 21 miles per day. According to another study, the majority of these vehicles travel less than 10 miles a day, so, for the current market, range is not a real objection. Additionally, we have developed relationships with advanced battery companies and anticipate having optional battery systems available by the second quarter of 2007, which will allow for longer range capabilities of our electric vehicle offerings and faster charging solutions.

There are many benefits to purchasing, owning and operating an electric vehicle, as opposed to their petro-combustion engine counterparts.

CLEANER VEHICLES - An electric vehicle is a zero emission vehicle and its motor produces no exhaust or emissions. While the production of electricity does produce emissions, this production is still over 90% more efficient than the internal combustion engine.

NATIONAL SECURITY AND OIL INDEPENDENCE - One of the largest segments of our national military budget is the defense of foreign oil fields. The largest segment of the foreign trade deficit is foreign oil. Electric vehicles are powered by off peak electrical power that is typically from hydro, solar, nuclear or domestic coal production.

GLOBAL WARMING MITIGATION - CO2 has been identified as a major gas contribution to global warming. Electric cars can displace up to 10,000 pounds of CO2 per unit per year.

OPERATING COST - The cost to operate an electric vehicle is approximately $0.03 per mile, compared to $0.17 or more for gas cars. Individuals and businesses that purchase electric vehicles may also qualify for various tax credits and other incentives from governmental agencies.

MAINTENANCE - Service requirements for electric vehicles are much less than those for gas powered vehicles. Electric vehicles do not require tune-ups, oil changes, timing belts, water pumps, radiators, fuel injectors, or tailpipes. The primary ongoing maintenance is replacement of the battery, which will typically occur every 3 to 5 years.

HEALTH - Many types of cancer have been linked directly to Benzene a known carcinogen in gasoline. Air pollution has been named as the largest health threat to Americans by the American Lung Association.  Electric cars do not use or burn gasoline.

Positioning in the Market

Our goal is to deliver approximately 200 XEBRA vehicles per month over the next twelve months. We believe we have the advantage of expanding our overall market share with the launch of a wider variety of XEBRAs and other low cost electric vehicles. We believe that we currently have the only production electric vehicle that is capable of reaching speeds of greater than those offered by vehicles in the Low Speed Vehicle market.

We believe that pure electric vehicles have not been identified as a potential market by large domestic automobile manufacturers primarily because of the significant investment required. Further, their business models tend to require sales volumes that exceed 100,000 units per year to provide adequate returns. Due to our unique relationship with a Chinese manufacturer, we believe we will be able to profitably provide an electric car at a retail price of approximately $10,000.

Growing Distribution Network

We have developed a dealer network across the United States for the distribution of our products. This established dealership network provides a cost-efficient method of distribution. Once a vehicle becomes available for distribution, such as the OBVIO! in 2008, this established network will enable timely and scheduled deliveries. We intend to strategically manage the growth of the distribution network and enter into long term agreements with authorized distributors.

Energy Resources

Today, most cars run on gasoline. But, within the next few years, it is projected that electric, ethanol and other alternative fuels are expected to replace gas. Ethanol is an alcohol fuel made from corn, sugar cane or any biomass. Currently, there are few producers of ethanol in the United States and only about 700 American gas stations that offer ethanol. However, in countries like Brazil, approximately 34,000 gas stations offer both gas and ethanol. As more countries mass-produce ethanol, it will become more available. We believe we are positioned to be a leading distributor of alternative energy transportation, specifically vehicles that run on electricity and ethanol.

Government Incentives

Purchasers of alternative energy vehicles receive numerous incentives from the government. For instance, the federal government provides a 10% tax credit for the cost of certain alternative energy vehicles. In addition, many states have enacted or are in the process of enacting their own incentives, including parking privileges, access to special lanes on highways, and discounted/free tolls. California has just become the first state to require industries to lower their greenhouse gas emissions by the year 2025. Violators face stiff fines and penalties. Many states and municipalities require vehicle fleets to run on the most cost effective alternative fuel. Our micro cars and vehicles like the XEBRA Sedan, XEBRA PK Truck and the to be developed OBVIO!, are ideal vehicles for lowering emissions, and at the same time, lowering the purchase cost to the fleet buyer.

RESEARCH AND PRODUCT DEVELOPMENT; PRODUCT DISTRIBUTION

We are primarily a marketer and distributor of our products and products manufactured for us, such as the ZAP Xebra. Thus, we do not currently require large expenditures for internal research and development costs. In order to maintain our competitive advantage, we search globally for the latest advanced technology vehicles and then assess the feasibility of including the new item into our product lines. We look to acquire new technologies through development agreements, licenses and distribution agreements. We are primarily focused on developing ZAP qualified dealers throughout the United States that will sell our automobile and consumer products, in creating relationships with independent representatives and mass merchandisers for the distribution and sale of our products to consumers, and in direct sales to consumers through our Internet sales portal.

SOURCES AND AVAILABILITY OF PARTS AND SUPPLIES

Materials, parts, supplies and services used in our business are generally available from a variety of sources. However, interruptions in production or delivery of these goods could have an adverse impact on our general operations, or our manufacturer’s operations and production of our products. We strive to have dual sources.

LICENSES, PATENTS AND TRADEMARKS

We have the following patents covering our electric vehicles:

United States Patent	Date	Subject

Patent No. 5,491,390	2/13/1996	Electric motor power system for bicycles, tricycles, and scooters
Patent No. 5,671,821	9/30/1997	Electric motor system
Patent No. 5,848,660	12/15/1998	Portable Collapsible Scooter (ZAPPY)
Patent No. 5,634,423	6/3/1997	Personal Submersible Marine Vehicle
Patent No. 5,423,278	6/13/1995	Submersible Marine Vessel
Patent No. 5,303,666	4/19/1994	Submersible Marine Vessel
Patent No. 6,748,894	6/15/2004	Submersible Marine Vessel (sea scooter)
Patent No. 6,588,528	7/8/2003	Electric Vehicle Drive System
Patent No. 5,842,535	12/1/1998	Electric Drive Assembly for Bicycles

Patent No. 6,050,357	4/18/2000	Powered Skateboard
Patent No. 6,059,062	5/9/2000	Powered Roller Skates
Patent No. 5,735,361	4/7/1998	Dual-Pole Personal Towing Vehicle
Patent No. 5,913,373	6/22/1999	Dual-Pole Dual-Wheel Personal Towing Vehicle
Patent No. DS40400	Pending	Three-Wheeled Vehicle (ZAPPY 3 Scooter)
Patent No. D433,718	11/14/2000	Portable Collapsible Scooter (ZAPPY)
Patent No. D347,418	5/31/1994	Scuba Scooter
Patent No. D359,022	6/6/1995	Scuba Scooter

We have the following trademarks covering our electric vehicles:

United States Trademark	Subject

Trademark No. 2759913	Cap’n Billy’s Wiz-Bang and design
Trademark No. 2240270	Electricruizer
Trademark No. 2534197	ETC Express
Trademark No. 2878219	ETC Traveler
Trademark No. 2248753	Powerbike
Trademark No. 2224640	Powerski
Trademark No. 2329466	The Future is Electric
Trademark No. 1794866	ZAP
Trademark No. 2912329	ZAP Car
Trademark No. 2335090	ZAP Electric Vehicle Outlet
Trademark No. 2885816	ZAP Seascooter
Trademark No. 2330894	ZAPPY
Trademark No. 2371240	Zapworld.com
Trademark No. 2320346	Zero Air Pollution
Trademark No. 2689203	Swimmy

BACKLOG

As of March 30, 2007, we have approximately $95 million in backlog orders from auto-dealer purchase contracts for Xebra (TM) Electric vehicles including a signed purchase order from an electric vehicle company for 10,000 Xebra (TM) Electric vehicles valued at $79 million that expires on March 28, 2008. Over the next few months, we will be revaluating these dealers for qualification. Since our product launch, we have sold and delivered approximately $1.3 million in Xebra (TM) vehicles through March 30, 2007. The backlog for our consumer products on the same date was $179,000. We anticipate shipping the consumer products throughout the year of 2007.

COMPETITIVE CONDITIONS

The competition to develop and market advanced technology vehicles has been intense and is expected to continue to increase. Our principal competitive advantages over our competitors are our ownership of fundamental technology, our trade name and brand recognition, our ability to be a low cost manufacturer through domestic and international contract manufacturing arrangements and our growing distribution network. We benefit from our high name recognition in the advanced transportation vehicle industry coupled with a rapidly developing consumer sales business on our website. In order to reduce costs, our production activities have been transferred to lower cost contract manufacturers outside the United States, which enables us to offer our products at competitive prices. This also enables us to concentrate on our marketing and sales efforts and the growth of our distribution network. We offer one of the broadest lines of personal electric vehicles currently available, which we believe reinforces our name recognition in the market place.

In the advanced technology vehicle market in the United States, we compete with large manufacturers, including Honda, Toyota, and Daimler-Chrysler, who have more significant financial resources, established market positions, longstanding relationships with customers and dealers, and who have more significant name recognition, technical, marketing, sales, manufacturing, distribution and other resources than we do. Each of these companies is currently working to develop, market and sell advanced technology vehicles in the United States market. The resources available to our competitors to develop new products and introduce them into the market place exceed the resources currently available to us. We also face competition from smaller companies with respect to our consumer products, such as our electric bicycle and scooter. We expect to face competition from the makers of consumer batteries and small electronics with respect to the ZAP portable energy line. This intense competitive environment may require us to make changes in our products, pricing, licensing, services, distribution or marketing to develop, maintain and extend our current technology and market position.

EMPLOYEES

As of June 27, 2007, we had a total of 50 employees. We have employment agreements with the following: Mr. Schneider (Chief Executive Officer and Director), Mr. Starr (Chairman of the Board ), and Ms. Cude (Corporate Secretary and Director) that provide for their continued service to us until October 2013. We believe our employee relations are generally good. Our employees are not represented by a collective bargaining unit.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive office is located at 501 Fourth Street, Santa Rosa, California 95401, and the telephone number is (707) 525-8658.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and the related notes included elsewhere in this prospectus. We derived the financial data for the period January 1 through March 31, 2007 and as of December 31, 2006 and 2005 from our financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005
(In thousands)
Net sales	$1,137	$2,929	$10,830	$3,602
Cost of goods sold	(1,083)	(2,505)	(10,305)	(3,261)

Gross profit	54	424	525	341
General and administrative expenses	(13,990)	(3,068)	(15,452)	(18,352)
Research and development	(335)	—	(715)	(156)
Sales and marketing expenses	(371)	(251)	(1,319)	(909)

Income from operations before the following	(14,642)	(2,895)	(19,409)	(25,506)

Gain on revaluation of warrant and put options liabilities	—	135	581	1,883
Gain on settlement of Smart Auto liability	—	—	7,051	—
Other income, net	23	(3)	107	143
Interest expenses, net	(216)	(6)	(241)	(17)

Income before income taxes	(193)	126	(11,911)	(23,497)
Income taxes	(4)	(4)	(4)	(4)

Net income	$(14,839)	$(2,773)	$(11,915)	$(23,501)

	As at March 31,	As at December 31,
	2007	2006	2005
Consolidated Balance Sheet Data: (In thousands)
Cash and Cash Equivalents	$2,561	$2,160	$1,547
Working Capital	415	(71)	543
Total Assets	10,995	10,816	14,677
Total Debt	5,634	7,806	7,065
Total Shareholders’ Equity	3,449	3,010	7,612

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005 should be read in conjunction with Selected Consolidated Financial Data and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

We market many forms of advanced transportation vehicles, including electric automobiles, fuel-efficient vehicles, motorcycles, bicycles, scooters, neighborhood electric vehicles and all terrain vehicles. We market products designed solely by us, as well as products we design together with other companies. Most of our products are manufactured in China. Our automobiles are assembled outside of the United States, but made to comply with United States laws. The Smart Car Americanized by ZAP is manufactured and made compliant for sale in the United States by a registered importer. As of September 30, 2006, we no longer distribute the Smart Car Americanized by ZAP due to the conflict with Daimler-Chrysler and others, and the uncertainty of Smart Car supply. We also make the Xebra compliant for the United States market. Our automobile products require registration with state vehicle registration departments and must be sold through licensed dealers, while our consumer vehicles can be sold directly to consumers without registration.

Our automobile vehicles are subject to environmental and safety compliance with various federal and state governmental regulations, including regulations promulgated by the Environmental Protection Agency, National Highway Traffic Safety Administration and Air Resource Board of the State of California (CARB). The costs of these compliance activities can be substantial.

Our existing product line, which includes completed, market ready products and planned introductions, is as follows:

ZAP AUTOMOTIVE

ZAP believes it is positioned to become one of the leading distributors of fuel efficient alternative energy vehicles in the United States.  We believe that we are one of only a few companies distributing a 100% production electric vehicle capable of speeds up to 40 mph.  Within the next twelve to thirty-six months, we hope to have distribution agreements in place with three to four vehicle manufacturers whose products fit our mission.  To distribute our product to end consumers and fleets, we have established more than 20 licensed automotive dealers and intend to grow this base significantly over the next several years.

In 2006, ZAP Automotive introduced the following automobile products:

•	the 100% electric XEBRA sedan with an MSRP of approximately $10,000;
•	the 100% electric XEBRA utility vehicle truck with an MSRP of approximately $10,500; and
•	the Smart micro-car with an MSRP of approximately $25,000 (no longer distributed after September 30, 2006).

Our future offerings that are currently in the developmental stage include:

•	the OBVIO 828, an economy micro-car from Brazil with an estimated MSRP of $14,000;
•	the OBVIO 012, a sports-coupe from Brazil with an estimated MSRP of $28,000; and
•	the ZAP-X, a 100% electric vehicle which will use Lotus Engineering’s Aluminum Performance Crossover (“APX”) design.

 We are also in discussions with a number of other foreign manufacturers and hope to establish additional relationships within the next twelve to thirty-six months.

XEBRA

We believe that XEBRA is the only series production electric vehicle in the United States that can legally travel faster than 25 mph.  The car’s suggested retail price of $10,000 is significantly less expensive than most of its competitors, some of which cost more than $100,000 and are not yet widely available today.  XEBRA has three wheels and is being imported as a motor-driven cycle, yet, unlike most other motor-driven cycles, the XEBRA is enclosed with windows and a roof, affording it protection from inclement weather.

Working with our Chinese manufacturing partner, we have designed two XEBRA models: a sedan and a utility pick-up truck.  The Chinese manufacturer’s current manufacturing capacity is approximately 1,000 vehicles per month.  Subject in large part to the level of financing secured, our current target is to distribute approximately 200 vehicles per month over the next 12 months.  Initial market demand has been overwhelming, both from end consumers using the vehicle as a “city-car” and from fleet managers of municipalities, states, green friendly corporations, and universities who have a preference or mandate to purchase zero emission vehicles.

We are working closely with our manufacturing partner to continually upgrade the XEBRA, adding features while balancing the goal of maintaining an affordable price level.  We are in the process of looking into incorporating options to enhance the consumer’s experience, including providing lithium battery packs for additional (up to 100 mile) range and solar panels for low cost and true zero air pollution charging.  These options are expected to be available by the second quarter of 2007.

XEBRA Sedan (ZAPCAR ®)

We launched the sedan version of our XEBRA ZAPCAR on July 11, 2006.  The sedan has a seating capacity for four and is being targeted for city/commuter use. Based on initial feedback, we will be marketing the XEBRA sedan to government and corporate fleets as well as to families with two or more cars, but with plenty of occasion to use their vehicles for short, city drives.

XEBRA PK (ZAPTRUCK ™)

We launched our utility pick-up truck version of the XEBRA, the XEBRA ZAPTRUCK, on August 24, 2006.  This electric vehicle seats two with a multi-purpose platform behind the passenger compartment that serves as a hauler, dump truck or flatbed. The XEBRA ZAPTRUCK is targeted to municipalities, maintenance facilities, universities, ranches and warehouses.  Since its launch, we have received overwhelming inquiries for test drives.  To date, we have focused on our west coast market and sales have exceeded our initial distribution and sales plans.

Smart Car

The Smart Car was our initial automotive product. The project provided us with an excellent entry level opportunity in the micro-car market in the United States and confirmed our belief that there is a sizable demand for smaller, more fuel efficient (or alternatively fueled) vehicles. The Smart Car is manufactured by Daimler Chrysler Corporation, who we believe failed to identify the United States as a potential market. In Daimler Chrysler’s absence, we contracted with a third party unaffiliated with Daimler Chrysler to have the Smart Car imported and “Americanized” to meet the growing demand for micro-cars.  The process of Americanizing the Smart Car involves having the car modified to meet all Federal Motor Vehicle Safety Standards, United States Department of Transportation requirements, and Environmental Protection Agency regulations and applicable state requirements.

We have sold over 300 Smart Cars to date, but due to the conflict with Daimler-Chrysler and others, and the uncertainty of Smart Car supply, we discontinued distribution of the Smart Car in September of 2006.

OBVIO!

In September 2005, we entered into an exclusive (in North America) distribution contract with the Brazilian automobile manufacturer OBVIO! for the future importation of two models of micro-cars – an economy 828 model and a full performance 012 model. The cars will have butterfly doors, seating capacity to accommodate three persons, up to 250 horsepower output and accessories such as iMobile and air conditioning. This car will function on multi-fuel technology, meaning they will have the ability to be powered by ethanol, gasoline, or any combination thereof. We are also working with OBVIO! to produce a 100% electric version.  OBVIO! expects to deliver its first cars into the United States market in 2009.

There are currently over four million flex-fuel vehicles in the United States and most of these vehicles are sport-utility vehicles or others in the “light truck” class.  Sedans, wagons, and others are usually only available in flex-fuel configurations as part of fleet vehicle purchases by corporations.  A recent poll conducted by Maritz® showed that 84% of consumers would consider purchasing a vehicle capable of running on E85, a fuel blend of 15% gasoline and 85% ethanol, and consumers were willing to pay a median premium of $1,000 more than for a gasoline-only vehicle.  Unlike most flex-fuel vehicles in the U.S. which can run on up to 85% ethanol, OBVIO! vehicles will have the capability to run on 100% ethanol.

The initial retail price of the 828 model is expected to be approximately $16,000 and the retail price of the 012 model is expected to be $28,000.  OBVIO! is scheduled to deliver 7,500 cars during the first year of production, 17,500 cars during the second year and 25,000 thereafter.  We intend to capture market share of the flex-fuel segment by offering cars that are sporty, fun to drive, and high-performance, but yet efficient and economical.

Lotus

On January 30, 2007, we announced a contract with Lotus Engineering to develop a production-ready electric all-wheel drive crossover high performance vehicle for the U.S. market.   A combination of the lightweight aluminum vehicle architecture, a new efficient drive and advanced battery management systems is intended to enable a range of up to 350 miles between charges, with a rapid 10-minute recharging time. An auxiliary power unit is planned to support longer distance journeys.

Lotus’ APX will be powered by revolutionary in-hub electric motors, delivering 644 horsepower in all wheel drive mode, theoretically capable of powering the ZAP-X to a potential top speed of 155 mph. A new strong, lightweight and highly efficient structure based on the Lotus technology is planned to give the car a very attractive power-to-weight ratio.

Future Automotive Offerings

Over the next 36 months, we hope to establish relationships with two to four additional manufacturers who can supply automobiles and related vehicles that meet our mission of affordable, advanced transportation technologies that are socially responsible and environmentally sustainable.  In 2007, we have identified the following products as potential future offerings for us: (1) an affordable 100% electric two-seater sports coupe; (2) a 100% electric “Vespa”-type scooter with brushless hub/wheel motors; and (3) a 100% electric, four-wheel low-speed utility truck.  There can be no assurances that any of these future product offerings will be realized.

ZAP POWER SYSTEMS

We launched the Company in 1994 with the invention of the ZAPPY electric scooter and quickly established a presence as one of the market leaders in the electric “personal” transportation product segment. Since inception, we have been able to maintain a steady business and committed buyers in this segment.  In keeping with our initial product offerings, at the beginning of 2006, we revitalized our consumer products line (recently renamed “Power Systems”), including an updated version of the electric scooter. As part of the segment’s revitalization, we reduced the number of suppliers and placed more emphasis on upgrading existing models with newer component technology and more robust features in order to provide a higher quality consumer experience and product.

Our goal for our consumer product line is to sell an average of 10,000 units per year.  At $350 to $500 average unit prices, the business represents a strategic compliment to the automotive portal by providing stable and increasing cash flows, facilitating access to, and use of, new technologies, and continuing to foster loyalty of our brand.

Our current product offerings include:

•	Three-wheeled personal transporters (ZAPPY3, ZAPPY3 Pro, ZAPPY3 EZ);
•	Off road vehicles (electric quads and motorcycles); and
•	Portable energy (universal recharge-it-all batteries and ipod auxiliary batteries).

The ZAPPY3 Personal Transporters

Segway’s highly publicized “human transporter to change the world” unearthed a growing need for a “scooter for adults,” better known as personal electric transportation. We responded to this demand by designing the ZAPPY3. Unlike the Segway, the ZAPPY3’s 3-wheeled vehicle design provides stability and maneuverability allowing just about anyone to ride this vehicle without training. It has a top speed of 15 mph, and the Pro has the farthest range of any personal transporter available today at 25 miles range per charge.

We initially thought that the ZAPPY3 would be great for the consumer market. Over the past year, we have revisited our sales strategy and have come to recognize that the largest market opportunities are in the industrial and commercial applications. Our primary sales channels are now more clearly defined as security, sporting goods and material handling.

With the increased emphasis on homeland security, there are several product competitors in the security and police market segment. Segway, the most well known, can be found in select police departments and airports and sells for about $5,500. American Chariot which is a chariot-like transporter has entered the market selling for between $1,500 to $2,500. Newest to the security transporter business is T3Motion, which is built like a small tank and priced at up to $8,000. The ZAPPY3 meets the need of a majority of the security transportation needs and with an average selling price of $850, depending on the model purchased, we believe is the most economical of all offerings.

The ZAPPY3 retail focus has continued strong in 2006. In early 2006, we rolled out a new dealer development program that emphasized our commitment to a nationwide distribution strategy coupled with consistent and responsive customer service. As the product line has gained momentum and market acceptance, we plan to grow distribution in the retail channel through larger regional and specialized chain stores.

The material handling, warehousing, fabrication, and construction industries are the ideal markets for the ZAPPY3 Pro. We are not currently aware of any major competitors in this market.  The traditional solution for short distance transportation has been bicycles. The ZAPPY Pro offers the perfect utility vehicle for shuttling, picking and packing and getting into small areas like elevators. While our entrance into this market is still in the early stages, the product response has been very favorable, demonstrated by our newly established relationship with Indoff, the largest distributor of material handling equipment in the United States.

Off Road Vehicles

All terrain vehicle (“ATV”) manufacturers recognized in excess of $5.5 billion in revenues in 2005 with the market for ATVs and off road vehicles growing steadily since 2003. In the United States alone, approximately 800,000 units were sold in 2005. To date, all of the ATVs on the market are gas-powered.  We believe electric ATVs have practical environmental benefits over their gas-powered counterparts: they are silent and generate no emissions. Moreover, there are now over 8,000 organic farms in the United States which are committed to reducing pollutants that may put organic certification at risk.  The electric ATVs can provide the ruggedness of the traditional ATV in areas never before accessible, while being more versatile than golf carts.

We entered the electric ATV market in 2006 with our ZAP Buzzz mini ATV.  The Buzzz has a 450 watt geared-motor and a top speed of 15 mph with a range of approximately 20 miles.   By the second quarter of 2007, we anticipate the 800 watt “mid size” ATV will be available for sale in the United States and some of our existing ZAP dealers already have placed preorders. We hope to launch a heavy duty ATVs in late 2007 with product features and styling comparable to existing gas-models. We believe our position as an innovator in the electric vehicle market, coupled with first-mover advantage in the electric ATV market, will allow us to capitalize on this market segment.  If we are able to capture 1% of the all terrain vehicle market share, it could equate to over $40 million in revenues per year.  However, there can be no assurances that we will be able to achieve such market share.

Portable Energy – Recharge-It –All Batteries

We believe we were one of the first and now one of the leading producers of rechargeable battery sources using lithium-ion and lithium polymer technology. Through our Recharge-It-All line, we sell battery packs to power or charge a wide range of mobile electronics such as cellular phones, digital cameras and laptops, providing significantly more charge time than currently available technologies.

Our Portable Energy devices fall under two product lines: universal chargers and made-for iPOD models.  The universal chargers are rechargeable battery packs that extend the use of most small and medium-sized electronic devices up to 2 to 5 times their normal battery life.  The made-for iPOD models, which we  begun selling  are a series of portable energy devices designed to work specifically with all the major iPOD products, including the iPOD nano, iPOD shuffle and the iPOD with video.

We launched our Portable Energy products at the end of 2006 with marketing targeted to large electronic retailers.  Market statistics indicate that there will be over two billion users of mobile electronic devices by 2007.  Our goal with Portable Energy is to provide a solution that helps solve the energy management challenge for electronic and mobile internet users.  Today, there are only a few companies that have begun to address the mobile device backup power/charge market.  The currently available products include Energizer’s “Energi to Go,” Charge 2 Go, Cell Boost, and Medis Power Pack.  We believe that no manufacturer offers rechargeable devices and we believe that none offer the ability to re-charge a myriad of electronic devices from the same device as effectively as ZAP’s Portable Energy.

We were incorporated under the laws of the State of California, on September 23, 1994, as “ZAP Power Systems.” Our name was changed to “ZAPWORLD.COM” on May 16, 1999 in order to increase our visibility in the world of electronic commerce. We subsequently changed our name to ZAP on June 18, 2001 in order to reflect our growth and entry into larger, more traditional markets. Our principal executive offices are located at 501 Fourth Street Santa Rosa, California, 95401. Our telephone number is (707) 525-8658. Our website is www.zapworld.com; please refer to it for further information on us.

Subsidiaries

We have the following wholly owned subsidiaries: Voltage Vehicles, a Nevada company (“Voltage Vehicles”), ZAP Rental Outlet, a Nevada company (“ZAP Rentals”), ZAP Stores,  Inc., a California company (“ZAP Stores”), ZAP Manufacturing, Inc., a Nevada company (“ZAP Manufacturing”) and ZAP World Outlet, Inc., a California company (“ZAP World”).  Voltage Vehicles is engaged primarily in the distribution and sale of advanced technology through Voltage Vehicles dealers. We also operate a retail vehicle outlet in Santa Rosa to distribute advanced technology vehicles and some conventional gas automobiles.  ZAP Stores is engaged primarily in consumer sales of our products and ZAP Manufacturing is engaged primarily in the distribution of our products. ZAP World Outlet and ZAP Rental Outlet are not currently operating subsidiaries.

Recent Developments

Some of the significant events for us that occurred during the year of 2006 and through the date of this filing are as follows:

1.
We contracted Lotus Engineering to develop a new electric car based on the APX (Aluminum Performance Crossover) concept, which showcases Lotus Engineering’s Versatile Vehicle Architecture technology. The vehicle, the ZAPX, will be a production-ready electric all-wheel drive crossover high performance vehicle for us in the USA market.

2.
We introduced the new XEBRA a “City Car” available as a 4-door sedan or 2-passenger truck, good for city-speed driving up to 40 MPH and priced about $10,000. We recently introduced another way of improving range and battery life with an optional rooftop solar panel. In 2007, we received signed purchase orders for 12,300 electric cars from 20 dealers for approximately $95 million at the recent National Automobile Dealers Association (NADA) annual convention and exposition. This includes a signed purchase order from one electric vehicle company for $79 million.

3.
We announced the introduction of a new series of lithium battery packs designed specifically to work with the iPod. Called iZAP, the battery accessories for the iPod are part of a new line of ZAP Portable Energy systems to power a wide range of mobile electronics. The iZAP’s Portable Energy(TM) chargers and power packs are designed to work in conjunction with the iPod, including the iPod mini, iPod shuffle, iPod nano and the iPod with video. The iZAP designed for the iPod shuffle can extend listening time up to 60 hours. The new rechargeable power packs can power a wide range of mobile electronics like cell phones, digital cameras, laptops and more.

4.
We invested in Obvio! Automotoveiculos S.A., based in Rio de Janeiro, to develop two ’trybrid’ high-performance microsports cars for markets across the globe. Lotus Engineering has been selected by OBVIO for the design of ’trybrid’ engines that will run on gasoline, bio-ethanol or natural gas, and other powertrain variants.

5.
We began selling a new and improved line of electric scooters such as the ZAPPY (R) 3 Pro and the ZAPPY(R) 3 EZ. In addition, the ZAP BUZZZ All Terrain Vehicle and the ZAP MUD’E Trail Bike have also been introduced into the consumer market place.

6.
During the third quarter of 2006, we renegotiated our agreement with Smart Automobile LLC for the Smart Car and were released from any liability by Smart Auto (due to the unavailability of the Smart Car Americanized by ZAP) and Daimler Chrysler’s decision to import Smart Cars into the U.S. in 2008. We recognized other income of $7 million together with the write-off of the license with Smart Auto of $2.3 million. We also decided that after September 30, 2006 we will no longer continue to distribute Smart Cars Americanized by ZAP due to the unavailability of Smart Cars Americanized by ZAP and the conflict with Daimler Chrysler.

Some of the significant events for us that occurred during the first quarter of 2007 and through the date of this filing are as follows:

1.	We have undertaken a feasibility study with Lotus Engineering to explore the development of next generation electric vehicles that incorporate the latest advances in technology.

2.
In April 2007, the Electric Vehicle Company, LLC, which is backed by two hedge funds, has placed a purchase order with us for 10,000 of our Xebra 2007 model year electric vehicles. The purchase order requests 6,000 sedans and 4,000 trucks. The total amount of the order is $79.1 million with a dealer acquisition cost ranging from $7,500 to $8,200 depending on the equipment included with the vehicle.

3.
Joining state and community efforts to green transportation, we introduced a new design that uses a solar panel: the XEBRA ZAPCAR and ZAPTRUCK, now with a solar panel option.  With the solar panel we have enabled short commutes on sunlight alone.

4.	We attended the February 2007 National Automobile Dealers Association Trade show in Las Vegas where we received purchase orders for 2,300 electric cars from various dealers.

5.	We introduced a rapid battery charger, enabling purchasers of the XEBRAS to charge the vehicle in one hour or less.

6.	We began the development and manufacturing of a wheel motor “Vespa” type electric motor scooter, with sales expected to begin by the second quarter of 2007.

CRITICAL ACCOUNTING POLICIES

This management’s discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to doubtful accounts, stock-based compensation, investments, goodwill and intangible assets and income taxes as well as contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates using different assumptions or conditions. We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We record revenues only upon the occurrence of all of the following conditions:

•	We have received a binding purchase order or similar commitment from the customer or distributor authorized by a representative empowered to commit the purchaser (evidence of a sale);
•	The purchase price has been fixed, based on the terms of the purchase order;
•	We have delivered the product from its distribution center to a common carrier acceptable to the purchaser. Our customary shipping terms are FOB shipping point; and
•	We deem the collection of the amount invoiced probable.

We provide no price protection. Product sales are net of promotional discounts, rebates and return allowances.

We do not recognize sales taxes collected from customers as revenue.

We provide 30 to 90 day warranties on our personal electric products and record the estimated cost of the product warranties at the date of sale. The estimated cost of warranties has not been significant to date. Should actual failure rates and material usage differ from our estimates, revisions to the warranty obligation may be required.

We had provided up to an extended 36 month or 36,000 mile warranty on the Smart Car Americanized by ZAP, no longer distributed by us since September 30, 2006 and 6 month warranties for the Xebra™ vehicles. At March 31, 2007, we have recorded a warranty liability for $251,973 for estimated repair costs.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from our customers. We record an allowance for doubtful accounts receivable for credit losses at the end of each period based on an analysis of individual aged accounts receivable balances. As a result of this analysis, we believe that our allowance for doubtful accounts is adequate at March 31, 2007, December 31, 2006 and 2005. If the financial condition of our customers should deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory Valuation

We adjust the value of our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions and development of new products by our competitors.  Inventories consist primarily of vehicles, gas and electric, parts and supplies, and finished goods and are carried at the lower of cost (first-in, first-out method) or market.

Deferred Tax Asset Realization

We record a full valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized.  While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Classification of Financial Instruments with Characteristics of both Liability and Equity

We account for financial instruments that we have issued and that have characteristics of both liability and equity in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.  SFAS No. 150 specifies that mandatorily redeemable financial instruments are to be recorded as liabilities unless the redemption is required to occur upon the liquidation or termination of the issuer.  SFAS No. 150 also specifies that a financial instrument that embodies a conditional obligation that an issuer may settle by issuing a variable number of its equity shares is to be classified as a liability if, at inception, the value of the obligation is based solely or predominantly on variations inversely related to changes in the fair value of the issuer’s equity shares.  Should a financial instrument not be classified as a liability under the provisions of SFAS No. 150, we further apply the criteria in Emerging Issues Task Force (EITF) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, which enumerates additional criteria to determine the appropriate classification as liability or equity.  We also evaluate the anti-dilution and/or beneficial conversion features that may be included in our financial instruments in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which may classify the feature as an embedded derivative and require that the financial instrument be bifurcated and the feature accounted for separately.  We evaluate each financial instrument on its own merits at inception or other prescribed measurement or valuation dates and may engage the services of valuation experts and other professionals to assist us in our determination of the appropriate classification.

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), using the modified-prospective transition method. Under the fair value recognition provisions of SFAS 123(R), share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense, net of estimated pre-vesting forfeitures, ratably  over the  vesting period of the award.

In addition, the adoption of SFAS 123R requires additional accounting related to the income tax effects and disclosure regarding the cash flow effects resulting from share-based payment arrangements. In January 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, which provides supplemental implementation guidance for SFAS 123R. We selected the Black-Scholes option-pricing model as the most appropriate fair-value method for our awards. Calculating share-based compensation expense requires the input of highly subjective assumptions, including the expected term of the share-based awards, stock price volatility, and pre-vesting forfeitures. The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected pre-vesting forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, our share-based compensation expense could be significantly different from what we have recorded in the current period. The total amount of stock-based compensation expense recognized during the year ended December 31, 2006 was $4.1 million, all of which has been recorded in general and administrative expenses. At December 31, 2006, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $2,112,270, which is expected to be recognized through December 2009.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 “TRANSITION ELECTION RELATED TO ACCOUNTING FOR TAX EFFECTS OF SHARE-BASED PAYMENT AWARDS” (FSP 123(R)-3). We adopted the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123R in the fourth quarter of fiscal 2006. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123R. The adoption did not have a material impact on our results of operations and financial condition.

Prior to January 1, 2006, we accounted for share-based payments to our employees and non-employee members of our board of directors under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related guidance, as permitted by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (“SFAS 123”), and amended by SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE (“SFAS 148”) . We did not recognize any significant share-based employee compensation costs in our statements of operations prior to January 1, 2006, as options granted to employees and non-employee members of the board of directors generally had an exercise price equal to the fair value of the underlying common stock on the date of grant. As required by SFAS 148, prior to the adoption of SFAS 123(R), we provided pro forma disclosure of net income (loss) applicable to common shareholders as if the fair-value-based method defined in SFAS No. 123 had been applied. In the pro forma information for periods prior to 2006, we accounted for pre-vesting forfeitures as they occurred. Our operating results for prior periods have not been restated.

Further details related to our Stock Plans and our adoption of SFAS 123R are provided in Note 1 - Organization and Significant Accounting Policies and Note 13 -  Stockholders’ Equity (Deficit) to our consolidated financial statements.

We selected the Black-Scholes option-pricing model as the most appropriate fair-value method for our awards. Calculating share-based compensation expense requires the input of highly subjective assumptions, including the expected term of the share-based awards, stock price volatility, and pre-vesting forfeitures. The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected pre-vesting forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, our share-based compensation expense could be significantly different from what we have recorded in the current period.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet transactions.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) Emerging Issues Task Force (EITF) 00-19-2, “Accounting for Registration Payment Arrangements.” This FASB staff position addresses how to account for registration payment arrangements and clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This accounting pronouncement further clarifies that a liability for liquidated damages resulting from registration statement obligations should be recorded in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” when the payment of liquidated damages becomes probable and can be reasonably estimated.

Prior to the adoption of this FSP, we had classified as a note derivative liability and as a warrant liability, financial instruments included in or issued in conjunction with our December 5, 2006 convertible note financing, since the offering of the underlying shares issuable upon conversion of the notes and exercise of the warrants was required to be registered with the SEC, and our failure to file, and obtain and maintain the effectiveness of a registration statement would result in potential cash payments which were not capped.  Our adoption of this accounting pronouncement as of January 1, 2007 resulted in a reclassification of the note derivative liability to the note liability and the warrant liability to equity, and an adjustment to the note discount to reflect the allocated value of the warrant and a beneficial conversion feature, accreted to December 31, 2006, both calculated in accordance with EITF Nos. 98-5 and 00-27.  The cumulative effect of this accounting change of $24,000 was credited to our opening accumulated deficit balance as of January 1, 2007.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition: The entity determines whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the “more-likely-than-not” recognition threshold, the entity presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. We adopted FIN 48 on January 1, 2007 and the impact on our financial statements was not material.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”).  FAS15 permits the measurement of many financial instruments and certain other items at fair value. Entities may choose to measure eligible items at fair value at specified election dates, reporting unrealized gains and losses on such items at each subsequent reporting period.  The objective of FAS 159 is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  It is intended to expand the use of fair value measurement.  FAS159 is effective for fiscal years beginning after November 15, 2007.  We have not evaluated the potential impact of adopting SFAS 159.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements required under other accounting pronouncements. FAS 157 does not change existing guidance regarding whether or not an instrument is carried at fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact on our consolidated financial statements of adopting SFAS No. 157.

RESULTS OF OPERATIONS

Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006

The following table sets forth, as a percentage of net sales, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

	Three months ended March 31,
	2007	2006
Statements of Operations Data:
Net sales	100.0%	100.0%
Cost of sales	95.3%	85.5%
Operating expenses	1,292.5%	113.3%
Loss from operations	(1,287.8)%	(98.8)%
Net loss	(1,305.1)%	(94.7)%

Net sales for the quarter ended March 31, 2007 were $1.1 million compared to $2.9 million for the period ended March 31, 2006.  Sales of vehicles were $964,000 versus $2.8 million in 2006. The difference was primarily due the decrease in sales of the Smart Cars Americanized by ZAP in 2007, since we decided in September 2006 to no longer distribute the vehicles due to the conflict with Daimler Chrysler, and the supply was uncertain. We had to initiate new market strategies, and were forced to close down Smart only dealers and to convert some Smart dealers to XEBRA dealers and to train all dealers in the sales and service of electric vehicles.

The sales of consumer products increased from $87,000 for the first three months of 2006 to $173,000 for the three months ended March 31, 2007. The increase was primarily due to sales of the new ZAPPY 3 electric scooter and the launch of the portable energy rechargeable line.

Gross profit decreased from $424,000 for the first quarter ended March 31, 2006 compared to $54,000 for the quarter ended March 31, 2007. The major reason for the decrease was due to less vehicle unit sales in the first quarter of 2007 due to the lack of Smart Cars and the start-up of XEBRA sales, where the gross margin in 2006 was $417,000 compared to $89,000 in 2007.  Gross profit on consumer products also decreased from a gross profit of $4,000 in 2006 to a gross loss of $37,000 in 2007. Although overall sales of consumer product units were greater for 2007, these increases were offset by inventory adjustments for certain outdated and slow-moving products.

Sales and marketing expenses increased by $120,000 from $251,000 for the quarter ended March 31, 2006 to $371,000 in 2007.  As a percentage of sales, total selling expenses increased from 8.6% of sales in 2006 to 32.6% in 2007. The increase was due to higher salary expenses due to hiring of additional sales personnel and expenses for trade shows and marketing were higher to promote the new Xebra ™ vehicle product line and selected new portable energy items.

General and administrative expenses increased by $10.9 million from $3.1 million for the quarter ended March 31, 2006 to $14.0 million in 2007. The primary increase was due to non-cash expenses of $12 million to account for the modification and extension of certain expiring warrants that were issued to shareholders pursuant to the plan of reorganization in June of 2002 and also to our current employees and officers for compensation purposes. The warrants were extended by five years until July 2012 with the exercise prices also adjusted. The aforementioned increase was offset by lower expenses in 2007 versus 2006 for the following areas:  professional fees, amortization for previous terminated licenses agreements and salaries paid to fewer administrative personnel. Many of the other operating expenses for the quarter ended March 31, 2007 remained comparable with the first quarter of 2006.

Research and development expenses of $335,000 in 2007 were for our investment in a project with Lotus Engineering to develop a new electric car based on the APX (Aluminum Performance Crossover) concept, which showcases Lotus Engineering’s Versatile Vehicle Architecture technology. The vehicle, the ZAPX, will potentially be a production-ready electric all-wheel drive crossover high performance vehicle for us in the USA market.

Interest expense, net increased from an expense of $6,000 in first quarter 2006 to $216,000 in first quarter 2007. The increase was due to interest expense on the 8% convertible notes issued in December 2006 and February 2007.

Other expense, net increased from other expense of $3,000 for the first quarter of 2006 to other income of $23,000 in the first quarter of 2007. The increase was due to minor administration fees earned by us.

Net Loss we reported a net loss of $14.9 million for the quarter ended March 31, 2007 as compared to a net loss of $2.8 million for period ended March 31, 2006.The additional losses in 2007 were primarily due to the modification and extension of certain expiring warrants that were issued by us to selected shareholders and our current employees and officers.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following table sets forth, as a percentage of net sales, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

	Fiscal year ended December 31,
	2006	2005
Statements of Operations Data:
Net sales	100%	100%
Cost of sales	95.15%	90.53%
Operating expenses	184.06%	717.57%
Loss from operations	(179.22)%	(70.81)%
Net loss	(110.02)%	(652.44)%

Net sales for the year ended December 31, 2006 were $10.8 million compared to $3.6 million for the year 2005. The increase of $7.2 million or 200% was due to sales of Advanced Technology Vehicles of $8.3 million for the year-ended 2006 versus $432,000 for the year-ended 2005. Sales of the Smart Car Americanized by ZAP accounted for $7.4 million and shipments of the Xebra (TM) Electric vehicles were $737,000. We have shipped 342 Smart Cars Americanized by ZAP and approximately 100 Xebra vehicles through December 31, 2006. Due to supply problems with Daimler Chrysler’s decision to import Smart Cars in 2008 and interference with our marketing efforts by Daimler Chrysler AG, et al, in September 2006 we discontinued the distribution of the Smart Car Americanized by ZAP. Sales for electric consumer products were $824,000 compared to $624,000 an increase of $200,000 due to the introduction of new electric scooters and All Terrain Vehicles in 2006. Sales for the retail vehicle lot were $1.6 million versus $2.5 million in 2005. The decrease was due to less consumer demand for pre-owned gas vehicles and the transition of the retail lot to include electric vehicles beginning in September 2006.

Gross profit was $525,000 for the year ended December 31, 2006 compared to $341,000 for the year ended December 31, 2005. The overall increase of $184,000 was primarily due to the sales of advanced technology vehicles which resulted in gross profit of $530,000 in 2006 compared with $9,000 in 2005. Sales of electric consumer products in 2006 resulted in a gross loss of $445,000 versus a profit of $17,000 in 2005. In 2006 we provided a reserve for some older consumer products that are slow moving and older models of the product lines. The retail vehicle lot had an increase in gross profit of $440,000 in 2006 versus $303,000 in 2005. The increase was due to product mix with higher margins on certain vehicle models.

Sales and marketing expenses for the year ended 2006 were $1,319,000 as compared to $909,000 in 2005. The increase of $410,000 or 45% in 2006. The higher expense was primarily due to $215,000 for the higher sales salaries, more personnel, higher commissions due to higher sales volume, $175,000 for shows and marketing promotion for attendance at more trade shows and for advertising campaigns for the Xebra (TM) electric vehicles and new consumer products.

General and administrative expenses for the year ended December 31, 2006 were $15.5 million as compared to $18.3 million in 2005. The decrease of $2.9 million or 16% was primarily due to: consulting expenses for the year ended December 31, 2006 being less by approximately $10.4 million and legal and professional fees were less by $1.4 million. In the prior year ended 2005, we incurred a number of one time expenses for legal fees, such as for the Daimler Chrysler lawsuit preparation and various expenses to consultants to identify future funding sources for us. Many of these expenses did not result in the use of our cash but was provided for by the issuance of warrants, common stock or stock options. Also in 2005, we had recorded favorable adjustments to employee compensation warrants and options. The total of non-cash General and Administrative Expenses was $10.5 million for the year ended December 31, 2005. In the year ended December 31, 2006 the decreases in some expense categories was offset by increases in the following: the expensing of stock options and warrants in accordance with FAS 123R resulted in $3.7 million of expense, we also experienced higher expenses for shareholder relations, travel, employee salaries and benefits, higher rents for more warehouse space and higher expenses in many of the other operating expense categories.

Research and development expense for the year ended December 31, 2006 was $715,000 as compared to $156,000 in 2005. The increase of $559,000 was due to payments to Obvio! Automotoveiculos S.A., based in Rio de Janeiro, to develop two ’trybrid’ high-performance microsports cars for markets across the globe. Lotus Engineering, has been selected by OBVIO for the design of ’trybrid’ engines that will run on gasoline, bio-ethanol or natural gas, and other powertrain variants. We also invested in a project with Lotus Engineering to develop a new electric car based on the APX (Aluminum Performance Crossover) concept, which showcases Lotus Engineering’s Versatile Vehicle Architecture technology. The vehicle, the ZAPX, will be a production-ready electric all-wheel drive crossover high performance vehicle for us in the USA market.

Impairment loss on the Smart Automobile license resulted from the cancellation of the Smart Auto license and distribution agreement during the third quarter of 2006. The expense of $2.2 million represents the write-off of the net book value of the Smart Automobile license, advances for inventory and related equipment.

Gain on settlement of Smart Auto liability we realized a gain of $7.1 million resulting from the discharge of the liability from Smart Auto during the third quarter of 2006. The agreement with Smart Auto was previously cancelled in the second quarter of 2006 with a residual liability of $7.1 million at June 30, 2006. The discharge of the liability was largely due to Smart Auto’s inability to supply Smart Cars for ZAP to convert to Smart Cars Americanized by ZAP.

Interest expense, net increased from $17,000 in the year ended December 31, 2005 to $241,000 in 2006. The net increase in interest expense was due to noncash interest expense related to the discount on our Senior Convertible notes.

Other expense increased from $2.0 million in 2005 to $7.5 million in 2006. The increase is primarily due to the gain on the discharge of the Smart Auto liability of $7 million in 2006. In 2005, other income was primarily derived from the gain on the Fusion warrant liability of $1.5 million.

Gain (loss) on revaluation of warrant liability decreased from a gain of $2.2 million for the year ended 2005 to a loss of $158,000 in 2006. The decrease was due to a one-time 2005 transaction which accounted for $1.5 million of the difference. It represented the difference between the fair market value of the warrant liability at December 31, 2004 and the fair market value on February 22, 2005, the date when the warrant liability was settled and transferred to equity. The balance for the year ended December 31, 2006 resulted from favorable changes in the value of warrant and put option liabilities.

Net loss was $11.9 million for the year ended December 31, 2006 as compared to a loss of $23.5 million for December 31, 2005. The decrease in net losses was due to the gain on the discharge of the Smart Auto liability of $7.1 million during the period. However, the gain was offset by the write-off of the Smart License agreement with related equipment , a decrease in the impairment losses on the Smart License and the expensing of stock options and warrants in accordance with FAS 123R.

 LIQUIDITY AND CAPITAL RESOURCES

In the first three months of 2007 net cash used for operating activities was $1.8 million.  In the first three months of 2006, we received cash provided by operations of $65,000. Cash used in the first three months of 2007 was comprised of the net loss incurred for the first three months of $14.8 million plus net non-cash expenses of $13.1 million plus the net change in operating assets and liabilities of $76,000. Cash used in operations in the first three months of 2006 was comprised of the net loss of $2.8 million plus net non-cash expenses of $2.1 million, and the net change in operating assets and liabilities resulting in a use of cash of $700,000.

Investing activities used cash of $18,000 in the first three months ended March 31, 2007 and provided cash of $11,000 during the first three months ended March 31, 2006.

Financing activities provided cash of $2,188,000 and $987,000 during the first three months ended March 31, 2007 and 2006, respectively.

We had cash of $2.6 million at both March 31, 2007 and 2006. At March 31, 2007, we had working capital of $271,000, as compared to working capital of $1 million at March 31, 2006.

We do not have a bank operating line of credit, and there can be no assurance that any required or desired financing will be available through bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of common stock and there is no guarantee that a market will exist for the sale of our shares.

At a special meeting of shareholders, scheduled for October 17, 2006 and subsequently adjourned to October 31, 2006, shareholders approved the issuance and sale of up to 20,000,000 shares of common stock and up to 6,000,000 securities exercisable or convertible into shares of common stock at below-market prices in future private financing transactions.  At present, we need additional capital to continue expanding our current operations.

Our primary capital needs are: (i) to purchase Xebra™ vehicles, both sedan and utility trucks, from our Chinese partner to fulfill the increasing demand for 100% electric vehicles in the United States, and (ii) to continue building our dealer network and expanding our market initiatives.  We also require financing to purchase consumer product inventory for the continued roll-out of new products, to add qualified sales and professional staff to execute on our business plan, and to expand our efforts in the research and development of advanced technology vehicles, such as the ethanol-driven OBVIO! Automobiles and other fuel efficient vehicles.

We used cash from operations of $4.9 million and $4.6 million during the years ended December 31, 2006 and 2005, respectively.

Cash used in operations in 2006 was the result of the net loss incurred for the year of $11.9 million, offset by non-cash expenses of $5.1 million. In 2006, non-cash expenses included $4.7 million related to stock-based compensation for consulting and other services, $4.1 million related to stock-based employee compensation, $2.4 million related to the Smart Auto license and equipment impairment offset by a $7.1 million gain resulting from the settlement of the Smart Auto liability. In 2005 the non-cash expenses included the following: the impairment write-down of the Smart Auto license of $5.7 million, charges of $15.9 million for stock based compensation for consulting and employee compensation, a gain on revaluation of warrant liability of $2.2 million and a $1 million allowance established for the past due Smart Automotive LLC note receivable.

In 2006, the net change in operating assets and liabilities resulted in a cash increase of $2.0 million. The change was primarily due to a decrease in inventory.

Investing activities used cash of $42,000 and $798,000 during the year ended December 31, 2006 and 2005, respectively. In 2005, our investing activities used cash for the acquisition of property and equipment and to acquire a distribution license.

Financing activities provided cash of $5.5 million and $1.6 million during the year ended December 31, 2006 and 2005, respectively.

At December 31, 2006 we had cash of $2.2 million as compared to $1.5 million at December 31, 2005. Our working capital deficit at December 31, 2006 was $71,000 compared to working capital of $543,000 at December 31, 2005. We do not have a bank operating line of credit, and there can be no assurance that any required or desired financing will be available through bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of common stock and there is no guarantee that a market will exist for the sale of our shares.

In September of 2006, we signed a Settlement Agreement with Phi-Nest requiring that the common stock being held as collateral be transferred to an independent third party (Michael C. Sher dba the Law Offices of Michael C. Sher), to hold the securities in a depository account. At the same time, we entered into an agreement with International Monetary Group (“IMG”) whose President and CEO is Patrick D. Harrington, a merchant banking company to procure financing for us. Michael C. Sher was also acting as IMG’s in-house attorney. In return, Phi-Nest received 150,000 shares of the collateral stock for consulting services and forgiveness of a note receivable for $56,000 owed by a principle of Phi-Nest and cousin of Steven Schneider, our CEO. As a result, we recognized $236,000 in non-cash charges in the accompanying consolidated statement of income.

In January 2005, we advanced $1,000,000 to Smart Automobile LLC and Thomas Heidemann (President of Smart Auto LLC) in exchange for a note receivable. The note bears interest at 5% per annum, payable in 24 equal monthly installments beginning January 7, 2006. The loan was secured by an interest in certain Smart Cars owned by Smart Auto LLC. The note was in default as of January 7, 2006 since we have not received the required payments and is uncertain if any payments will be received in the future and has therefore established a reserve a $1 million in the event efforts to collect the note are unsuccessful.

In September 2005, we signed a $425 million revolving financing facility with Surge Capital II, LLC that, subject to certain conditions, can be used by us to import Smart Cars Americanized by ZAP and other advanced transportation vehicles for our dealers. The financing agreement had a term of one year, but may be extended upon agreement by both parties. The financing is based on orders we receive from dealers who must be approved in advance by Surge Capital II, LLC and is secured by a first lien on substantially all of our assets. In September of 2006, the financing facility expired with neither party wishing to continue the agreement. No amounts were outstanding and due under the agreement and all liens placed on behalf of Surge Capital II, LLC have been cancelled.

A special meeting of shareholders was held on October 17, 2006 to approve the issuance and sale of up to 20,000,000 shares of common stock and up to 6,000,000 securities exercisable or convertible into shares of common stock at below-market prices to private investors. It is estimated that the issuance and sale of these securities may potentially raise between $10 and $15 million in the financing transaction. At present, we need additional capital to continue expanding its current operations. Due to the lack of a quorum of the shareholders at the special meeting on October 17, 2006 the meeting was adjourned and rescheduled for October 31, 2006 where the proper quorum existed and the proposal was approved by 88% of the shareholders. As of March 30, 2007 we have issued $2.7 million of Convertible notes and sold $900,000 of common stock and warrants to a qualified investor. Any further equity transactions will depend on the overall stock market price acceptance.

Investment proceeds will be used primarily: (i) to purchase Xebra (TM) vehicles, both sedan and utility trucks, from our Chinese partner to fulfill the increasing demand for 100% electric vehicles in the United States, and (ii) to continue building our dealer network and expanding our market initiatives. We will also use the proceeds to purchase consumer product inventory for the continued roll-out of new products, to add qualified sales and professional staff to execute on our business plan, and to expand our efforts in the research and development of advanced technology vehicles, such as the ethanol-driven OBVIO! Automobiles and other fuel efficient vehicles.

8% SENIOR CONVERTIBLE NOTES

On December 5, 2006, when the market price of the Company’s common stock was $0.89 per share, the Company entered into a Securities Purchase Agreement with three institutional and accredited investors or purchasers pursuant to which the Company sold to the purchasers $1.5 million aggregate principal amount of 8% senior convertible notes due December 5, 2008 (the “Notes due 2008”) and warrants to purchase 450,000 shares of common stock of the Company (the “Initial Warrants”) in a private placement. The Notes due 2008 are convertible at $1.00 per share into 1,500,000 shares of the Company’s common stock, subject to anti-dilution and other adjustments. The Initial Warrants, each immediately exercisable and expiring on December 5, 2011, are exercisable at $1.10 per share, subject to anti-dilution and other adjustments.

On February 20, 2007, when the market price of the Company’s common stock was $1.08 per share, the Company entered into a Purchase and Amendment Agreement (the “Amendment”), amending the Securities Purchase Agreement entered into by the Company on December 5, 2006 (the “Original Agreement” and as amended by the Amendment, the “Agreement”), with several institutional and accredited investors or purchasers pursuant to which the Company sold to the purchasers $1.2 million aggregate principal amount of 8% senior convertible notes due February 2009 (the “Notes due 2009” and with the Notes due 2008, the “Notes”) and warrants to purchase 360,000 shares of the common stock of the Company (the “Additional Warrants” and with the Initial Warrants, the “Warrants”), in a private placement. The transaction closed on February 22, 2007 (the “February 2007 financing”). The Notes due 2009 are convertible at $1.00 per share into 1,200,000 shares of the Company’s common stock, subject to anti-dilution and other adjustments. Gross proceeds from the sale to the Company were $1.2 million, of which $15,000 was paid to one of the purchasers for expenses incurred in connection with the February 2007 financing.

The Notes provide for anti-dilution adjustments of issuable shares and the conversion price should the Company issue common stock or common stock equivalents for a price less than the conversion price, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. The Warrants provide for anti-dilution adjustments of the issuable shares and the exercise prices thereof should the Company issue common stock or common stock equivalents for a price less than the exercise price of the Warrants, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. The anti-dilution provided by the Warrants calls for the exercise price of the Warrants to adjust to 110% of the price of any dilutive issuances, on a per share basis. After December 31, 2007 and if the daily volume weighted average price of its common stock is equal to or greater than the Forced Conversion Price (as defined) for 20 trading days occurring during any period of thirty consecutive trading days, and certain other conditions are satisfied, the Company has the right to require the conversion of any unconverted Notes into shares of common stock. After December 31, 2007, and if the daily volume weighted average price of its common stock is equal to or greater than the $2.20 for 20 trading days occurring during any period of thirty consecutive trading days, and certain other conditions are satisfied, the Company has the right to require the exercise of any unexercised Warrants into shares of common stock.

The Notes provide for quarterly interest to be paid in cash, or subject to certain conditions, by issuing shares of common stock. If the Company is eligible and elects to pay quarterly interest in stock, the price per share used to calculate the number of shares due for interest will be calculated by reducing the market price of the shares by 5% (as defined).

The Company will use the proceeds from the issuance of the Notes for general working capital purposes and to increase the capacity of its product distribution network.

Under terms of a registration rights agreement, the Company is obligated to file a registration statement within 90 days of the closing date of the sale of the Notes due 2008 for the resale of the shares of common stock underlying the Notes, the Warrants and any other shares issuable pursuant to the terms of the Notes or the Warrants and to cause the registration statement to become effective within 180 days of the closing date.  The Company is also required to maintain the effectiveness of the registration statement until all shares have been sold or may be sold without a registration statement.

In the event the registration statement is not filed within 90 days after the closing or does not become effective within 180 days of the closing, or once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, the Company will be required to pay, in cash, an amount for such failure, equal to 1% of the aggregate principal amount for each thirty day period in which the registration statement is not filed, effective, or maintained effective. There is no cap on the amount of damages potentially payable by the Company should the registration statement not be filed, declared effective, or maintained effective. At May 14, 2007, the Company has not filed a registration statement pursuant to the registration rights agreement and has not made any payments to the purchasers of such amount. The Company has been contacted by one of the noteholders regarding this situation. In the current discussions, the Company has indicated its intention to file the required registration by June 30, 2007. The noteholder has expressed their willingness to work with the Company to resolve any issues regarding compliance with the notes including a possible restructuring of the debt instruments if necessary.

If the Company issues additional common stock or common stock equivalents for a price less than the Conversion Price, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date of the Notes, the investors will have the right, but not the obligation, to participate in such issuance, upon the same terms as those offered, so that each Investor’s percentage ownership of the Company remains the same.

The Company paid fees of $40,000 related to the Notes. These cash fees have been recorded as deferred offering costs and are being amortized over the life of the Notes.

As discussed in Note 2, on January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) Emerging Issues Task Force (EITF) 00-19-2, “Accounting for Registration Payment Arrangements”. This FASB staff position addresses how to account for registration payment arrangements and clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. Prior to the adoption of this FSP, the Company classified as a note derivative liability and as a warrant liability, financial instruments included in or issued in conjunction with our December 2006 financing, since the resale of the underlying shares issuable upon conversion of the notes and exercise of the warrants was required to be registered with the SEC, and the Company’s failure to file, and obtain and maintain the effectiveness of a registration statement would result in potential cash payments which were not capped. The Company’s adoption of this accounting pronouncement as of January 1, 2007 resulted in a reclassification of the note derivative liability to the note liability and the warrant liability to equity, and an adjustment to the note discount to reflect the allocated value of the warrant and a beneficial conversion feature, accreted to December 31, 2006, both calculated in accordance with EITF Nos. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments,” and EITF 00-27, “Application of EITF Issue No. 98-5, ’Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments.” The cumulative effect of this accounting change of $24,000 was credited to the opening accumulated deficit balance as of January 1, 2007.

In accordance with EITF 98-5 and 00-27, the Company allocated the note proceeds of $1.2 million from the February 2007 financing between the fair value of the notes and the fair value of the warrants. The Company valued the warrants at $0.97 per share using the binomial option pricing model with the following assumptions: risk free interest rate of 4.69%; effective dividend rate of 0.00%; volatility of 140%, and expected term of 4 years. The relative fair value of the warrants is $272,000, which was recorded as a discount to the notes, with a corresponding credit to equity or common stock. The Company determined that the proceeds allocated to the warrants should be treated as equity in accordance with the provisions of EITF 00-19 and FSP 00-19-2. The Company further determined that there was a beneficial conversion feature associated with the notes of $368,000, calculated as the difference between the fair value of the shares of common stock issuable upon conversion of the notes and the proceeds allocated to the notes. The Company recorded the amount of the beneficial conversion feature as an additional discount to the notes, with a corresponding credit to equity, or common stock. The aggregate amounts of the discounts to the notes was $640,000, which is being amortized to interest expense using the effective interest method prescribed by APB Opinion No. 21, “Interest on Receivables and Payables,” over the life of the notes. The effective interest rate of these notes is approximately 46.7% based on the stated interest rate, the amount of amortized discount, the amount of deferred offering costs attributable to the notes and their term.

The Company is required to make monthly principal payments on the Notes beginning on June 1, 2007, in twelve equal installments. Under certain circumstances, the Company may make all or a portion of these principal payments with common stock. If the Company chooses to repay principal with common stock, the principal payment share price will generally be the lesser of i) 90% of the lowest daily volume weighted average price for any trading day among the ten consecutive trading days occurring immediately prior to the principal payment date and ii) the conversion price in effect on such principal payment date.

Scheduled annual maturities for this long-term debt for years ending after December 31, 2006 are as follows: $1,575,000 - 2007 (nine months); and $1,125,000 - 2008.

The note agreements contain certain affirmative and restrictive covenants, including, among other things, covenants prohibiting the Company from paying cash dividends on its common stock and requiring the Company to file, and achieve and maintain the effectiveness of a registration statement. If the Company breaches any of the covenants and, after receiving notice from noteholders, does not, within a certain period of time, cure the breach, , or if there is a change in control,the noteholders may call the loan, thereby requiring the payment of the principal balance of the notes and accrued interest plus a 20% penalty.

Certificates of Adjustment

On April 30, 2007, the Company entered into Certificates of Adjustments to the Notes and Warrants (the “Adjustments”) to adjust certain provisions of the Notes and Warrants as a consequence of the declaration by the Company of a ten percent (10%) common stock dividend to common shareholders of record on February 15, 2007, payable February 28, 2007.  As a result of the Adjustments, the conversion price of the Notes was reduced to $0.909 per share, the Initial Warrants were increased to 495,000 at an exercise price of $1.00 per share, and the Additional Warrants were increased to 396,000 at an exercise price of $1.20 per share.

Second Amendment

On June 26, 2007, the Company entered into an Amendment Agreement (the “Second Amendment”) with the purchasers to adjust certain provisions of the Notes and Initial Warrants as a consequence of selling shares to a third party investor for per share consideration less than the conversion price of the Notes and exercise price of the Initial Warrants.  As a result, the conversion price of the Notes was reduced to $0.727 per share and the Initial Warrants were increased to 594,001 at an exercise price of $0.80 per share. The Second Amendment also deferred the June and July 2007 payments of the principal due under the Notes to August 1, 2007, extended the filing deadline of the Registration Statement to July 9, 2007, reduced the number of shares required to be registered under the Agreement to 130% of the shares underlying the Notes and Warrants, and allowed for the inclusion of an aggregate of 4,490,630 additional shares of common stock in any registration statement filed by the Company in connection with the Agreement.  In consideration for these modifications, the Company agreed to pay the purchasers an aggregate of $113,000 in liquidation damages, payable in 141,750 shares of common stock of the Company, and warrants to purchase an aggregate of 200,000 shares of common stock of the Company at an exercise price of $1.10 per share.  The Company also agreed to include the shares and warrants issued pursuant to the Second Amendment in the registration statement required to be filed by the Company pursuant to the Agreement.

SECURED CONVERTIBLE NOTE

The Company also has a $2 million convertible note due in March 2025, with annual interest at 2% through March of 2005, and thereafter at the prime rate (as defined) plus 2%. Payments started on April 2005, at which time, the note is payable with equal principal and interest payments over the next 240 months. The noteholder has the option to convert some or all of the unpaid principal and accrued interest to shares of ZAP’s common stock at $2.15 per share or an agreed upon conversion price (as defined). The note was issued in exchange for the purchase of the Company’s new corporate headquarters and is secured by this property. The note has a balance of $1,872,000 at March 31, 2007.

Scheduled annual maturities for this long-term debt for years ending after December 31, 2006 are as follows: $78,000 - 2007 (nine months); $104,000 - 2008; $104,000 - 2009; $104,000 - 2010; $104,000 - 2011; and $1,378,000- thereafter.

SEASONALITY AND QUARTERLY RESULTS

Our business is subject to seasonal influences. Sales volumes in this industry typically slow down during the winter months, November to March in the U.S. We intend to develop a wide auto distribution network to counter any seasonality effects.

INFLATION

Our raw materials and finished products are sourced from stable, cost-competitive industries. As such, we do not foresee any material inflationary trends for our raw materials and finished goods sources.

GOODWILL

Goodwill consists of the excess consideration paid over net assets acquired. Impairment of goodwill is evaluated annually in December, absent earlier indicators of impairment. The impaired value is determined by reference to cash flows anticipated from estimated proceeds from selling the related technology and/or sales of products directly linked to the technology and assets that gave rise to the goodwill.

USE OF ESTIMATES

The preparation of financial statements in conformity with U. S. generally accepted accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. The amounts estimated could differ from actual results.

DESCRIPTION OF PROPERTY

           The chart below contains a summary of our principal facilities:

Location	Use	Square Feet	Rent
501 Fourth Street Santa Rosa, California	Corporate Headquarters	20,000	$ — (1)
44720 Main Street Mendocino, California	Retail Outlet	5,507	$ — (2)
2 West Third Street	Main Warehouse	22,000	$9,000
806 Donahue Street	Vehicle Storage	21,954	$8,800
3362 & 3405 Fulton Road Santa Rosa, California	Office, Automobile Lot	21,780	$7,000

(1)
Under the terms of the Mortgage, dated March 7, 2003, between us and Atocha Land LLC concerning the Fourth Street location, monthly payments of principal and interest amortizing the underlying $2 million debt have commenced on April 7, 2005, with the interest at the prime rate plus 2%. The underlying debt may be converted to our common shares at Atocha’s option.  See also below.

(2)
In the second quarter of 2005, we issued 445,442 common shares in exchange for the purchase of real estate.  We recorded the common shares at the appraised value of the real estate. Under the terms of the purchase, we are obligated to issue additional common shares for no additional consideration if after 1 year the market price of our common shares is less than the market price at their date of issuance.  We have evaluated the potential liability and has accordingly provided an estimate in the financial statements at December 31, 2006.

We purchased the Fourth Street building in March 2003 to use as our principal executive offices. The building was built originally in 1906 and is in downtown Santa Rosa. Over the years it was updated and remodeled by previous owners and us. We have renovated the building during our ownership with new carpets, paint and remodeled to include a new showroom and conference room. The building and contents are adequately insured in the opinion of management. We occupy more than 90 percent of the building. The property tax rate is set at 1 percent per year of the assessed value (currently set at the 2004 appraised value of $2.9 million). The building is being depreciated over a 30 year useful life. We have a $2 million convertible note due in March 2025, with annual interest at 7.5%. We began making payments in April 2005 of $15,166 per month. The note is payable with equal principal and interest payments over the next 240 months. The note-holder has the option to convert some or all of the unpaid principal and accrued interest to shares of our common stock at $2.15 per share or an agreed upon conversion price (as defined). The seller also received common stock and warrants in connection with the transaction. We purchased the Mendocino, California property in May 2005 which is currently being used as a retail outlet. The net book value of our real estate holdings at December 31, 2006 was approximately $4 million.

The rest of our facilities are leased. The properties located at 3362 and 3405 Fulton Road are rented on a month-by-month basis from our Chief Executive Officer. We plan to continue to rent properties based on our needs.  We believe these properties are adequate for our foreseeable needs.

It is management’s opinion that our insurance policies cover all insurance requirements of the landlords. We own the basic tools, machinery and equipment necessary for the conduct of our repairs, our minimal research and development, and vehicle prototyping activities. We believe that the above facilities are generally adequate for present operations. At present, the manufacturing for us is being contracted out as well as certain research and developments projects such as the Lotus Arrangement mentioned earlier.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since inception between us and our subsidiaries and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

RELATED PARTY TRANSACTIONS

Rental agreements

We rent office space, land and warehouse space from our CEO and major shareholder. These properties are used to operate the car outlet and to store inventory. Rental expense was approximately $96,500 and $196,000 for the years ended December 31, 2006 and 2005, respectively.

Consulting services and other services

In November and December 2003, we entered into certain agreements with two cousins of Steven M. Schneider, our CEO. One cousin received 25,000 B-2 restricted warrants and 25 shares of preferred stock, which were later converted into 50,000 shares of restricted common stock. The stock and warrants were issued for website design services. The other cousin received 200,000 shares of unrestricted common stock in January 2004. The shares were issued for consulting services. In April 2004, we issued 2 million B-2 restricted warrants and 1 million K-2 restricted warrants to Sunshine 511 Holdings for consulting services. The managing partner of Sunshine 511 Holdings is the cousin of our CEO. In the fourth quarter of 2005 we expensed approximately $2.2 million, the carrying value of the prepaid services, since limited services had been received and there were no assurances that future services would be received. Also in 2004, certain leasehold improvements in the amount of $65,000 made by us on rental properties were abandoned in favor of the landlord, who is our CEO. In September of 2006, we cancelled a shareholder note of $56,000 due by the cousin of Steven Schneider in exchange for consulting services.

Inventory Purchase

In December 2005, we purchased inventory from a related entity where two of our officers and directors are also members of its Board of Directors. The transaction resulted in a payable due to the related company of $204,000 at December 31, 2006 and 2005. During the second quarter of 2006 the parties agreed that the payment will be offset against future outside advertising services which will be provided to the related entity by us.

Sales to a related entity

We also signed in the third quarter of 2006 a Distributor License Agreement with a business entity that is wholly owned by the brother of Maximilian Scheder- Bieschin, our former President. The terms of the agreement are the same as other distributor licenses signed with us. The total sales through December 31, 2006 were $21,000. In addition, Smart Concepts is holding certain Xebra (TM) Vehicles on a consignment basis valued at $24,000.

DIRECTOR INDEPENDENCE

The following director is an independent director as that term is defined under NASDAQ Rule 4200(a)(15):

Peter H. Scholl

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, having no par value per share, is traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “ZAAP.” The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTCBB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Common Stock

Quarter Ended	High Bid	Low Bid
June 30, 2007	$1.27	$0.91
March 31, 2007	1.15	1.05

December 31, 2006	1.18	0.79
September 30, 2006	1.74	0.69
June 30, 2006	2.59	1.12
March 31, 2006	1.81	0.28

December 31, 2005	1.07	0.26
September 30, 2005	1.40	0.96
June 30, 2005	3.03	0.93
March 31, 2005	$3.56	$2.35

HOLDERS

We have approximately 3,625 record holders of our common stock as of June 27, 2007 according to a shareholders list provided by our transfer agent as of that date. The number of registered shareholders does not include any estimate by us of the number of beneficial owners of common shares held in street name. The transfer agent and registrar for our common stock is Continental Trust & Transfer Company.

DIVIDENDS

We have never declared nor paid any cash dividends on our common stock and we do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. Any future determination to declaration and payment of cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time. On November 9, 2006, our Board of Directors approved a 10% stock dividend to be issued, effective February 28, 2007, to all common shareholders of record as of February 15, 2007.
EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal year ended December 31, 2006. The following table summarizes all compensation for fiscal year 2006 received by our Chief Executive Officer, and our three most highly compensated  executives . Each of these officers is referred to as a “named executive officer.”

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Schneider, CEO Principal Executive Officer	2006	$120,000	0	17,800	419,756	0	0	0	$557,556

Gary Starr, Chairman	2006	$120,000	0	17,800	419,756	0	0	0	$557,556

William Hartman Principal Financial Officer	2006	$115,000	0	17,800	100,000	0	0		232,800

Renay Cude, Secretary	2006	$78,000	0	17,800	419,756	0	0	0	$515,556

(1)  Stock awards are based on the stock price on the date of issue. Options/warrant awards were calculated using the following     assumptions: dividend of 0, risk-free interest rate of 5.12% for warrants and 4.91% for options, expected life of 5 months for warrants and 6.75 years for options, strike price of $1.00 for warrants and $0.91 for options, stock price of $0.91 and volatility of 149.75%. All option and warrant issuances were fully vested at time of issue.

EMPLOYMENT AGREEMENTS

We currently have employment agreements with three of our Named Executive Officers as described below.

Steve Schneider, Chief Executive Officer

We entered into an employment agreement with Steve Schneider on October 1, 2003. The agreement provides that Mr. Schneider will serve as our Chief Executive Officer through October 1, 2008 and receive a salary, benefits and options equal to our highest paid employee, but in no event less than $75,000 per year. Mr. Schneider’s current salary is set at $120,000. In addition, the agreement provides that should we become profitable, Mr. Schneider’s salary will automatically be increased by 10% for every $100,000 in profits calculated on a quarterly basis. Mr. Schneider annually receives a grant of stock options or warrants equal to 1% of our outstanding common stock at an exercise price equal to 110% of the market price on the date of grant. Mr. Schneider also receives all other benefits as are afforded to our employees and a Company car, or a car allowance of $5,000 per year in lieu of a Company car. In the event we terminate his employment without cause, Mr. Schneider is entitled to his full salary for the remainder of the term of the agreement. Should we elect to terminate Mr. Schneider’s employment in the case of a merger or reclassify Mr. Schneider without cause prior to the expiration of the employment agreement, we must retain Mr. Schneider as an employee or consultant for a period of five years for an aggregate salary of $500,000, payable bi-monthly, or make a lump sum payment of $300,000. The agreement automatically renews for successive five year periods unless terminated by either party upon proper notice. On March 30, 2007, our Board of Directors did approve the extension of the employment agreement with Mr. Schneider through October 1, 2013.

Gary Starr, Chairman of the Board

We entered into an employment agreement with Gary Starr on October 1, 2003. The agreement provides that Mr. Starr will serve as our Chairman of the Board of Directors through October 1, 2008 and receive a salary, benefits and options equal to our highest paid employee, but in no event less than $75,000 per year. Mr. Starr’s current salary is set at $120,000. In addition, the agreement provides that should we become profitable, Mr. Starr’s salary will automatically be increased by 10% for every $100,000 in profits, calculated on a quarterly basis. Mr. Starr annually receives a grant of stock options or warrants equal to 1% of our outstanding common stock at an exercise price equal to 110% of the market price on the date of grant. Mr. Starr also receives all other benefits as are afforded to our employees and a Company car, or a car allowance of $5,000 per year in lieu of a Company car. In the event we terminate his employment without cause, Mr. Starr is entitled to his full salary for the remainder of the term of the agreement. Should we elect to terminate Mr. Starr’s employment in the case of a merger or reclassify Mr. Starr without cause prior to the expiration of the employment agreement, we must retain Mr. Starr as an employee or consultant for a period of five years for an aggregate salary of $500,000, payable bi-monthly, or make a lump sum payment of $300,000. The agreement automatically renews for successive five year periods unless terminated by either party upon proper notice. On March 30, 2007, our Board of Directors approved the extension of the employment agreement with Mr. Starr through October 1, 2013.

Renay Cude, Corporate Secretary

We entered into an employment agreement with Renay Cude on October 1, 2003. The agreement provides that Ms. Cude will serve as our Corporate Secretary through October 1, 2008 and receive a salary, benefits and options equal to our highest paid non-corporate officer-employee, but in no event less than $36,000 per year. Ms. Cude’s current salary is set at $78,000. In addition, the agreement provides that should we become profitable, Ms. Cude’s salary will automatically be increased by 10% for every $100,000 in profits, calculated on a quarterly basis. Ms. Cude annually receives a grant of stock options or warrants equal to 1% of our outstanding common stock at an exercise price equal to 110% of the market price on the date of grant. Ms. Cude also receives all other benefits as are afforded to our employees and a Company car, or a car allowance of $5,000 per year in lieu of a Company car. In the event we terminate her employment without cause, Ms. Cude is entitled to her full salary for the remainder of the term of the agreement. Should we elect to terminate Ms. Cude’s employment in the case of a merger or reclassify Ms. Cude without cause prior to the expiration of the employment agreement, we must retain Ms. Cude as an employee or consultant for a period of five years for an aggregate salary of $250,000, payable bi-monthly, or make a lump sum payment of $150,000. The agreement automatically renews for successive five year periods unless terminated by either party upon proper notice. On March 30, 2007, our Board of Directors did approve the extension of the employment agreement with Ms. Cude through October 1, 2013.

The following table sets forth certain information concerning stock option awards granted to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Steve Schneider (1)	1,690,786	—	—	1.00	7/1/12
Steve Schneider (2)	200,000	—	—	0.25	7/5/12
Steve Schneider (2)	486,111	13,889	—	1.26	6/23/14
Steve Schneider (2)	428,877	85,775	—	1.32	11/16/14
Steve Schneider (2)	211,265	105,633	—	0.93	6/7/15
Steve Schneider (1)	355,424	—	—	0.91	8/11/16
Gary Starr (1)	1,470,671	—	—	1.00	7/1/12
Gary Starr (2)	116,667	—	—	1.20	12/19/11
Gary Starr (2)	150,000	—	—	0.25	7/5/12
Gary Starr (2)	486,111	13,889	—	1.26	6/23/14
Gary Starr (2)	428,877	85,775	—	1.32	11/16/14
Gary Starr (2)	211,265	105,633	—	0.93	6/7/15
Gary Starr (1)	355,424	—	—	0.91	8/11/16

Renay Cude (1)	1,525,786	—	—	1.00	7/1/12
Renay Cude (1)	161,700	—	—	0.50	12/2/13
Renay Cude (2)	48,611	1,389	—	1.26	6/23/14
Renay Cude (2)	428,877	85,775	—	1.32	11/16/14
Renay Cude (2)	211,265	105,633	—	0.93	6/7/15
Renay Cude (1)	355,424	—	—	0.91	8/11/16
William Hartman (1)	687,500	—	—	1.00	7/1/12
William Hartman (3)	41,667	8,333	—	1.32	11/16/14
William Hartman (3)	25,000	—	—	1.20	12/19/11
William Hartman (3)	72,917	2,083	—	1.26	6/23/14
William Hartman (1)	100,000	—	—	1.03	9/18/16

(1)	The award represents warrants which are exercisable at the time of issuance.

(2)	The award vests equally over 36 months from date of grant. The option has a ten year life. Issued per the employment agreements

(3)	The award vests equally over 36 months from date of grant. The option has a ten year life.

DIRECTOR COMPENSATION

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the independent directors below for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (6)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

Raymond F. Byrne (1)	$3,000	$20,800	0	0	0	0	$23,800
Peter H. Scholl (1)	$3,000	$20,800	0	0	0	0	$23,800

(1)
Both independent directors received a stock award with value of $17,800 for their service on the Board and $3,000 for attending Board meetings. Raymond Byrne resigned from the Board of Directors in May 2007.

Compensation of Directors

Starting in April 2006, all directors received $500 and a grant of $500 of common stock for attendance at each Board meeting and each committee meeting. Directors are also reimbursed for out-of-pocket travel and other expenses incurred in attending Board and/or committee meetings. Prior to April 2006, we did not provide our directors with cash or other forms of compensation, although we did reimburse their out-of-pocket expenses. Each Director also received 20,000 shares of common stock in December 2006 as an additional compensation incentive.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2007 through the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F. Street, NE, Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2006 and 2005 and the unaudited condensed consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 commence on the following page.

ZAP
CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of ZAP

We have audited the accompanying consolidated balance sheet of ZAP as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the consolidated financial position of ZAP at December 31, 2006, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for share based compensation when it adopted SFAS No. 123(revised 2004),“Share-Based Payments” in accounting for its employee stock-based compensation, applying the modified prospective method effective January 1, 2006.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP
San Francisco, California
March 30, 2007, except for Note 17, which is as of June 26, 2007

ZAP
Consolidated Statements of Operations
(In thousands; except per share data)

	Year ended December 31,
	2006	2005
Net sales	$10,830	$3,602
Cost of goods sold (exclusive of amortization of smart license)	(10,305)	(3,261)
Gross profit	525	341
Operating expenses:
Sales and marketing	(1,319)	(909)
General and administrative expenses (non-cash of $8,749 in 2006 and $10,505 in 2005, respectively)	(15,452)	(18,352)
Research and development	(715)	(156)
Loss on disposal of equipment	—	(36)
Loss on joint venture investment	—	(372)
Impairment loss on Smart Automobile license, fixed assets and goodwill	(2,448)	(6,022)
Total operating expenses	(19,934)	(25,847)
Loss from operations	(19,409)	(25,506)
Other income (expense):
Gain on settlement of Smart Auto liability	7,051	—
Gain on revaluation of put-option, warrant and note derivative liabilities	581	1,883
Interest expense, net (non-cash of $207 and $10 in 2005, respectively)	(241)	(17)
Other income, net	107	143

Loss before income taxes	(11,911)	(23,497)
Provision for income taxes	(4)	(4)

Net loss	$(11,915)	$(23,501)
Net loss per share:
Basic and diluted	$(0.31)	$(0.68)
Weighted average number of common shares outstanding:
Basic and diluted	39,021	34,687

See notes to consolidated financial statements

ZAP
Consolidated Balance Sheets
(In thousands, except per share data)

As of December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,160
Accounts receivable, net of allowance of $179 ($333 in 2005)	224
Inventories	2,347
Prepaid non-cash professional fees	715
Other prepaid expenses and other current assets	449
Total current assets	5,895
Property and equipment, net	4,466
Other assets:
Patents and trademarks, net	91
Smart Automobile license, net	—
Goodwill	175
Prepaid non-cash professional fees, less current portion	146
Deferred offering costs	25
Deposits and other	18
TOTAL ASSETS	$10,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term note	$104
Accounts payable	250
Accrued liabilities	2,703
Deferred revenue	1,190
Put option liability	230
Note derivative liability	1,189
Warrant liability	300
License fee payable	—
Total current liabilities	5,966
Secured convertible note, less current portion	1,833
8% Senior convertible notes, net of discount of $1,498	2
Other long-term debt	5
TOTAL LIABILITIES	7,806

ZAP
Consolidated Balance Sheets (cont’d)
(In thousands, except per share data)

As of December 31,
2006
Commitments and contingencies
Shareholders’ equity:
Preferred stock; 50 million shares authorized; no par value; no shares issued and outstanding	—
Common stock; 200 million shares authorized; no par value; 38,414,259 shares issued and outstanding	91,227
Common stock issued as loan collateral	(1,549)
Notes receivable from shareholders, net	—
Accumulated deficit	(86,668)
Total shareholders’ equity	3,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,816

See notes to consolidated financial statements

ZAP
Consolidated Statements of Cash Flows
(In thousands)

	Year ended December 31,
	2006	2005
Operating activities:
Net loss	$(11,915)	$(23,501)
Items not requiring the current use of cash:
Gain on settlement on Smart Auto liability	(7,051)	—
Depreciation and amortization	1,434	1,426
Loss on disposal of fixed assets	—	36
Impairment write down of Smart Auto license and equipment	2,191	5,721
Impairment of goodwill	—	301
Impairment of fixed assets	257	—
Loss on investment in joint venture	—	372
Gain (loss) on revaluation of warrant and note derivative liabilities	158	(2,215)
Gain (loss) on revaluation of put option liability	(739)	331
Allowance for doubtful accounts	(154)	(215)
Stock-based compensation for consulting and other services	4,699	15,860
Stock-based employee compensation	4,050	(5,355)
Non-cash interest expense attributable to discount on convertible debt	207	10
Changes in other items affecting operations:
Accounts receivable	115	224
Inventories	(609)	573
Advance on Smart car inventory	1,378	188
Prepaid expenses	(267)	42
Other assets	260	—
Accounts payable	61	39
Accrued liabilities	921	1,464
Deferred revenue	140	75

Cash used for operating activities	(4,864)	(4,624)

Investing activities:
Acquisition of property and equipment	(77)	(406)
Proceeds from sale of equipment	35	—
Acquisition of distribution license	—	(268)
Investment in joint venture	—	(124)

Cash used for investing activities	(42)	(798)

ZAP
Consolidated Statements of Cash Flows (cont’d)
(In thousands)

	Year ended December 31,
	2006	2005
Financing activities:
Issuance of common stock	2,076	1,250
Exercise of warrants and options	2,061	978
Proceeds from convertible debt, net of issuance costs	1,475	—
Payments on long-term debt	(93)	(127)
Payments on note receivable from shareholder	—	14
Repurchase of common stock	—	(500)

Cash provided by financing activities	5,519	1,615

Increase (decrease) in cash and cash equivalents	613	(3,807)

Cash and cash equivalents at beginning of year	1,547	5,354

Cash and cash equivalents at end of year	$2,160	$1,547

See notes to consolidated financial statements

ZAP
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2006 and 2005
(Stated in US Dollars)

	Convertible preferred stock		Common stock		Accumulated	Common stock issued as loan	Notes Receivable from Share-
	Shares	Amount	Shares	Amount	Deficit	collateral	holders	Total
Balance at December 31, 2004	7.50	$7,500	29,524	$63,616	$(51,252)	$(3,529)	$(70)	$16,265
Issuance of common stock for:
Real property and other assets	—	—	514	1,211	—	—	—	1,211
Inventory	—	—	224	235	—	—	—	235
Consulting and other services	—	—	879	1,405	—	—	—	1,405
Employee compensation	—	—	38	83	—	—	—	83
Cash	—	—	630	1,250	—	—	—	1,250
Repurchased shares from Fusion Capital	—	—	(200)	(500)	—	—	—	(500)
Exercise of warrants and options	—	—	886	978	—	—	—	978
Investment in joint venture	—	—	90	248	—	—	—	248

Fair value of warrants issued for consulting and other services	—	—	—	9,290	—	—	—	9,290

Reclassification of warrant liability	—	—	—	6,711	—	—	—	6,711
Put option liability	—	—	—	(638)				(638)
Employee warrants – variable accounting adjustment	—	—	—	(5,438)	—	—	—	(5,438)

Proceeds from notes receivable	—	—	—	—	—	—	14	14
Net loss	—	—	—	—	(23,501)	—	—	(23,501)

Balance, December 31, 2005	7.50	7,500	32,585	78,451	(74,753)	(3,529)	(56)	7,613
Issuance of common stock for:
Inventory and other assets	—	—	5	3	—	—	—	3
Consulting and other services	—	—	1,786	1,585	—	780	56	2,421
Employee compensation	—	—	435	388	—	—	—	388
Cash	—	—	1,129	876	—	1,200	—	2,076
Exercise of warrants and options	—	—	2,174	2,061	—	—	—	2,061
Settlement of Smart Auto liability	(7.5)	(7,500)	300	405	—	—	—	(7,095)

Fair value of warrants and options issued for:
Consulting and other services	—	—	—	2,278	—	—	—	2,278
Employee compensation	—	—	—	3,662	—	—	—	3,662
Settlement of Smart Auto liability	—	—	—	950	—	—	—	950
Reclassification of warrant liability	—	—	—	568	—	—	—	568

Net loss	—	—	—	—	(11,915)	—	—	(11,915)

Balance, December 31, 2006	—	$—	38,414	$91,227	$(86,668)	$(1,549)	$—	$3,010

See notes to consolidated financial statements

ZAP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ZAP (“The Company” or “ZAP”), was incorporated in California in September 1994. We market many forms of advanced transportation, including alternative energy and fuel efficient automobiles, motorcycles, bicycles, scooters, personal watercraft, hovercraft, neighborhood electric vehicles, commercial vehicles and more. Additionally, we produce an electric scooter, known as the ZAPPY(R), using parts manufactured by various contractors. Our business strategy has been to develop, acquire and commercialize electric vehicles and electric vehicle power systems, which have fundamental practical and environmental advantages over available internal combustion modes of transportation that can be produced commercially on an economically competitive basis. We intend to further expand our technological expertise through an aggressive plan of acquisitions of companies with exciting new products in the advanced transportation industry and strategic alliances with certain manufacturers, distributors and sales organizations. Our business goal is to become the largest and most complete distribution portal for advanced transportation (fuel efficient) and electric vehicles. In 2006, we continued to accelerate our market positioning in the electric vehicle industry. We are now focused on creating a distribution channel for our vehicles, with special emphasis on entrepreneurs in the power-sport and independent auto industry.

A summary of significant accounting policies is as follows:

Basis of presentation

The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern. We have incurred net losses of $11.9 million and $23.5 million in 2006 and 2005, respectively. The accumulated deficit at December 31, 2006 was $86.9 million. As described more completely in Note 18, Subsequent Events, during 2007, we raised $1.2 million from the issuance of Senior Convertible notes and sale of common stock to a qualified investor. Management believes this will provide the additional funds needed to sustain operations at expected levels, at least through December 31, 2007. Our future liquidity and capital requirements will depend on numerous factors, including successful development, marketing and sale of advanced technology vehicles, protection of intellectual property rights, costs of developing our new products, including the necessary intellectual property rights, obtaining regulatory approvals for our new products, market acceptance of all our products, existence of competing products in our current and anticipated markets, and our ability to raise additional capital in a timely manner. Management expects to be able to raise additional capital; however, we may not be able to obtain additional financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms as needed, we may be unable to pay our debts as they become due, develop our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of ZAP, RAP Group (“RAP”), Voltage Vehicles (“VV”), ZAP Rentals and ZAP Stores for the years ended December 31, 2006 and 2005. On October 1, 2006 RAP surrendered its Dealer Vehicle License and began doing business under the existing Dealer Vehicle License of Voltage Vehicles. All subsidiaries are 100% owned by us. All significant inter-company transactions and balances have been eliminated.

Revenue Recognition

We record revenues only upon the occurrence of all of the following conditions:

•	We have received a binding purchase order or similar commitment from the customer or distributor authorized by a representative empowered to commit the purchaser (evidence of a sale);
•	The purchase price has been fixed, based on the terms of the purchase order;
•	We have delivered the product from our distribution center to a common carrier acceptable to the purchaser. Our customary shipping terms are FOB shipping point; and
•	We deem the collection of the amount invoiced probable.

We provide no price protection. Product sales are net of promotional discounts, rebates and return allowances. We do not recognize sales taxes collected from customers as revenue.

Deferred Revenue

Voltage Vehicles sells licenses to auto dealerships under the ZAP name. The term of the license agreements range from four to five years and among other things, call for the licensee to purchase a minimum number of vehicles from us each year. As of December 31, 2006, we have collected a total of $1,230,000 related to these agreements and has classified them as current deferred revenue. Our policy is to begin recognizing revenue when we begin delivering a substantial number of vehicles to these dealerships on a regular basis. During the first quarter of 2006, we began recognizing revenue on various license agreements on a straight-line basis over the term of the agreements. We have recognized $48,000 of revenue for the year ended December 31, 2006 resulting in an ending balance in deferred revenue of $1,190,000.

Allowance for doubtful accounts

We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from our customers. We record an allowance for doubtful accounts receivable for credit losses at the end of each period based on an analysis of individual aged accounts receivable balances. As a result of this analysis, we believe that our allowance for doubtful accounts is adequate at December 31, 2006. If the financial condition of our customers should deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Cash and cash equivalents

We consider all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. We maintain the majority of our cash balances with one financial institution. At times the balances may exceed federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Inventories

Inventories consist primarily of vehicles (gas and electric), parts and supplies, and Finished Goods and are carried at the lower of cost (first-in, first-out method) or market.

Property and equipment

Property and equipment consists of land, building and improvements, machinery and equipment, office furniture and equipment, vehicles, and leasehold improvements. Property and equipment is stated at cost and is depreciated or amortized using straight-line and accelerated methods over the asset’s estimated useful life. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Estimated useful lives are as follows:

Machinery and equipment	5 years
Computer equipment and software	3-5 years
Office furniture and equipment	5 years
Vehicles	5 years
Leasehold improvements	10 years or life of lease, whichever is shorter
Building and improvements	30 years

Patents and trademarks

Patents and trademarks consist of costs expended to perfect certain patents and trademarks acquired and are amortized over ten years. For each of the years ended December 31, 2006 and 2005, amortization expense was approximately $33,000 and $40,000, respectively.

Long-lived assets

Long-lived assets are comprised of property and equipment and intangible assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or by the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flow and fundamental analysis. We report an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Goodwill

Goodwill results from our acquisition of Voltage Vehicles “VV” in 2002.  We test for goodwill impairment annually in December, absent earlier indicators of impairment. The valuation of goodwill is based on our discounted projected cash flows of VV. The valuation of goodwill related to VV indicated that the fair value of goodwill at December 31, 2006 was greater than its carrying value of $175,000.

Investment in Chinese Joint Venture

During 2005, we invested approximately $372,000 for an 80% interest in a Chinese Joint Venture for the purpose of manufacturing products. The investment consisted of issuing 90,000 shares of common stock valued at $248,000 and $124,000 in cash. However, the joint venture has not begun any manufacturing activity and we do not have a date that any profits will be generated by the joint venture and has accordingly established a reserve for the full amount of the investment during the fourth quarter of 2005.

Investment in Obvio

We invested in Obvio! Automotoveiculos S.A., based in Rio de Janeiro, to develop two ’trybrid’ high performance microsports cars. We recorded research and development expenses of $275,000 and $269,000 during the years ended December 31, 2006 and 2005, respectively, related to this agreement.

Advertising

The cost of advertising is expensed as incurred. Advertising and marketing expenses amounted to $320,000 and $356,000 in the years ended December 31, 2006 and 2005, respectively.

Warranty

We provide 30 to 90 day warranties on our personal electric products and record the estimated cost of the product warranties at the date of sale. The estimated cost of warranties has not been significant to date. Should actual failure rates and material usage differ from our estimates, revisions to the warranty obligation may be required.

We also provide a 36 month or 36,000 mile warranty on the Smart Car Americanized by ZAP and 6 month warranties for the Xebra (TM) vehicles. At December 31, 2006, we have recorded a warranty liability for $279,000 for estimated warranty obligations (repair costs) for Smart Cars Americanized by ZAP and Xebra vehicles, which is included in accrued liabilities in the accompanying consolidated balance sheet.

Shipping and handling costs

Shipping and handling costs have been included in cost of goods sold.

Research and development

Research and product development costs are expensed as incurred.

Income taxes

We account for income taxes using an asset and liability method for financial accounting and reporting purposes. Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, operating loss and tax credit carry-forwards and are measured using the currently enacted tax rates and laws. We have made no provision for income taxes except for the minimum state tax due in any period presented in the accompanying consolidated financial statements because we incurred operating losses in each of these periods.

We analyze our deferred tax assets with regard to potential realization. We have established a valuation allowance on our deferred tax assets to the extent that management has determined that it is more likely than not that some portion or all of the deferred tax asset will not be realized based upon the uncertainty of their realization. We have considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. The amounts estimated could differ from actual results.

Risks and uncertainties (major supplier)

We currently rely on one manufacturer, Shandong Jindalu Vehicle Co., LTD of China (“Shandong”) to supply 100% of Xebra (TM) Electric Vehicles. If Shandong is unable to supply electric vehicles and we are unable to obtain alternative sources of supply for these products and services, we might not be able to fill existing backorders and/or to sell more Xebra (TM) Electric Vehicles.

Fair value of financial instruments

We measure our financial assets and liabilities in accordance with U.S. generally accepted accounting principles. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. For certain of our financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amount approximates fair value because of the short maturities. The fair value of debt is not determinable due to the terms of the debt and the lack of a comparable market for such debt.

Comprehensive Loss

We have no components of other comprehensive loss other than our net loss, and, accordingly, our comprehensive loss is equivalent to our net loss for the periods presented.

Stock-based compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, using the modified-prospective transition method. Under the fair value recognition provisions of SFAS 123R, share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense, net of estimated pre-vesting forfeitures, ratably over the vesting period of the award. In addition, the adoption of SFAS 123R requires additional accounting related to the income tax effects and disclosure regarding the cash flow effects resulting from share-based payment arrangements. In January 2005, the SEC issued SAB No. 107, which provides supplemental implementation guidance for SFAS 123R. Calculating share-based compensation expense requires the input of highly subjective assumptions, including the expected term of the share-based awards, stock price volatility, dividend yield, risk free interest rates, and pre-vesting forfeitures. The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected pre-vesting forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, our share-based compensation expense could be significantly different from what we have recorded in the current period. The total amount of stock-based compensation expense recognized during the year ended December 31, 2006 totaled $4,050,000, all of which has been recorded in general and administrative expenses. As of December 31, 2006, the total unrecognized stock-based compensation balance for unvested options was $2,112,270, which is expected to be recognized through December 2009.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards ” (FSP 123(R)-3). We adopted the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123R in the fourth quarter of fiscal 2006. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123R. The adoption did not have a material impact on our results of operations and financial condition.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model based on the assumptions noted in the following table. The expected term of options represents the period that our stock-based awards are expected to be outstanding based on the simplified method provided in SAB 107. The risk-free interest rate for periods related to the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility is based on historical volatilities of our stock. The expected dividend yield is zero, as we do not anticipate paying cash dividends in the near future. During the year ended December 31, 2006, we used a forfeiture rate of 3% based on an analysis of historical data as we reasonably approximates the currently anticipated rate of forfeiture for granted and outstanding options that have not vested. The following assumptions were used to determine stock-based compensation during the year ended December 31, 2006:

Twelve months
ended
December 31,
2006

Expected term (in years)	6.0
Volatility	134.0-154.4%
Risk-free interest rate	4.63-5.21%
Dividend yield	0.00%

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, as amended, and Emerging Issues Task Force (EITF) Issue No. 96-18 Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Prior to January 1, 2006, we accounted for share-based payments to our employees and non-employee members of our Board of Directors under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related guidance, as permitted by SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”), and amended by SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”). We did not recognize any significant share-based employee compensation costs in our statements of operations prior to January 1, 2006, as options granted to employees and non-employee members of the board of directors generally had an exercise price equal to the fair value of the underlying common stock on the date of grant. As required by SFAS 148, prior to the adoption of SFAS 123R, we provided pro forma disclosure of net loss applicable to common stockholders as if the fair-value-based method defined in SFAS 123 had been applied to employee stock options and purchase rights. In the pro forma information for periods prior to 2006, we accounted for pre-vesting forfeitures as they occurred. Our operating results for prior periods have not been restated. The following table illustrates the effect on net loss per share applicable to common shareholders as if we had applied the fair value recognition provisions of SFAS 123 to share-based compensation for the year ended December 31, 2005 (in thousands, except per share amounts):

2005

Net loss attributable to common shareholders, as reported	$(23,501)

Add: Stock-based employee compensation expense and variable accounting adjustments to modified warrants included in reported net loss, net of related tax effects	(5,438)

Less: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects, and variable accounting adjustment related to modified warrants	(1,609)

Pro forma net loss attributable to common shareholders	$(30,548)

Net loss per share attributable to common shareholders:
As reported	$(0.68)

Pro forma	$(0.88)

The vesting of all unvested employee stock options will be accelerated upon the occurrence of a change of control of the Company.

Upon adoption of SFAS 123(R), we continued estimating the value of stock option awards on the date of grant using the Black-Scholes option pricing model (Black-Scholes Model). The determination of the fair value of share-based payment awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Estimates of share-based compensation expenses are significant to our financial statements, but these expenses are based on option valuation models and will never result in the payment of cash by us. For this reason, and because we do not view share-based compensation as related to our operational performance, we exclude estimated share-based compensation expense when evaluating the business performance of our operations.

The guidance in SFAS 123(R) and SAB 107 is relatively new, and best practices are not well established. The application of these principles may be subject to further interpretation and refinement over time. There are significant differences among valuation models, and there is a possibility that we will adopt different valuation models in the future. This may result in a lack of consistency in future periods and materially affect the fair value estimate of share-based payments. It may also result in a lack of comparability with other companies that use different models, methods and assumptions.

Theoretical valuation models and market-based methods are evolving and may result in lower or higher fair value estimates for share-based compensation. The timing, readiness, adoption, general acceptance, reliability and testing of these methods is uncertain. Sophisticated mathematical models may require voluminous historical information, modeling expertise, financial analyses, correlation analyses, integrated software and databases, consulting fees, customization and testing for adequacy of internal controls. Market-based methods are emerging that, if employed by us, may dilute our earnings per share and involve significant transaction fees and ongoing administrative expenses. The uncertainties and costs of these extensive valuation efforts may outweigh the benefits to investors.

Net loss per share

On November 9, 2006, our Board of Directors approved a 10% stock dividend to be issued effective February 28, 2007, to all shareholders of record as of February 15, 2007. As a result of the stock dividend, approximately 3.9 million shares were issued to shareholders. The number of shares and loss per share amounts included in these financial statements has been adjusted for all periods presented to reflect the stock dividend.

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The computation of diluted loss per common share is similar to the computation of basic net loss per share except that the denominator is increased for the assumed conversion of convertible securities and the exercise of options and warrants to the extent they are dilutive using the treasury stock method. The weighted average shares used in computing basic and diluted net loss per share were the same for the two years ended December 31, 2006 and 2005. Options, warrants and convertible debt for 64,770,809 shares and 59,432,000 shares were excluded from the computation of loss per share at December 31, 2006 and 2005, respectively, as their effect is anti-dilutive. Common shares issued as collateral for a loan that has not been finalized totaling 1.292 million and 2.941 million shares have been excluded from the weighted average number of shares outstanding for 2006 and 2005, respectively.

Recent accounting pronouncements

In June 2006, the EITF reached a consensus on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”). The scope of EITF 06-3 includes sales, use, value added and some excise taxes that are assessed by a governmental authority on specific revenue-producing transactions between a seller and customer. EITF 06-3 states that a company should disclose its accounting policy (i.e., gross or net presentation) regarding the presentation of taxes within its scope, and if significant, these disclosures should be applied retrospectively to the financial statements for all periods presented. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have a material effect on our financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN No.48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. We are in the process of determining the effect, if any, that the adoption of FIN No. 48 will have on our financial statements.

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB No. 108 is effective for fiscal years ending on or after November 15, 2006. The adoption of SAB No. 108 did not have a material impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently in the process of evaluating the impact of SFAS No. 157 on our financial position and results of operations.

On December 21, 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP addresses how to account for registration payment arrangements and clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other generally accepted accounting principles (“GAAP”) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This accounting pronouncement further clarifies that a liability for registration statement obligations should be recorded in accordance with SFAS No. 5, Accounting for Contingencies, when the payments become probable and can be reasonably estimated. This FSP is effective for companies with fiscal years ending on or after December 15, 2006. We are currently assessing the impact that this FSP may have in our financial statements.

NOTE 2 - SMART AUTOMOBILE LICENSE

On April 19, 2004, we entered into an Exclusive Purchase, License and Supply Agreement with Smart-Automobile LLC (“SA”), a California limited liability company, to distribute and manufacture Smart Cars. Smart is the brand name for a 3-cyclinder gas turbo engine car manufactured by Daimler Chrysler AG, which can achieve estimated fuel economy of 40 miles per gallon. SA is not affiliated with Daimler Chrysler, but is a direct importer.

Under the agreement we were SA’s exclusive distributor and licensee of the right to manufacture and distribute Smart cars in the United States and the non-exclusive distributor and licensee outside of the United States for a period of ten years. Subject to the terms of the agreement, we will pay SA a license and distribution fee of $10,000,000: a $1 million payment in cash was made upon execution of the agreement, $1 million will be payable in cash ratably commencing with the delivery of the first 1,000 Smart Cars, and $8 million was paid in our preferred stock.

A more detailed agreement was signed and completed on October 25, 2004. Under this agreement, SA exchanged their original Preferred Shares for new Preferred Shares with the designation of SA. These SA preferred shares convert to our common shares under the following formula: For every 1,000 Smart vehicles delivered to us in the years 2004, 2005 and 2006 which are fully EPA compliant to sell in the

United States as new cars, the holder shall convert 500 shares of preferred stock SA to $500,000 of common stock, and allow the holder to receive 505,000 warrants with an exercise price of $2.50 per share exercisable through July 7, 2009, or when all the preferred have been converted. During 2004, we allowed SA to convert 500 preferred shares to $500,000 of common stock prior to delivering any EPA compliant Smart Cars.

We recorded the cost of the Smart Automobile license at $10.6 million, based on: 1) the $10 million we paid to SA as consideration for a Purchase, License and Supply Agreement dated April 19, 2004; and 2) the fair value of five-year warrants issued under the Agreement for the purchase of 505,000 common shares at $2.50 per share and expiring in July 1, 2009. The warrants were valued at $1.16 per share using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 3.08%; contractual life of 4.5 years; and volatility of 229.43%.

In the fourth quarter of 2005, we filed a lawsuit against Daimler Chrysler Corporation (“Daimler Chrysler”) and others alleging that Daimler Chrysler has engaged in a series of anti-competitive tactics aimed at defaming us and disrupting our third party relationships including this arrangement. Shortly thereafter, we commenced our annual impairment assessment. An independent valuation of the Smart Automobile license as of December 31, 2005 estimated the fair value to be $3.1 million with a remaining life of two years which was less than the $10.6 million recorded cost of the license. The carrying cost of the license was $8.8 million prior to the impairment calculation and accordingly, we recorded an impairment charge of $5.7 million for the year ended December 31, 2005. The valuation of the license was based on our discounted projected cash flows from projected sales of Smart Cars over the estimated life of the license agreement.

In June 2006, we agreed in principle to amend our agreement with SA that was originally signed in April 2004. As a result, SA returned to us all of the remaining preferred shares, or 7,500 preferred shares valued at $7.5 million, in exchange for, among other things, 300,000 common shares valued at $405,000 and 1 million warrants with an exercise price of $1.75 per share, valued at $950,000 using the Black-Scholes option pricing model. In addition, our obligation to pay accrued license fees of $906,000 at June 30, 2006 was canceled. As a result, we recorded a liability to SA of $7 million at June 30, 2006.

In September 2006, we further amended and renegotiated our agreement with SA for the Smart Car, due to the unavailability of Smart Cars and Daimler-Chrysler’s announcement to begin selling Smart Cars in the U.S. in 2008. This negotiation superseded all previous license and other distribution or asset agreements between us and SA. The renegotiated agreement released us from any remaining obligations to SA under our previous agreements and any liability to SA and resulted in the reversal of the $7 million liability owed and the corresponding recognition of $7 million in other income. We also recognized an impairment loss on the remaining value of the license with SA of approximately $2.2 million. Amortization expense of the license was $1,056,000 and $1,059,000 for the years ended December 31, 2006 and 2005. As of September 30, 2006, we no longer distribute Smart Cars.

NOTE 3 - INVENTORIES

Inventories at December 31, 2006 are summarized as follows (thousands):

Vehicles-conventional	$209
Advanced technology vehicles	1,472
Parts and supplies	425
Finished goods	759
2,865
Less - inventory reserve	(518)
$2,347

Inventory reserve policy

We record inventory at the lower of cost or market and establish reserves for slow moving or excess inventory, product obsolescence and valuation impairment. In determining the adequacy of our reserves, at each reporting period we analyze the following, among other things:

•	Current inventory quantities on hand;
•	Product acceptance in the marketplace;
•	Customer demand;
•	Historical sales;
•	Forecasted sales;
•	Product obsolescence; and
•	Technological innovations.

Any modifications to our estimates of our reserves are reflected in cost of goods sold within the statement of operations during the period in which such modifications are determined by management. Changes in our inventory reserve during the year ended December 31, 2006 are as follows (in thousands):

Balance as of January 1, 2006	$180
Provision for slow moving inventory	338
Write-off of slow moving inventory	—
Balance as of December 31, 2006	$518

Note 4 - NOTE RECEIVABLE SMART AUTOMOBILE LLC

In January 2005, we advanced $1 million to Smart Automobile, LLC and Thomas Heidemann (President of Smart Automobile, LLC) in exchange for a note receivable. The note is secured by an interest in certain equipment owned by Smart Automobile, LLC, and bears interest at 5% per annum and is payable in 24 equal monthly installments beginning January 7, 2006. The note is in default as of December 31, 2006 and to date we have not received any of the required payments. At this time it is uncertain if any of the scheduled payments will be received in the future, or if Smart Automobile has cash resources to repay the loan. Accordingly, we have discontinued recording any interest income and has established a reserve of $1 million. We have also named Smart Automobile LLC as a party in our lawsuit against Daimler Chrysler AG (See Note 15).

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 are summarized as follows (thousands):

Land	$1,078
Buildings and improvements	3,222
Machinery and equipment	218
Computer equipment and software	209
Office furniture and equipment	98
Leasehold improvements	9
Vehicles	523
5,357

Less - accumulated depreciation and amortization	891
$4,466

The land and building and certain equipment, with a net book value of $2,800,000 at December 31, 2006, are pledged as security for certain indebtedness (see Note 7). Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was approximately $345,000 and $327,000, respectively.

NOTE 6 - ACCRUED LIABILITIES

Accrued liabilities at December 31, 2006 consisted of the following (in thousands):

Accrued professional fees	$1,244
Accrued payables	286
Customer deposits	315
Warranty obligation	279
Other accrued expenses	579
$2,703

NOTE 7 - DEBT

CONVERTIBLE SECURED NOTE

We have a $2 million convertible note due in March 2025, with annual interest at 2% through March of 2005, and thereafter at the prime rate (as defined) plus 2%. Payments started on April 2005, at which time the note is payable with equal principal and interest payments over the next 240 months. The note holder has the option to convert some or all of the unpaid principal and accrued interest to shares of our common stock at $2.15 per share or an agreed upon conversion price (as defined). The note was issued in exchange for the purchase of our new corporate headquarters and is secured by this property. The note has a balance of $ 1,937,000 at December 31, 2006. Scheduled annual maturities for this long-term debt for years ending after December 31, 2006 are as follows: $104,000 - 2007; $104,000 - 2008; $104,000 - 2009; $104,000 - 2010; $104,000 - 2011; and $1,422,000- thereafter.

8% SENIOR CONVERTIBLE NOTES

On December 5, 2006, when the market price of our common stock was $0.89 per share, we concluded a private placement to three institutional investors of $1,500,000 of 8% Senior Convertible Notes due December 5, 2008 (the “Notes”). The Notes are convertible at $1.00 per share (the “Conversion Price”) into 1,500,000 shares of our common stock, subject to anti-dilution adjustments should we issue common stock or common stock equivalents for a price less than the Conversion Price, on or prior to the later of 1) the earlier of (x) the date a Registration Statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. We also issued to the Investors common stock purchase warrants (the “Warrants”), each immediately exercisable and expiring on December 5, 2011. The Warrants are exercisable to purchase 450,000 shares of our common stock at $1.10 per share. The Warrants provide for anti-dilution and other adjustments of the issuable shares and the exercise prices thereof should we issue common stock or common stock equivalents for a price less than the exercise price of the Warrants, on or prior to the later of 1) the earlier of (x) the date a Registration Statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. The anti-dilution provided by the Warrants calls for the exercise price of the Warrants to adjust to 110% of the price of any dilutive issuances, on a per share basis. After December 31, 2007 and if the daily volume weighted average price of our common stock is equal to or greater than the Forced Conversion Price (as defined) for 20 trading days occurring during any period of thirty consecutive trading days, we have the right to require the conversion of any unconverted Notes into shares of common stock. After December 31, 2007, and if the daily volume weighted average price of our common stock is equal to or greater than the $2.20 for 20 trading days occurring during any period of thirty consecutive trading days, we have the right to require the exercise of any unexercised Warrants into shares of common stock.

The Notes provide for quarterly interest to be paid in cash, or subject to certain conditions, by issuing shares of common stock. If we are eligible and elect to pay quarterly interest in stock, the price per share used to calculate the number of shares due for interest will be calculated by reducing the market price of the shares by 5% (as defined).

We will use the proceeds from the issuance of the Notes for general working capital purposes and to increase the capacity of our product distribution network.

Under terms of a registration rights agreement, we are obligated to file a registration statement within 90 days of the closing date for the resale of the shares of common stock underlying the Notes, the Warrants and any other shares issuable pursuant to the terms of the Notes or the Warrants and to cause the registration statement to become effective within 180 days of the closing date. We are also required to maintain the effectiveness of the registration statement until all shares have been sold or may be sold without a registration statement.

In the event the registration statement is not filed within 90 days after the closing or does not become effective within 180 days of the closing, or once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, we will be required to pay, in cash, an amount for such failure, equal to 1% of the aggregate principal amount for each thirty day period in which the registration statement is not filed, effective, or maintained effective. There is no cap on the amount of damages potentially payable by us should the registration statement not be filed, declared effective, or maintained effective. At March 30, 2007, we have not filed a registration statement pursuant to the registration rights agreement.

If we issue additional common stock or common stock equivalents for a price less than the Conversion Price, on or prior to the later of 1) the earlier of (x) the date a Registration Statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date of the Notes, the Investors will have the right, but not the obligation, to participate in such issuance, upon the same terms as those offered, so that each Investor’s percentage ownership of us remains the same.

We paid fees of $25,000 related to the Notes. These cash fees have been recorded as Deferred Offering Costs and are being amortized over the life of the Notes.

As a result of the anti-dilution provisions, the Notes are not considered conventional convertible debt under the provisions of Emerging Issues Task Force (EITF) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. We further determined that the conversion feature is subject to the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and is an embedded derivative which should be bifurcated and accounted for separately. Accordingly, the fair value of the derivative was accounted for at inception as a discount to the face value of the Notes and a corresponding liability, and will be marked to market at each balance sheet date with the change in the fair value of the derivative being recorded as interest expense. At December 5, 2006, the date the Notes were issued, we valued the derivative at approximately $1,325,000 using a binomial pricing model to estimate future stock prices, assuming historical stock price volatility of 125.77%, a risk-free interest rate of 4.52%, an expected dividend rate of 0.00%, and a 100% probability of completing additional rounds of equity financing during the two-year term of the derivative. As a result of changes in the market price of our stock between December 4, 2006 and December 31, 2006, the decrease in the remaining life of the derivative, and changes in other assumptions, our valuation of the derivative decreased to approximately $1,189,000, with the change in valuation being recorded as a credit to other income. The value of the derivative at December 31, 2006 was again determined using a binomial pricing model to estimate future stock prices, assuming historical stock price volatility of 124.82%, a risk-free interest rate of 4.82%, an expected dividend rate of 0.00%, and a 100% probability of completing additional rounds of equity financing during the remaining term of the derivative.

Due to our obligation to file, and achieve and maintain effectiveness of the registration statement, we have classified the Warrants as a liability. This liability will be marked to market at each balance sheet date with the change in the fair value of the Warrants being recorded as interest expense. We valued the Warrants at December 5, 2006 at $0.844 per share using a binomial pricing model with the following assumptions: risk free interest rate of 4.39%; expected dividend rate of 0.00%; volatility of 142.17%; and expected term of 5 years. The fair value of the Warrants at December 5, 2006 was approximately $380,000, which we recorded as an additional discount to the Notes with a corresponding credit to a Warrant liability. The anti-dilution provision contained in the Warrants reduces the exercise price but does not increase the number of shares issuable to the warrant holders. The Warrant liability was adjusted to its fair value of $300,000 at December 31, 2006 and the decrease in the Warrant liability was recorded as a credit to other income. We valued the Warrants at December 31, 2006 at $0.667 per share using a binomial pricing model with the following assumptions: risk free interest rate of 4.70%; expected dividend rate of 0.00%; volatility of 141.13%; and expected term of 4.93 years.

The aggregate amount of the discount to the Notes related to the note derivative and Warrant liabilities at December 5, 2006 was approximately $1,705,000. As this discount exceeds the face value of the Notes by $205,000, we expensed this excess discount to the Notes to interest expense. We are amortizing the remaining $1,500,000 discount to interest expense using the effective interest method prescribed by APB Opinion No. 21, Interest on Receivable and Payables, over the life of the Notes. The effective interest rate on these notes is approximately 279% based on the stated interest rate, the amount of amortized discount, and the term of the notes.

We will be required to make monthly principal payments, beginning on June 1, 2007, in twelve equal installments; however, we will not be obligated to issue our stock in payment of such principal at a price below the lower of $0.75 or the adjusted conversion price in effect. The investors may, however, choose to receive our stock at (but not below) the lower of $0.75 or the adjusted conversion price in effect. If we choose to pay principal with common stock, it will be based on the lower of a 10% discount to the lowest daily Volume Weighted Average Price for any trading day among the immediately preceding ten consecutive trading days and the conversion price in effect on such Principal Payment Date.

Scheduled annual maturities for this long term debt for years ending after December 31, 2006 are as follows: $875,000 - 2007 and $625,000 - 2008.

NOTE 8 - REVOLVING FINANCING FACILITY

In September 2005, we signed a $425 million revolving financing facility with Surge Capital II, LLC that, subject to certain conditions can be used by us to import Smart Cars Americanized by ZAP and other advanced transportation vehicles for our dealers. The financing agreement has a term of one year, but may be extended upon agreement by both parties. The financing is based on orders we receive from dealers who must be approved in advance by Surge Capital II, LLC and is secured by a first lien on substantially all of our assets. In September of 2006 the financing facility expired with neither party wishing to continue the agreement. No amounts were outstanding and due under the agreement. All of the previous liens by Surge Capital II, LLC on our assets have been cancelled.

NOTE 9 - INCOME TAXES

The provision for income taxes for all periods presented in the consolidated statements of operations represents minimum California franchise taxes. Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax losses as a result of the following:

	2006	2005
Computed expected tax expense	$(4,057)	$(7,991)
Losses and credits for which no benefits have been recognized	2,800	8,505
Stock grants and warrants not deductible for income tax purposes	1,244	(510)
Other	17
	$4	$4

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2006 is presented below:

2006
Deferred tax assets:
Net operating loss carryovers	$25,492
Other	1,737
Total gross deferred tax assets	27,229
Valuation allowance	(27,229)
Net deferred tax assets	$0

The net change in the valuation allowance for the year ended December 2006 was an increase of $3.8 million. Because there is uncertainty regarding our ability to realize its deferred tax assets, a 100% valuation allowance has been established.

As of December 31, 2006, we had federal tax net operating loss carryforwards of approximately $60.6 million, which will expire in the years 2012 through 2026. We also has federal research and development credit carryforwards as of December 31, 2006 of approximately $130,000, which will expire in the years 2012 through 2026. State tax net operating loss carryforwards were approximately $53.1 million as of December 31, 2006. The state net operating loss carryforwards will expire in the years 2012 through 2017.

Our ability to utilize our net operating loss and research and development tax credit carryforwards may be limited in the future if it is determined that we experienced an ownership change, as defined in Section 382 of the Internal Revenue Code. Federal and State tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes as defined in the Internal Revenue Code Section 382.

NOTE 10 - STOCK OPTIONS

During 2002 as part of the confirmed plan of reorganization, we adopted an Incentive Stock Option Plan (“2002 Plan”). During 2006, we adopted a new Incentive Stock Option Plan (“2006 Plan”).

Options to purchase common stock are granted by the Board of Directors under three Stock Option Plans, referred to as the 2006, 2002 and 1999 plans. Options granted may be incentive stock options (as defined under Section 422 of the Internal Revenue Code) or nonstatutory stock options. The numbers of shares available for grant under the 2006, 2002 and 1999 Plans are 4,000,000, 10,000,000 and 1,500,000 respectively. Options are granted at no less than fair market value on the date of grant. Options granted in 2006 and 2005 generally become exercisable as they vest over a three year period, and expire ten years after the date of grant.

Option activity under the 2006, 2002 and 1999 plans is as follows (thousands):

	2006 Plan		2002 Plan		1999 Plan
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Outstanding at January 1, 2005	—	—	4,884	$1.02	159	$1.20
Granted	—	—	1,668	1.07	—	—
Exercised	—	—	(10)	0.25	—	—
Canceled	—	—	(280)	0.92	(4)	1.20

Outstanding at December 31, 2005	—	—	6,262	1.04	155	1.20
Granted	1,367	$0.92	612	0.57	208	1.11
Exercised	—	—	(619)	0.34	—	—
Canceled	—	—	(400)	1.07	—	—

Outstanding at December 31, 2006	1,367	$0.92	5,855	$0.99	363	$1.15

The weighted average fair value of options granted during the years ended December 31, 2006 and 2005 was $0.57 and $1.06, respectively.

The following information applies to options outstanding at December 31, 2006: (backup as exhibit 7)

	2006 Plan	2002 Plan	1999 Plan

Range of exercise prices	$1.03 - $0.88	$2.80 - $0.25	$1.20 - $1.11
Weighted average remaining life (years)	8.92	7.03	7.67
Options exercisable	178,056	4,128,360	155,000
Weighted average exercise price	$0.92	$0.99	$1.15

The fair value of each option and warrant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006	2005

Dividends	None	None
Expected volatility	134.00 - 154.43%	151.10 - 221.37%
Risk free interest rate	4.63 - 5.21%	3.71 - 4.65%
Expected life	0.50 - 6.5 years	1.25 - 9.9 years

At December 31, 2006, we have outstanding stock options for employees to purchase 2,183,833 shares and for directors to purchase 5,464,289 shares, at exercise prices ranging from $0.25 to $2.80.

NOTE 11 - COMMITMENTS

We presently rent our warehouse. The monthly rent is adjusted annually to reflect the average percentage increase in the Consumer Price Index. We lease the location of our car outlet and another warehouse from our CEO (see Note 14). Rent expenses were approximately $300,000 and $484,000 in 2006 and 2005, respectively.

NOTE 12 - SHAREHOLDERS’ EQUITY

While we were in the process of amending and restating our articles of incorporation, the Secretary of State of California noted that the confirmed plan of reorganization of June 20, 2002, did not authorize the Board to designate our preferred shares, so the Board amended the articles through shareholder vote to grant the Board this authority. The record date for this vote was September 30, 2004. The Amended and Restated Articles of Incorporation provide, among other things, to authorize us to issue 100,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, as well as for the elimination of all prior classes and series of preferred stock. The Board of Directors was further authorized, subject to limitations prescribed by law, to fix the designations, determinations, powers, preference and rights, and the qualifications, limitations or restrictions thereof, of any wholly un-issued series of Preferred Stock.

Stock Dividend

On November 9, 2006, our Board of Directors approved a 10% stock dividend to be issued, effective February 28, 2007, to all shareholders of record as of February 15, 2007.

Common stock

2006 ISSUANCES

STOCK ISSUED FOR ASSETS.  In 2006, we issued stock for inventory and assets and recorded the cost at the intrinsic value of the stock or the fair value of the assets, whichever is more reliably measurable. During 2006, 4,441 shares with value of $3,230 were issued for purchase of inventory and certain assets. In 2005, under the terms of the purchase of a building, we were obligated to issue additional shares of common stock for no additional consideration if at the end of at least one year the market price of our common shares was less than the market price of the date of issuance. At December 31, 2006, the remaining put option liability related to a land purchase was recorded at $230,105, to reflect the remaining amount due to the seller.

STOCK ISSUED FOR SERVICES. In 2006, we issued shares of our common stock for consulting and other services and employee compensation. The stock grants were recorded at the intrinsic value of the stock on the date of grant. During 2006, we issued grants for 2,436,000 shares, including 650,000 collateral shares, as consideration under agreements for consulting, legal and other services. We also issued 435,000 shares for employee compensation.

STOCK ISSUED FOR CASH. During 2006, we raised $2.076 million in cash through the issuance of 2,129,000 shares of common stock, including 1,000,000 shares of collateral stock. In addition, we issued 2,173,870 shares for $2,060,000 upon exercises of options and warrants.

2005 ISSUANCES

STOCK ISSUED FOR ASSETS. In 2005, we issued stock for inventory and assets and recorded the cost at the intrinsic value of the stock or the fair value of the assets, whichever is more reliably measurable. During 2005, 455,442 shares with value of $1.1 million were issued for purchase of real estate. We recorded the common shares at the appraised value of the real estate. Under the terms of the purchase, we are obligated to issue additional common shares for no additional consideration if at the end of at least 1 year the market price of our common shares is less than the market price at their date of issuance.

In the third quarter of 2005, we calculated the fair value of the anti-dilution obligation to issue additional shares (“put option liability”) using a binomial pricing model to estimate future stock prices, using the following assumptions: historical stock price volatility of 139.6%, a risk free interest rate of 4.01%, and an expected dividend rate of 0.00%. We calculated the fair value of the put option liability at the date of the common stock issuance at $600,593, and reclassified the obligation from common stock to a liability in the third quarter. We also entered into other equity transactions that contained the potential obligation to issue additional shares. The put option liability related to those transactions was originally valued at $37,066. The liabilities were revalued and recorded at $969,000 at December 31, 2005, with the change of $331,000 recorded as an expense in other income. These liabilities were calculated using a binomial pricing model to estimate future stock prices, using the following assumptions: historical stock price volatility of 109.2%, a risk free interest rate of 4.38%, and an expected dividend rate of 0.00%. We also issued 59,000 shares to acquire other assets valued at $111,000 and 223,833 shares for automobile and other inventory.

STOCK ISSUED FOR SERVICES. In 2005, we issued shares of our common stock for consulting and other services and employee compensation. The stock grants were recorded at the intrinsic value of the stock on the date of grant. During 2005, we issued grants for 321,351 shares as consideration under agreements for consulting and related services, 134,592 shares were issued for legal fees, 114,440 shares were issued for rent expense, 308,795 shares were issued for other outside services and 38,795 shares were issued for employee compensation.

STOCK ISSUED FOR CASH. During 2005, we raised $1.25 million in cash through the issuance of 630,000 shares of common stock and three warrants to an investor. Each of the three warrants is exercisable for five years and is exercisable for 300,000 shares of common stock at initial exercise prices of $2.50, $3.25 and $4.00 per share. In addition, we issued 885,510 shares for $978,000 upon exercises of options and warrants.

STOCK ISSUED FOR INVESTMENT. During 2005, we issued 90,000 shares for an investment stake in a Chinese joint venture.

STOCK ISSUED AS COLLATERAL.  In January 2003, we entered into a Loan Agreement with Mercatus Partners LLP (“Mercatus”) and issued 2, 941,176 common shares to Mercatus as collateral for a $1 million loan that never funded. The $3.529 million market value of these shares at the date of issuance was recorded in common stock with an offsetting contra equity account. The shares were reported as lost to us in December 2003 and in December 2004, the shares were reissued to Mercatus who then assigned the shares and their interests to Phi-Nest Fund, L.P. (“Phi-Nest”) as collateral for the $1 million loan commitment. We amended the Loan Agreement allowing Phi-Nest to purchase 500,000 shares for $1.16 per share. On March 30, 2006, we received $500,000 in net proceeds from the sale of the 500,000 shares and the collateralized shares were reduced to 2,441,176 shares. Phi-Nest did not provide the $1 million loan. In September of 2006, we signed a Settlement Agreement with Phi-Nest requiring that the common stock being held as collateral be transferred to an independent third party (Michael C. Sher dba the Law Offices of Michael C. Sher), to hold the securities in a depository account. At the same time, we entered into an agreement with International Monetary Group (“IMG”) whose President and CEO is Patrick D. Harrington, a merchant banking company to procure financing for us. Michael C. Sher was also acting as IMG’s in-house attorney. In return, Phi-Nest received 150,000 shares of the collateral stock for consulting services and forgiveness of a note receivable for $56,000 owed by a cousin of Steven Schneider, our CEO. As a result, we recognized $236,000 in non-cash charges in the accompanying consolidated statement of income. In September, the Board of Directors approved the sale of 500,000 shares of the collateral stock to a qualified investor for $500,000. In October 2006, the qualified investor transferred $500,000 directly to IMG who in turn was to transfer the proceeds to us after we authorized Michael C. Sher to release 500,000 shares of the collateral stock. In October, IMG required us to sign a $500,000 note and represented that they would not enforce the note based on other agreements with us and in return IMG transferred $487,500 in net proceeds to us for the 500,000 shares of collateral stock previously issued to the qualified investor. Also in October 2006, we authorized the issuance of 250,000 shares of the collateral stock to IMG and 250,000 shares of the collateral stock to Michael C. Sher for consulting services and recognized $600,000 in non-cash consulting expense in the accompanying consolidated statement of operations. At December 31, 2006, there were 1,291,176 shares remaining in collateral stock held by Michael C. Sher. In January 2007, IMG provided us with a notice of default on the $500,000 alleged note obligation. In addition, Michael C. Sher has refused to release the remaining 1,291,176 shares of collateral stock to us due to a dispute over the alleged debt obligation with IMG. In February 2007, we filed suit to have the collateral stock returned ( See Note 15) ZAP v. International Monetary Group, Inc., a Delaware corporation; Michael C. Sher dba the Law Offices of Michael C. Sher, Case No. SCV 240277) for a detailed discussion. Management has recorded an estimated liability for any potential exposure related to this transaction which is included in the accompanying consolidated balance sheet. In addition, management believes that the ultimate resolution of this claim will not have a material adverse effect on our consolidated financial position or on results of operations.

FUSION CAPITAL STOCK PURCHASE AGREEMENT

On July 22, 2004, we entered into a $24.5 million stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”). The stock purchase agreement provided for the issuance of up to $24.5 million in common stock over a 40 month period. The purchase prices would be based on market price on the date of sale without any fixed discount. The agreement also provided for the immediate issuance of 300,000 common shares as commitment and signing shares at no cost, and the immediate issuance of five-year warrants for the purchase of 2.5 million shares of common stock at $2.50 to $5.50 per share.

The stock purchase agreement required us to file a registration statement by August 20, 2004 for the resale of shares issued or issuable under the stock purchase agreement, and to have the registration agreement declared effective within 120 days. The stock purchase agreement provided for cash liquidated damages if we failed to meet the registration deadlines. The warrant agreement provided that Fusion Capital could use a cashless exercise feature if an effective registration was not available.

In July 2004, we made an initial issuance under the agreement of 200,000 common shares at $2.50 per share. We also issued 300,000 common shares as commitment and signing shares at no cost. We did not file the required registration statement by August 20, 2004, Fusion Capital refused to purchase any additional shares, and due to our dispute with Fusion Capital, we did not issue warrants until February 2005.

We and Fusion Capital terminated the stock purchase agreement on February 22, 2005. Under the termination agreement, we repurchased the 200,000 common shares from Fusion Capital for the original issuance price of $500,000; and Fusion Capital retained the 300,000 commitment and signing common shares and the five year warrants for the purchase of 2.5 million shares at $2.50 to $5.50 per share. The termination agreement amended the original registration statement filing requirement to provide that we would use our best efforts to obtain an effective registration statement by September 1, 2005, and that the warrant holders could use a cashless exercise feature if an effective registration was not available.

The warrants under the stock purchase agreement and the termination agreement are summarized as follows: two warrants for 500,000 shares each, with an exercise price of $2.50 per share; one warrant for 500,000 shares with an exercise price of $3.50 per share; one warrant for 500,000 shares with an exercise price of $4.50 per share; and one warrant for 500,000 shares with an exercise price of $5.50 per share. The $2.50 warrants expire on July 7, 2009. All other warrants expire on July 20, 2009.

The warrants were valued at inception at prices ranging from $2.07 to $2.08 using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 3.68%; the contractual life of 5.0 years; and volatility of 229.40%. The $5.185 million fair value of the warrants at inception and the $612,000 market value of the commitment and signing shares, based upon market prices of $1.70 to $2.10 per share at issuance, were recorded as deferred offering costs and such costs would have been charged against proceeds from stock issuances under the stock purchase agreement. We wrote off the deferred offering costs in 2004 when Fusion Capital refused to purchase any additional stock, and recorded a $5.8 million charge to other expense. We revalued the warrant liability in February 2005 and recorded the market to market adjustment of $1.5 million in other income. The remaining warrant liability was transferred to equity since we were no longer required to file a registration statement for the warrant shares.

The warrants were revalued at December 31, 2004 at prices ranging from $3.28 to $3.30 per share, with the marked-to-market adjustment of $3.045 million recorded in other expense. The fair value of the warrants at December 31, 2004 was calculated using the Black-Scholes option pricing model with the following assumptions: expected dividend of 0.0%; risk free interest rate of 3.47%; the remaining contractual life of 4.5 years; and volatility of 223.26%.

Preferred stock

Prior to amending and restating our Articles of Incorporation on September 30, 2004, we were authorized to issue 50 million shares of preferred stock. In December 2003, the Board of Directors established four classes of preferred stock with 4 separate timelines. The four classes of preferred shares convert to common shares as follows: Class B converts to 2000 shares, Class C converts to 1,500 shares, Class D converts to 1,000 shares and Class F converts to 500 shares. Four time-line definitions were also established. Each time line gives the bearer the right to convert the preferred shares to common a certain number of days after issuance as follows II after 30 days, III after 90 days, IV after 180 days and V after 1 year. Dividends are cumulative and accrue at 6% per year and payable on June 30th of each year or on conversion date. Dividends are payable in cash or in common stock at our option. The Preferred Stock holders have no voting rights. The liquidation value is its stated value plus accrued and unpaid dividends thereon.

Series SA Preferred stock

We have designated 8,000 shares of preferred stock as Series SA Preferred Stock (“SA” preferred stock). On October 25, 2004, the SA preferred stock was issued to Smart Automobile, LLC in exchange for Class D convertible preferred stock. These preferred shares had previously been issued to Smart-Automobile, LLC in April 2004 in connection with an Exclusive Purchase, License and Supply Agreement entered into between us and Smart-Automobile, LLC. The SA preferred stock may be converted at the option of the holder into common shares upon deliveries of Smart (R) automobiles to us in 2004, 2005 and 2006. For every delivery of 1,000 vehicles that are fully EPA compliant and salable as new cars in the United States, the preferred shareholder may convert 500 SA preferred shares into

$500,000 of common stock, based on the market value (as defined) of stock at the conversion date. Not withstanding the foregoing conversion requirements, the preferred shareholder may immediately convert 500 preferred shares into $500,000 of common shares. In October 2004, 500 SA preferred shares were converted into 423,729 common shares.

The preferred shares may not be converted after December 31, 2006. We have the right to redeem all or a portion of the outstanding shares of SA preferred stock after March 1, 2008 at a price of $.10 per share. The preferred stock participates with the common shareholders as to any dividends payable on common stock, based on the number of shares into which the SA preferred stock is then convertible. The preferred stock also has liquidation preference, upon liquidation, dissolution or winding up of the Company or disposition of substantially all of our assets (“liquidation event”). The liquidation preference is calculated as if each 100 shares of SA preferred stock had been converted into 1 share of common stock immediately prior to the liquidation event. The preferred shareholders are not entitled to vote on any matters, unless otherwise required by law.

On June 19, 2006, Smart Automobile LLC returned to us all the remaining shares of preferred stock with a carrying value of $7.5 million in exchange for 300,000 shares of common stock valued at approximately $400,000, one million warrants with a strike price of $1.75 valued at approximately $950,000. See Note 2, Smart Auto License and Distribution Fee, for further discussion on this transaction.

Warrants

We are authorized to issue 10 million shares each of Series B, C, D and K Unrestricted Warrants. On November 8, 2004, our Board of Directors extended the expiration dates and exercise prices of our following warrants:

(1)	Series B and B-2 Warrants expire on July 1, 2007 and have an exercise price of $1.20.
(2)	Series C and C-2 Warrants expire on July 1, 2007 and have an exercise price of $5.00.
(3)	Series D and D-2 Warrants expire on July 1, 2007 and have an exercise price of $8.00.
(4)	Series K and K-2 Warrants expire on July 1, 2007 and have an exercise price of $1.00.

The Board of Directors has also established the following restricted classes of warrants: Series $1.10, Series $1.50, Series $1.75, Series $2.00, Series $2.50, Series $3.05, Series $3.25, Series $3.50, Series $4.00, Series $4.05, Series $4.50, Series $4.75, Series $5.00, and Series $5.50, with various expiration periods.

The Board of Directors has the right to (i) decrease the exercise price of the warrants, (ii) increase the life of the warrants in which event the exercise price may be increased, or (iii) make such other changes as the Board of Directors deems necessary and appropriate under the circumstances provided the changes contemplated do not violate any statutory or common law.

Shares acquired through exercises of warrants for all Series other than Series B, C, D and K are restricted as to sale. However, the warrants may be assigned, sold, or transferred by the holder without restriction.

Series B, C, and D warrants not exercised may be redeemed by us for a price of $0.01 per warrant upon thirty (30) days’ written notice to the holders thereof; provided, however, that if not all unexercised warrants in a particular series are redeemed, then the redemption shall be pro-rated equally among the holders of unexercised warrants in the series.

Total warrants outstanding at December 31, 2006 are summarized as follows (in thousands):

	Number of	Exercise	Expiration
	Warrants	Price	Dates
Series B-Unrestricted	4,200	1.20	7-1-07
Series B-2-Restricted	13,588	1.20	7-1-07
Series C-Unrestricted	6,898	5.00	7-1-07
Series C-2-Restricted	1,551	5.00	7-1-07
Series D-Unrestricted	7,438	8.00	7-1-07
Series D-2-Restricted	1,351	8.00	7-1-07
Series K-Unrestricted	4,040	1.00	7-1-07
Series K-2-Restricted	6,236	1.00	7-1-07
$1.10 Warrants Restricted	540	1.10	various
$1.50 Warrants Restricted	1,763	1.50	various
$1.75 Warrants Restricted	1,000	1.75	6-18-08
$2.00 Warrants Restricted	350	2.00	various
$2.50 Warrants Restricted	2,440	2.50	7-7-09
$3.05 Warrants Restricted	1,125	3.05	2-15-08
$3.25 Warrants Restricted	300	3.25	various
$3.50 Warrants Restricted	500	3.50	7-20-09
$4.00 Warrants Restricted	330	4.00	2-15-08

$4.05 Warrants Restricted	563	4.05	2-15-08
$4.50 Warrants Restricted	500	4.50	7-20-09
$4.75 Warrants Restricted	563	4.75	2-15-08
$5.00 Warrants Restricted	749	5.00	12-10-07
$5.50 Warrants Restricted	500	5.50	7-20-09
	56,525

See Note 18 - Subsequent events for additional information relating to the outstanding warrants at December 31, 2006.

Replacement Warrants

On July 1, 2004, the B and B-2 warrants and C and C-2 warrants expired, and replacement warrants were issued. We issued replacement B and B-2 warrants to purchase 15,199,373 common shares at $1.26 per share, and replacement C and C-2 warrants to purchase 8,988,743 common shares at $5.00 per share. These replacement warrants are nonforfeitable and vested immediately, and expire on January 1, 2005. We recorded compensation expense totaling $2.5 million for replacement warrants held by current employees based on the intrinsic value of the warrants. We also recorded prepaid professional fees of $5.1 million for replacement warrants held by consultants currently providing consulting services to us. The prepaid fees are being charged to expense over the terms of the related consulting agreements. The consulting expense was calculated using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 1.64%; contractual life of 6 months; and volatility of 163.4%. For warrants issued to investors and to consultants no longer providing consulting services to us, there was no accounting consequence resulting from the replacements.

Modified warrants

On November 8, 2004, we repriced the B and B-2 warrants and extended the terms of the B and B-2 and the C and C-2 warrants. The exercise price of the B and B-2 warrants was reduced from $1.26 per share to $1.20 per share, and the expiration dates of the B and B-2 and the C and C-2 warrants were extended from January 1, 2005 to July 1, 2007. On December 2, 2004, the C and C-2 warrants were temporarily repriced from $5.00 per share to $3.25 per share for 30 days. As result of the repricing of the B and B-2 and C and C-2 warrants, the warrants held by current employees are accounted for using the variable method of accounting under APB No. 25 and FIN 44. Accordingly, the intrinsic value of the employee warrants at December 31, 2004 and 2005 was used to calculate compensation expense for each year, and resulted in an additional compensation charge of $2.9 million, or a total of $5.4 million for 2004, and a reduction of compensation expense of $5.4 million for 2005. The fair value of warrants held by consultants currently providing services to us was calculated at November 8, 2004, and resulted in an adjustment of $2.2 million to prepaid professional fees. The prepaid professional fees are being charged to expense over the terms of the related consulting agreements. The fair value of the consultant warrants at November 8, 2004 was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 3.08%; contractual life of 2.7 years; and volatility of 228.9%. For warrants held by investors and by consultants no longer providing services, there was no accounting consequence resulting from the repricing and term modifications.

On November 8, 2004, we also extended terms of certain D and D-2 warrants and K and K-2 warrants, from July 1, 2005 to July 1, 2007. We recorded compensation expense of $749,000 for warrants held by current employees based on the intrinsic value of the warrants.  We also recorded prepaid professional fees of $470,000 for warrants held by consultants currently providing consulting services to us. The prepaid professional fees are being charged to expense over the terms of the related consulting agreements. The consulting expense was calculated using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 3.08%; contractual life of 2.7 years; and volatility of 228.9%. For warrants issued to investors and to consultants no longer providing consulting services, there was no accounting consequence resulting from the term modifications.

Warrants issued in 2006

During 2006 we issued warrants in connection raising capital and settlement of the Smart Auto liability. In addition, during 2006 we issued warrants to purchase an aggregate of 4,191,272 shares of our common stock under agreements with vendors, employees, and consultants to perform legal, financial, business advisory and other services. The warrant grants to vendors and consultants were non-forfeitable and fully vested at the date of issuance and were valued using the Black-Scholes option pricing model with the following range of assumptions:

	Low	High
Exercise price per share	$1.00	$ 2.00
Market price	0.32	2.08
Assumptions:
Expected dividend yield	0%	0%
Risk free rate of return	4.9%	2.02%
Contractual life	8 months	5 years
Volatility	134.2	143.6
Fair market value	$.06 per share	$1.21 per share

Pursuant to the requirements of FASB Statement No. 123 and EITF 96-18 and 00-18 related to accounting for stock-based compensation, we recognized non-cash general and administrative expense in the amount of $2.3 million attributable to the warrants issued to vendors and consultants at the date of grant during 2006.

Warrants issued in 2005

During 2005, we issued warrants in connection raising capital and license fees. In addition, during 2005, we issued warrants to purchase an aggregate 9,365,694 shares of our common stock under agreements with vendors, employees, and consultants to perform legal, financial, business advisory and other services. The warrant grants to vendors and consultants were non-forfeitable and fully vested at the date of issuance and was valued using the Black-Scholes option pricing model with the following range of assumptions:

	Low	High
Exercise price per share	$1.00	$ 4.75
Market price	.80	3.41
Assumptions:
Expected dividend yield	0%	0%
Risk free rate of return	2.87%	4.3%
Contractual life	.5 year	6.92 years
Volatility	137%	211%
Fair market value	0.29	2.13

Pursuant to the requirements of FASB Statement No. 123 and EITF 96-18 and 00-18 related to accounting for stock-based compensation, we recognized non-cash general and administrative expense in the amount of $13.6 million attributable to the warrants issued to vendors and consultants at the date of grant during 2005.

On September 20, 2005, we issued non-forfeitable, fully vested 6.92 year warrants to purchase 750,000 common shares at $1.50 per share. We are required to deliver registered shares upon the exercise of the warrants. The fair value of the warrants of $890,000 was recorded as a warrant liability at September 30, 2005 pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The fair value of $890,000, or $1.19 per share, was calculated at the date of issuance using the Black-Scholes option pricing model using the following assumptions: risk free interest rate of 3.90%; expected dividend rate of 0.00%; volatility of 211.5%; and expected term of 5.75 years. The warrants were revalued on December 31, 2005. The fair value of $194,000, or $0.26 per share, was calculated using the Black-Scholes option pricing model using the following assumptions: risk free interest rate of 4.26%; expected dividend rate of 0.00%; volatility of 230.3%; and expected term of 5.5 years. The difference of $696,000 was recorded in other income.

NOTE 13 - RELATED PARTY

Rental agreements

We lease office space, land and rent warehouse space from our CEO and major shareholder. These properties are used to operate the car outlet and to store inventory. Rental expense was approximately $96,500 and $196,000 for the years ended September 31, 2006 and 2005, respectively.

Consulting services and other services

In November and December 2003, we entered into certain agreements with two cousins of Steven M. Schneider, our CEO. One cousin received 25,000 B-2 Restricted warrants and 25 shares of preferred stock, which was later converted into 50,000 shares of restricted common stock. The stock and warrants were issued for website design services. The other cousin received 200,000 shares of unrestricted common stock in January 2004. The shares were issued for consulting services. In April 2004, we issued 2 million B-2 restricted warrants and 1 million K-2 restricted warrants to Sunshine 511 Holdings for consulting services. The managing partner of Sunshine 511 Holdings is the cousin of our CEO.  In the fourth quarter of 2005, we expensed approximately $2.2 million, the carrying value of the prepaid services, since limited services had been received and there were no assurances that future services would be received. Also in 2004, certain leasehold improvements in the amount of $65,000 made by us on rental properties were abandoned in favor of the landlord, who is our CEO. In September of 2006, we cancelled a shareholder note of $56,000 due by the cousin of Steven Schneider in exchange for consulting services.

Inventory Purchase

In December 2005, we purchased inventory from a related entity where three of our officers and Directors are also members of its Board of Directors. The transaction resulted in a payable due to the related company of $204,000 at December 31, 2005 and September 30, 2006. During the second quarter of 2006 the parties agreed that the payment will be offset against future outside advertising services which will be provided to the related entity by us.

Sales to a related entity

We also signed in the third quarter of 2006, a Distributor License Agreement with a business entity that is wholly owned by the brother of Maximilian Scheder- Bieschin, our former President. The terms of the agreement are the same as other distributor licenses signed with us. The total sales through December 31, 2006 were $21,000. In addition, Smart Concepts is holding certain Xebra (TM) Vehicles on a consignment basis valued at $24,000.

NOTE 14 - LITIGATION

In the normal course of business, we may become involved in various legal proceedings. Except as stated below, we know of no pending or threatened legal proceeding to which we are or will be a party which, if successful, might result in a material adverse change in our business, properties or financial condition. However, as with most businesses, we are occasionally parties to lawsuits incidental to our business, none of which are anticipated to have a material adverse impact on our financial position, results of operations, liquidity or cash flows. We estimate the amount of potential exposure it may have with respect to litigation claims and assessments.

Zap v. Daimler Chrysler AG, et al., Superior Court of California, County of Los Angeles, Case No. BC342211. On October 28, 2005, we filed a complaint against Daimler Chrysler Corporation and others in the Los Angeles Superior Court. The complaint includes claims for intentional and negligent interference with prospective economic relations, trade libel, defamation, breach of contract - agreement to negotiate in good faith, breach of implied covenant of good faith and fair dealing, and unfair competition. The complaint alleges that Daimler Chrysler has engaged in a series of anti-competitive tactics aimed at defaming us and disrupting our third-party business relationships. As a result of the allegations, the complaint requests damages in excess of $500 million and such other relief as the court deems just and proper. Daimler Chrysler has successfully filed a motion to quash that compliant for lack of personal jurisdiction, and the court’s ruling on that matter is in the process of being appealed. Two of the other defendants in the action, G&K Automotive Conversion, Inc. and The Defiance LLC, have filed a cross-complaint against us in the Los Angeles Superior Court for, among other things, violations of Section 43(a) of the Lanham Act, statutory and common law unfair competition, and intentional and negligent interference with prospective economic advantage.  We have responded to the cross-complaint and denied engaging in any wrongful actions.

James A. Arnold, et al. v. Steven Schneider, et al., Superior Court of California, County of Sacramento, Case No. 02AS02062, filed April 5, 2002, dismissed October 9, 2003, dismissal set aside and referred to Case Management Program March 4, 2004. Plaintiffs seek damages of $71,000 in compensatory damages, $50 per month since April 5, 2002, other charges, interest, and further relief in the court’s discretion for breach of contract, promissory estoppel, and fraud. Plaintiffs also seek $750,000 in punitive damages for fraud. We have cross-claimed against plaintiffs seeking compensatory damages, attorneys’ fees and equitable relief for breach of oral contract, common count for goods sold and delivered, conversion, liability of surety, violation of statute, and violation of the Unfair Practices Act. On February 17, 2005, the court referred the matter to non-binding arbitration pursuant to California Code of Civil Procedure section 1141.1. The non-binding arbitration hearing was held on July 27, 2005. The arbitrator award, issued on August 5, 2005, awarded plaintiffs damages in the amount of $68,290, plus prejudgment interest at the rate of 7%. This amount was awarded against both us and Mr. Schneider. Given an admission in the plaintiff’s case management conference statement and the decision of the court to refer the matter to non-binding arbitration, we believe that the amount in controversy should be less than $50,000, though the complaint asks for more than $71,000 in damages. Trial in Sacramento County Superior Court began on Tuesday, May 2, 2006, at 8:30 a.m., in Department 47. At the trial, the parties agreed to settle this matter upon the following terms: (1) the plaintiff agreed to dismiss the causes of action it had alleged against Mr. Schneider; and (2) RAP Group agreed to (a) pay the plaintiff $20,000 on or before May 31, 2006; (b) pay the plaintiff an additional $20,000 on or before January 5, 2007; (c) provide the plaintiff with whatever ownership documentation (such as titles) it can find in its possession, custody, or control regarding the 43 cars identified by the plaintiff during discovery as being the subject of this litigation; (d) allow the court to enter an order directing that plaintiff may dispose of the vehicles that are the subject of the litigation; and (e) allow the court to enter judgment against it in the amount of $50,000, minus whatever monies have already been paid by RAP Group to the plaintiff, if RAP Group does not timely make either of the payments identified above. Both the plaintiff and RAP Group agreed to execute general mutual releases of all claims arising out of the subject matter of the litigation (pursuant to section 1542 of the Civil Code) and to dismiss with prejudice the complaint and the cross-complaint after performance of the settlement agreement. The plaintiff and RAP Group further agreed that the stipulated settlement will be governed by section 664.6 of the Code of Civil Procedure. RAP Group made the first payment to the plaintiff for $20,000, but did not pay the second payment of $20,000 that was due by January 5, 2007. Plaintiff has therefore moved the court to enter a default judgment against RAP Group for $30,000 pursuant to the terms of the Settlement Agreement. A hearing on that motion for default judgment is scheduled for April 4, 2007 in Sacramento Superior Court.

Leandra Dominguez v. RAP Group, Inc. dba The Repo Outlet, et al., Superior Court of California, County of Sonoma, Case No. SCV-235641, complaint filed October 14, 2004, first amended complaint filed December 15, 2004. Plaintiff has sued The Repo Outlet and Credit West Corporation for negligent misrepresentation, for a violation of the Business and Professions Code Section 17200, for breach of the implied warranty of merchantability under the Magnusson-Moss Act, and for violation of the federal Truth in Lending Act. On January 13, 2005, the RAP Group, Inc. agreed to defend and indemnify Credit West Corporation. At a hearing before the Sonoma County

Superior Court on February 23, 2005, the court granted The Repo Outlet’s motion to compel arbitration, and on March 8, 2005, the court stayed the court proceeding pending arbitration. The RAP Group, Inc. filed a demand for arbitration with the American Arbitration Association (the “Association”) on April 7, 2005, but the parties later stipulated that the arbitration would proceed before JAMS. The Repo Outlet made a Code of Civil Procedure 998 offer to settle and have Dominguez dismiss the matter with prejudice for the sum of $1,001. Because Dominguez failed to timely respond to The Repo Outlet’s Section 998 offer, that offer expired on March 2, 2006. The Repo Outlet made another settlement offer of $1,857 to settle this matter as to both defendants on January 8, 2007, but this offer was rejected as plaintiff’s counsel seeks to recover all of his attorneys’ fees. Although the case was sent to arbitration before JAMS, and set for arbitration in February 2007, on January 9, 2007, The Repo Outlet informed the arbitrator and plaintiff’s counsel that it would be ceasing operations and its counsel would be withdrawing as attorneys of record. At a status conference on February 8, 2007, the court was informed that counsel for RAP Group had moved to withdraw for non-payment of fees. The hearing on that motion is set for April 18, 2007. Since that time, Credit West has substituted its own counsel of record, and so RAP Group is no longer tendering a defense to Credit West. The next case management conference is scheduled for April 25, 2007.

Voltage Vehicles v. American Electric Power Company, et al., Superior Court of California, County of Sonoma, Case No. SCV 236 830. On June 1, 2005, Voltage Vehicles filed suit against American Electric Power Company, CSW Energy Services, Inc., Central and Southwest Corporation, Total EV, Freightquote, LLC, and Central Freight Lines, Inc. A First Amended Complaint was filed August 29, 2005, against the same defendants, asserting causes of action for breach of a written contract of sale against certain defendants, as well as breach of a written contract as a third party beneficiary against all defendants. Voltage Vehicles’ First Amended Complaint seeks compensatory damages in the amount of $744,735, prejudgment interest, attorneys’ fees, and costs of suit. Defendants CSW Energy Services, Inc. and Central Freight Lines filed demurrers, both of which the court overruled. This matter settled in December 2006 with payment by defendants CSW Energy Services and American Electric Power Company to Voltage Vehicles of $15,000. All parties agreed to bear their own costs and attorneys fees. All defendants were thereafter dismissed with prejudice on December 27, 2006.

Marieta Cruz Hansell v. Robert Warren Johnson, Jr., ZAP, et al., Superior Court of California, Case No. SCV-237645. On October 21, 2005, Marieta Hansell filed suit against Robert Johnson (our former employee), us and other defendants for personal injury, property damage and permanent disability based on an alleged automobile collision between the plaintiff and defendant Johnson. We and Mr. Johnson have both filed answers and case management statements containing a general denial of all of the plaintiff’s claim, and we have agreed to defend Mr. Johnson in this matter. The parties are in the process of propounding and responding to discovery. The plaintiff is claiming permanent disability, and she has submitted a Statement of Damages in the amount of $108,727.34, plus unspecified amounts of future general damages, future wage loss, diminution of earning capacity damages, and incidental, consequential and special damages. The plaintiff has not yet made any demand for settlement. We intend to vigorously defend both ourself and Mr. Johnson against these claims. This matter is now being handled by alternative counsel for us. According to information received from alternative counsel, the parties have agreed to settle this matter with a payment by us and Mr. Johnson to the plaintiff of a total of $70,000. The lawsuit was settled on February 15, 2007 and was dismissed with prejudice.

First Class Auto Sales, Inc. d/b/a First Class Imports v. Voltage Vehicles and ZAP, American Arbitration Association Case No. 74 133 00081 06 NOCA. First Class Imports is a vehicle dealer that executed a licensing and distributorship agreement with Voltage Vehicles, our subsidiary, in May 2004. On January 14, 2006, First Class Imports and its principal, Leon Atkind, filed an arbitration demand with the American Arbitration Association. Therein they alleged that Voltage Vehicles breached the licensing agreement by not delivering new SMART-branded vehicles to First Class Imports and demanded return of the $100,000 licensing fees paid to Voltage Vehicles under the agreement, plus interest. In a separate cause of action, Mr. Atkind alleged Voltage Vehicles breached a second contract by failing to timely deliver a stock certificate in exchange for a Mercedes vehicle that he sold to Voltage Vehicles. Regarding this second claim, Mr. Atkind contended that the late delivery of the certificate caused the shares to be restricted for an extra month during which our stock price declined, and he seeks as damages the difference in the value of the stock on the two subject dates multiplied by 59,999, the number of shares he received. Concerning both causes of action, First Class Imports and Mr. Atkind alleged that we should be held liable as Voltage Vehicles’ alleged alter ego. Voltage Vehicles filed a counterclaim against both First Class Imports and Mr. Atkind. The first cause of action therein alleges breach of contract against First Class Imports for its refusal to accept SMART-branded vehicles offered to it pursuant to the parties’ licensing agreement. Voltage Vehicles seeks as damages the lost revenue it otherwise would have gained through First Class Imports’ purchase of SMART-branded vehicles, as well as damages based on the depreciation of a SMART-branded vehicle it loaned to First Class Imports. The second cause of action alleges breach of contract against Mr. Atkind based on his failure to deliver title to the Mercedes identified above. On this claim, Voltage Vehicles seeks as damages the depreciation of the Mercedes during the time in which it has been unable to sell the vehicle. After selection of an arbitrator, the arbitration was continued several times as the parties discussed settlement. Eventually the parties decided to allow the arbitrator to mediate the dispute, and a mediation was held on January 22, 2007. During the mediation the parties agreed in principle to resolve the dispute via: (1) Voltage Vehicles’ retention of the $100,000 licensing fee; (2) termination of the licensing contract effecting a territorial buyback by Voltage Vehicles of all rights that were granted to First Class Imports in that contract; (3) our provision to Leon Atkind of 47,500 shares of restricted stock; and (4) our provision to First Class Imports of two SMART-branded motor vehicles (a 2003 and a 2005 model, each with less than 500 miles on their odometers). Counsel for us and Voltage Vehicles have sent a draft settlement agreement to counsel for First Class Imports and Mr. Atkind, who has yet to provide comments in response thereto. Meanwhile, Sonoma County Superior Court has scheduled the next case management conference for April 19, 2007.

ZAP v.  Norm Alvis, et al., Superior Court of California, County of Sonoma, Case No. SCV-238419, complaint filed March 27, 2006. Mr. Alvis was engaged by us and

Rotoblock Corporation (“Rotoblock”) as a consultant to perform public relations work on behalf of us and Rotoblock. As consideration for Mr. Alvis’ consent to the contract with us, we provided Mr. Alvis with use of a motor home worth approximately $306,000. We then sued Mr. Alvis, claiming he failed to perform his obligations under the contract and refused to return the consideration he received therefor (i.e. the motor home). We are seeking either the return of the motor home or $500,000 in damages. Mr. Alvis initially did not respond to the complaint, which prompted us to take his default on May 9, 2006. The court then entered a default judgment on May 16, 2006, on which date we obtained a writ of possession allowing us to reclaim possession of the disputed motor home. On June 18, 2006, Mr. Alvis moved the court to set aside the default and default judgment and to vacate its order authorizing issuance of the writ of possession. The court agreed to set aside the default judgments, but it left intact the writ of possession. The court also required Mr. Alvis to pay us $1,000 as compensation for forcing us to initially take his default. Mr. Alvis has paid us the required $1,000. Mr. Alvis then filed (1) an answer denying our allegations, and (2) a cross-claim against us, Steve Schneider in his individual capacity, and Rotoblock, alleging two counts of breach of contract, one common count of work, labor, and services received, and one count of fraud. All of Mr. Alvis’ claims relate to the two contracts he executed with us and Rotoblock. Mr. Alvis claims he provided services to us and Rotoblock pursuant to these contracts but received no consideration in exchange therefor. For the fraud claim, defendant claims we and Schneider executed the contracts with no intent to perform. Mr. Alvis has prayed for damages of $2,000,000, interest according to proof, punitive damages, and an order directing us to perfect title to the motor home. Mr. Alvis then moved the court to quash the writ of possession. On November 2, 2006, the court denied this motion, although it did require us to post a $300,000 bond to enforce the writ. We have not yet posted that bond, and consequently Mr. Alvis has threatened to move to revoke the writ. We, Rotoblock and Schneider then demurred to the cross-complaint, and Alvis responded by filing an amended cross-complaint. The first amended cross-complaint again seeks breach of contract and common count damages against us and Rotoblock, as well as fraud damages against us and Schneider. We and Schneider answered the first amended cross-complaint with general denials; Rotoblock responded by filing a second demurrer in which it has alleged it was an improperly named party. The hearing on Rotoblock’s demurrer was heard on March 21, 2007, at which time the demurrer was denied. Rotoblock intends to file an answer to the amended cross-compliant with general denials. Counsel has given notice of the claims against Schneider to our D&O insurer, which has acknowledged receipt of the notice. Discovery is on-going, and the next case management conference is scheduled for July5, 2007.

Department of Motor Vehicles v. RAP Group, Inc. et al., This is an administrative proceeding brought by the Department of Motor Vehicles (the “DMV”) which is seeking license revocation of the following licenses related to the RAP Group’s operations: (1) vehicle verifier license for RAP Group employee Jeff Schneider; (2) sales license for Jeff Schneider; and (3) dealer’s license for RAP Group, doing business as Bug Motors and Voltage Vehicles. Settlement with the DMV was reached in late 2006, resulting in the voluntary surrender of RAP Group’s dealer license.

Robert Chauvin; Mary Chauvin; Rajun Cajun, Inc. dba ZAP of Carson City, dba ZAP of Reno, dba ZAP of Sparks (“Robert Chauvin, et al.”) v. Voltage Vehicles; ZAP; ZAP Power Systems, Inc.; zapworld.com; Elliot Winfield; Steven Schneider; Phillip Terrazzi; Max Scheder-Breschin; Renay Cudie; [sic] and Does I-XX, Second Judicial District Court State of Nevada, County of Washoe, Case No. CV06 02767. On November 17, 2006, Robert Chauvin, et al. filed a complaint alleging breach of contract, breach of the covenant of good faith and fair dealing, breach of warranties, fraud/misrepresentation, negligent misrepresentation, quantum merit or unjust enrichment, civil conspiracy, violation of Security [sic] and Exchange Act/federal securities law, and deceptive trade practices, pursuant to a License Agreement (for a distribution license) entered into between Rajun Cajun, Inc. dba ZAP of Carson City, dba ZAP of Reno, dba ZAP of Sparks (“Rajun Cajun”) and Voltage Vehicles. The complaint seeks general damages in an amount in excess of $10,000, special damages in an amount in excess of $10,000, punitive damages in an amount in excess of $10,000, attorneys’ fees and cost of suit, for judgment in an amount equal to treble actual damages, and recession in the amounts of $397,900 and $120,000. Defendants Voltage Vehicles and ZAP filed a Motion to Dismiss on January 19, 2007. Chauvin, et al. filed an opposition to that motion on February 16, 2007, and we and Voltage Vehicles filed a reply on March 5, 2007. The matter has now been submitted to the court, and the parties are awaiting a ruling on that motion. It is anticipated that the Motion to Dismiss will be granted as the License Agreement entered into between Rajun Cajun and Voltage Vehicles contains a forum selection clause designating Sonoma County, State of California as the appropriate forum. On February 16, 2007, Robert Chauvin, et al. filed Notices of Intent to Take Default against the individual defendants, with the exception of Renay Cude, and two of the named corporate defendants. In response, on February 22, 2007, named defendants ZAP Power Systems, Inc., ZAPWORLDCOM, Elliot Winfield, Steven Schneider, Phillip Terrazzi, Max Scheder-Breschin, and Renay Cude filed a Motion to Quash Service of Process or Alternatively for Dismissal as the individual defendants were never properly served, and because the two corporate defendants no longer exist. Chauvin, et al. filed an opposition to that motion on March 8, 2007, and the defendants will be filing a reply thereto on March 19, 2007, after which the matter will be submitted to the court for a ruling. On March 5, 2007, Chauvin, et al. filed a Motion for Publication of Summons for each of the five named individual defendants in the underlying matter filed in Nevada. On February 9, 2007 Voltage Vehicles filed a Complaint against Rajun Cajun in the Superior Court of California, County of Sonoma for Declaratory Relief, which asks the Court to declare that the License Agreement does not grant Rajun Cajun an exclusive dealership in northern Nevada to distribute Voltage Vehicle products and that Voltage Vehicles has performed its obligations under the License Agreement. (Voltage Vehicles v. Rajun Cajun, et al., Case No. SCV 240179) Rajun Cajun has yet to file an Answer to this Complaint.

ZAP v. International Monetary Group (Patrick J. Harrington, President and CEO) Inc., a Delaware Corporation; Michael C. Sher dba The Law Offices of Michael C. Sher, Case No. SCV 240277, complaint filed March 1, 2007 in Sonoma County Superior Court. We sued International Monetary Group (“IMG”) whose President and CEO is Patrick D. Harrington and Michael Sher for declaratory relief, rescission, and breach of contract. We had entered into an agreement with IMG, a merchant banking company, to procure financing, and we allege that IMG, contrary to the parties’ agreement, is seeking to enforce a $500,000 promissory note. We also allege that IMG and Sher have taken $12,500 and 10,000 shares of our common stock that they held in trust for us without authorization. We also allege that IMG and Sher continue to hold 1,291,176 shares of our stock that was supposed to have been used as collateral for a $1 million loan to be procured by IMG and Sher that never materialized. After being served with the complaint, counsel for IMG and Sher initiated settlement discussions and, in consideration, were given until May 7, 2007 to respond to the complaint. Management has recorded an estimated liability for any potential exposure related to these transactions which is included in the accompanying consolidated balance sheets as of December 31, 2006 and March 31, 2007. In addition, management believes that the ultimate resolution of this claim will not have a material adverse effect on our consolidated financial position or on results of operations.

ZAP v. Thomas C. Graver and Auto America Group, Inc., to be filed in the Northern District of California in March 2007 with claims under the Federal Anti-Cybersquatting Act and for trademark infringement. Graver is the President and Chief Executive Officer of Auto America Group, Inc. (“AAG”). AAG and Graver signed an independent contractor agreement with us on October 21, 2005 to provide certain services to us, but that agreement terminated on October 18, 2006. At no time did we enter into an agreement with AAG or Graver giving either of them permission to use our federally-registered trademark “zapworld.com.” Following discussions regarding a business dispute between Graver, AAG and one of our business partners, a Brazilian company called Obvio, Graver registered the domain name www.zapworld.us on January 4, 2007. Although there is very little content on the website www.zapworld.us, the home page does refer extensively to Obvio and has two references to us. One of those references is to “ZAP Agreement Correspondence” with an apparent link that is not functional. The other ZAP reference is to an article referring to us in a negative light. As Graver has failed to respond to our cease and desist letters, we anticipate filing suit later this month against Graver and AAG to have the domain name “zapworld.us” transferred to us and for attorneys’ fees and damages.

NOTE 15 - SEGMENT REPORTING

In accordance with the provisions of SFAS No. 131, we have identified three reportable segments consisting of sales and marketing of electric consumer products, operation of a retail car outlet, sales of advanced technology vehicles for the Xebra (TM) electric vehicles and Smart Cars Americanized by ZAP. These segments are strategic business units that offer different services. They are managed separately because each business requires different resources and strategies. Our chief operating decision making group, which is comprised of the Chief Executive Officer and the senior executives of each of our segments, regularly evaluates financial information about these segments in deciding how to allocate resources and in assessing performance. The performance of each segment is measured based on its profit or loss from operations before income taxes. Segment results are summarized as follows (in thousands):

	Electric		Advanced
	Consumer	Car	Technology
	Products	Outlet	Vehicles	Total

Year ended December 31, 2006:
Net sales	$843	$1,618	$8,369	$10,830
Gross profit (loss)	(445)	440	530	525

Depreciation, amortization
and impairment	3,844	25	17	3,886
Net loss	(11,755)	(17)	(143)	(11,915)
Total assets	8,304	430	2,082	10,816

Year ended December 31, 2005:
Net sales	$624	$2,524	$432	$3,602
Gross profit	18	303	9	341
Depreciation, amortization
and impairment	7,392	44	175	7,660
Net loss	(22,106)	(744)	(459)	(23,501)
Total assets	11,769	771	2,137	14,677

NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION

A summary of non-cash investing and financing information is as follows (in thousands):

	Year ended December 31
	2006	2005
Cash paid during the year for:
Income taxes	$4	$4
Interest	72	59
Common stock and warrant issuances for:

Inventory		235
Investment in joint venture		248
Settlement of warrant liability	568	6,711
Prepaid professional fees	861	830
Property and equipment	3	1,211

NOTE 17 - SUBSEQUENT EVENTS

In January 2007, we received $900,000 through the sale of 700,000 shares of common stock and 2 million warrants to qualified investors.
On January 26, 2007,the Board of Directors extended by five years through July 1,2012, the expiration date of certain of our warrants, Series B through K. These warrants were issued for executive incentives and by the plan of reorganization. The exercise prices of the warrants were also revised from prices ranging from $1.00 to $8.00 to prices ranging from $1.00 to $1.20.

On February 20, 2007, we entered in to a Purchase and Amendment Agreement (the “Amendment”), amending the Securities Purchase Agreement entered into by us on December 5, 2006 (the “Original Agreement” and as amended by the Amendment, the “Agreement”), with several institutional and accredited investors (the “Purchasers”) pursuant to which we sold to the Purchasers additional $1.2 million aggregate principal amount of 8% senior convertible notes due February 2009 (the “Notes”) and warrants to purchase 360,000 shares of our common stock (the “Warrants”), in a private placement. The Transaction closed on February 22, 2007. Gross proceeds from the sale to us were $1.2 million, of which $15,000 was paid to one of the Purchasers for expenses incurred in connection with the Transaction.

The Notes bear interest at 8% per year, payable quarterly, and are convertible into shares of our common stock at an original conversion price of $1.00 per share.

The Warrants entitle each Purchaser to purchase a number of shares of common stock equal to thirty percent of the number of shares of common stock that would be issuable upon conversion of the Note purchased by such Purchaser in the Transaction. The Warrants have an initial exercise price of $1.32.

On March 31, 2007, the Board of Directors extended the employment agreements for Mr. Schneider, Mr. Starr and Ms. Cude to October 1, 2013.

On April 30, 2007, the Company entered into Certificates of Adjustments to the Notes and Warrants (the “Adjustments”) to adjust certain provisions of the Notes and Warrants as a consequence of the declaration by the Company of a ten percent (10%) common stock dividend to common shareholders of record on February 15, 2007, payable February 28, 2007.  As a result of the Adjustments, the conversion price of the Notes was reduced to $0.909 per share, the Initial Warrants were increased to 495,000 at an exercise price of $1.00 per share, and the Additional Warrants were increased to 396,000 at an exercise price of $1.20 per share.

On June 26, 2007, the Company entered into an Amendment Agreement (the “Second Amendment”) with the purchasers to adjust certain provisions of the Notes and Initial Warrants as a consequence of selling shares to a third party investor for per share consideration less than the conversion price of the Notes and exercise price of the Initial Warrants.  As a result, the conversion price of the Notes was reduced to $0.727 per share and the Initial Warrants were increased to 594,001 at an exercise price of $0.80 per share. The Second Amendment also deferred the June and July 2007 payments of the principal due under the Notes to August 1, 2007, extended the filing deadline of the Registration Statement to July 9, 2007, reduced the number of shares required to be registered under the Agreement to 130% of the shares underlying the Notes and Warrants, and allowed for the inclusion of an aggregate of 4,490,630 additional shares of common stock in any registration statement filed by the Company in connection with the Agreement.  In consideration for these modifications, the Company agreed to pay the purchasers an aggregate of $113,000 in liquidation damages, payable in 141,750 shares of common stock of the Company, and warrants to purchase an aggregate of 200,000 shares of common stock of the Company at an exercise price of $1.10 per share.  The Company also agreed to include the shares and warrants issued pursuant to the Second Amendment in the registration statement required to be filed by the Company pursuant to the Agreement.

ZAP
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

Index to financial statements

Condensed consolidated statements of operations	F-32

Condensed consolidated balance sheets	F-33

Condensed consolidated statements of cash flows	F-34

Notes to condensed consolidated financial statements	F-35

ZAP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Thousands, except share amounts)

	Three Months ended March 31, 2007	Three Months ended March 31, 2006
NET SALES	$1,137	$2,929

COST OF GOODS SOLD	1,083	2,505

GROSS PROFIT	54	424

OPERATING EXPENSES
Sales and marketing	371	251

General and administrative (non-cash of $12.9 million and $1.8 million for the three months ended March 31, 2007 and 2006)	13,990	3,068
Research and development	335	—
	14,696	3,319
LOSS FROM OPERATIONS	(14,642)	(2,895)
OTHER INCOME (EXPENSE)
Gain on revaluation of warrant and put option liabilities	—	135
Interest expense, net	(216)	(6)
Other income (expense)	23	(3)
	(193)	126
LOSS BEFORE INCOME TAXES	(14,835)	(2,769)

PROVISION FOR INCOME TAXES	(4)	(4)
NET LOSS	$(14,839)	$(2,773)

NET LOSS PER COMMON SHARE
BASIC and DILUTED	$(0.36)	$(0.08)

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING — BASIC AND DILUTED	41,526	36,021

 The accompanying notes to condensed consolidated financial statements (unaudited).

ZAP
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(In thousands)
March 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,561
Accounts receivable, net of allowance for doubtful accounts of $199	248
Inventories	2,017
Prepaid non-cash professional fees	903
Other prepaid expenses and other current assets	320
Total current assets	6,049

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $955	4,420

OTHER ASSETS
Patents and trademarks, net	41
Goodwill	175
Prepaid non-cash professional fees, less current portion	207
Deferred offering costs	40
Deposits and other assets	63
Total assets	$10,995
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,679
Accounts payable	184
Accrued liabilities	2,745
Deferred revenue	1,026
Total current liabilities	5,634
LONG-TERM LIABILITIES
Secured convertible note, less current portion	1,768
8% Senior convertible notes, net of discount of $981, less current portion	144
Total Liabilities	7,546

SHAREHOLDERS’ EQUITY
Preferred stock, authorized 50 million shares; no par value, no shares issued and outstanding	—
Common stock, authorized 200 million shares; no par value; 44,563,083 shares issued and outstanding	106,529
Common stock issued as loan collateral	(1,549)
Accumulated deficit	(101,531)
Total shareholders’ equity	3,449
Total liabilities and shareholders’ equity	$10,995

See accompanying notes to condensed consolidated financial statements (unaudited).

ZAP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Three months ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,839)	$(2,773)
Items not requiring the use of cash:
Amortization of note discount	85	—
Stock-based compensation for consulting and other services	887	1,283
Stock-based employee compensation	12,040	518
Gain on revaluation of warrant and put option liabilities	—	(135)
Depreciation and amortization	114	494
Loss on disposal of equipment	—	4
Allowance for doubtful accounts	20	(16)
Changes in other items affecting operations:
Receivables	(38)	(142)
Smart car inventory	—	1,235
Inventories	330	(188)
Prepaid expenses and other assets	79	(213)
Accounts payable	(66)	(12)
Accrued liabilities	(217)	(40)
Deferred revenue	(164)	50
Net cash provided by (used for) operating activities	(1,769)	65
CASH FLOWS FROM INVESTING ACTIVITES
Purchase of equipment	(18)	(24)
Proceeds from sale of equipment	—	35
Net cash provided by ( used for) investing activities	(18)	11

CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of common stock and warrants, net of offering costs	1,045	1,005
Borrowings of long-term debt, net of offering costs	1,185	(18)
Repayments of long term debt	(42)	—
Net cash provided by financing activities	2,188	987
NET INCREASE IN CASH AND CASH EQUIVALENTS	401	1,063

CASH AND CASH EQUIVALENTS, beginning of period	2,160	1,547

CASH AND CASH EQUIVALENTS, end of period	$2,561	$2,610

See accompanying notes to condensed consolidated financial statements (Unaudited)

ZAP
NOTES TO THE INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1  BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form SB-2 and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. All adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2007 are not indicative of the results that may be expected for the year ending December 31, 2007 or for any other period. These condensed financial statements and the notes thereto should be read in conjunction with the audited financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2007 (our “2006 10-K”).

Going Concern - The accompanying consolidated condensed financial statements have been prepared assuming we will continue as a going concern.  We have a history of losses and might not achieve profitability.  We will need to arrange additional financing in the future. There can be no assurance that additional financing would be available, or if it is available, that it would be on acceptable terms. Our future liquidity and capital requirements will depend on numerous factors, including successful development, marketing and sale of advanced technology vehicles, protection of intellectual property rights, costs of developing our new products, including the necessary intellectual property rights, obtaining regulatory approvals for our new products, market acceptance of all our products, existence of competing products in our current and anticipated markets, and our ability to raise additional capital in a timely manner. Management expects to be able to raise additional capital; however, we may not be able to obtain additional financing on acceptable terms, or at all.

Other risks include, but are not limited to, the following:

We face intense competition, which could cause us to lose market share. Changes in the market for electrical or fuel-efficient vehicles could cause our products to become obsolete or lose popularity. We cannot assure you that growth in the electric vehicle industry or fuel-efficient cars will continue and our business may suffer if growth in the electric vehicle industry or fuel-efficient market decreases or if we are unable to maintain the pace of industry demands. We may be unable to keep up with changes in electric vehicle or fuel-efficient technology and, as a result, may suffer a decline in our competitive position. The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business. Product liability or other claims could have a material adverse effect on our business. We may not be able to protect our Internet address. Our success is heavily dependent on protecting our intellectual property rights.

Note 2  SIGNIFICANT ACCOUNTING POLICIES

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

Effective January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) Emerging Issues Task Force (EITF) 00-19-2, “Accounting for Registration Payment Arrangements.” This FASB staff position addresses how to account for registration payment arrangements and clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This accounting pronouncement further clarifies that a liability for liquidated damages resulting from registration statement obligations should be recorded in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” when the payment of liquidated damages becomes probable and can be reasonably estimated.

Prior to the adoption of this FSP, we had classified as a note derivative liability and as a warrant liability, financial instruments included in or issued in conjunction with our December 5, 2006 convertible note financing, since the offering of the underlying shares issuable upon conversion of the notes and exercise of the warrants was required to be registered with the SEC, and our failure to file, and obtain and maintain the effectiveness of a registration statement would result in potential cash payments which were not capped.  Our adoption of this accounting pronouncement as of January 1, 2007 resulted in a reclassification of the note derivative liability to the note liability and the warrant liability to equity, and an adjustment to the note discount to reflect the allocated value of the warrant and a beneficial conversion feature, accreted to December 31, 2006, both calculated in accordance with EITF Nos. 98-5 and 00-27.  The cumulative effect of this accounting change of $24,000 was credited to our opening accumulated deficit balance as of January 1, 2007.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition: The entity determines whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the “more-likely-than-not” recognition threshold, the entity presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. We adopted FIN 48 on January 1, 2007 and the impact on our financial statements was not material.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”).  FAS 159 permits the measurement of many financial instruments and certain other items at fair value. Entities may choose to measure eligible items at fair value at specified election dates, reporting unrealized gains and losses on such items at each subsequent reporting period.  The objective of FAS 159 is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  It is intended to expand the use of fair value measurement.  FAS 159 is effective for fiscal years beginning after November 15, 2007.  We have not evaluated the potential impact of adopting SFAS 159.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements required under other accounting pronouncements. FAS 157 does not change existing guidance regarding whether or not an instrument is carried at fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact on our consolidated financial statements of adopting SFAS No. 157.

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic and diluted loss per common share is based on the weighted average number of common shares outstanding in each period. The weighted average number of shares outstanding for the period ended March 31, 2006 has been restated for the 10% stock dividend of February 2007. Potential dilutive securities associated with stock options, warrants and convertible preferred stock and debt have been excluded from the diluted per share amounts, since the effect of these securities would be anti-dilutive. At March 31, 2007, these potentially dilutive securities include options for 8,632,783 shares of common stock, warrants for 68,651,324 shares of common stock and debt convertible into 4.33 million shares of common stock.

PRINCIPLES OF CONSOLIDATION

Our accounts and our consolidated subsidiaries are included in the condensed consolidated financial statements after elimination of significant inter-company accounts and transactions.

REVENUE RECOGNITION

We record revenues only upon the occurrence of all of the following conditions:

•	We have received a binding purchase order or similar commitment from the customer or distributor authorized by a representative empowered to commit the purchaser (evidence of a sale);
•	The purchase price has been fixed, based on the terms of the purchase order;
•	We have delivered the product from its distribution center to a common carrier acceptable to the purchaser. Our customary shipping terms are FOB shipping point; and
•	We deem the collection of the amount invoiced probable.

We provide no price protection. Product sales are net of promotional discounts, rebates and return allowances.

We do not recognize sales taxes collected from customers as revenue.

DEFERRED REVENUE - One of our subsidiaries, Voltage Vehicles, sold licenses to auto dealerships under the ZAP name. The license agreements call for the licensee to purchase a minimum number of vehicles from us each year.  As we collect monies related to these agreements, it is classified as deferred revenue until we begin delivering a substantial number of vehicles to these dealerships on a regular basis. During the first quarter of 2006, we began recognizing revenue on various license agreements on a straight line basis over the terms of the agreement.  Accordingly, we have recognized approximately $26,000 of revenue and other adjustments for the three month period ended March 31, 2007 resulting in an ending balance of $1,026,000.

USE OF ESTIMATES - The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes.  Estimates were made relating to the useful lives of fixed assets, valuation allowances, impairment of assets and valuation of stock-based compensation and contingencies. Actual results could differ materially from those estimates. Significant estimates include:

ACCOUNTS RECEIVABLE – We perform ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from our customers. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers should deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

INVENTORY - We maintain reserves for estimated excess, obsolete and damaged inventory based on projected future shipments using historical selling rates, and taking into account market conditions, inventory on-hand, purchase commitments, product development plans and life expectancy, and competitive factors. If markets for our products and corresponding demand were to decline, then additional reserves may be deemed necessary.

LEGAL ACCOUNTS – We estimate the amount of potential exposure we may have with respect to litigation claims and assessments.

RECOVERY OF LONG-LIVED ASSETS - We evaluate the recovery of our long-lived assets at least annually by analyzing our operating results and considering significant events or changes in the business environment.

STOCK ISSUED AS COLLATERAL - In January 2003, we entered into a Loan Agreement with Mercatus Partners LLP (“Mercatus”) and issued 2, 941,176 common shares to Mercatus as collateral for a $1 million loan that never funded. The $3.529 million market value of these shares at the date of issuance was recorded in common stock with an offsetting contra equity account. The shares were reported as lost to us in December 2003 and in December 2004, the shares were reissued to Mercatus who then assigned the shares and their interests to Phi-Nest Fund, L.P. (“Phi-Nest”) as collateral for the $1 million loan commitment. We amended the Loan Agreement allowing Phi-Nest to purchase 500,000 shares for $1.16 per share. On March 30, 2006, we received $500,000 in net proceeds from the sale of the 500,000 shares and the collateralized shares were reduced to 2,441,176 shares. Phi-Nest did not provide the $1 million loan. In September of 2006, we signed a Settlement Agreement with Phi-Nest requiring that the common stock being held as collateral be transferred to an independent third party (Michael C. Sher dba the Law Offices of Michael C. Sher), to hold the securities in a depository account. At the same time, we entered into an agreement with International Monetary Group (“IMG”) whose President and CEO is Patrick D. Harrington, a merchant banking company to procure financing for us. Michael C. Sher was also acting as IMG’s in-house attorney. In return, Phi-Nest received 150,000 shares of the collateral stock for consulting services and forgiveness of a note receivable for $56,000 owed by a cousin of Steven Schneider, our CEO. As a result, we recognized $236,000 in non-cash charges in the consolidated statement of operations for the year ended December 31, 2006. In September, the Board of Directors approved the sale of 500,000 shares of the collateral stock to a qualified investor for $500,000. In October 2006, the qualified investor transferred $500,000 directly to IMG who in turn was to transfer the proceeds to us after we authorized Michael C. Sher to release 500,000 shares of the collateral stock. In October, IMG required us to sign a $500,000 note and represented that they would not enforce the note based on other agreements with us and in return IMG transferred $487,500 in net proceeds to us for the 500,000 shares of collateral stock previously issued to the qualified investor. Also in October 2006, we authorized the issuance of 250,000 shares of the collateral stock to IMG and 250,000 shares of the collateral stock to Michael C. Sher for consulting services and recognized $600,000 in non-cash consulting expense in the consolidated statement of operations for the year ended December 31, 2006. At December 31, 2006, there were 1,291,176 shares remaining in collateral stock held by Michael C. Sher. In January 2007, IMG provided us with a notice of default on the $500,000 alleged note obligation. In addition, Michael C. Sher has refused to release the remaining 1,291,176 shares of collateral stock to us due to a dispute over the alleged debt obligation with IMG. In February 2007, we filed suit to have the collateral stock returned. See Note 9 ZAP v. International Monetary Group, Inc., a Delaware corporation; Michael C. Sher dba the Law Offices of Michael C. Sher, Case No. SCV 240277) for a detailed discussion.  Management has recorded an estimated liability for any potential exposure to this transaction which is included in the accompanying condensed consolidated balance sheet. In addition, management believes that the ultimate resolution of this claim will not have a material adverse effect on our consolidated financial position or on the results of operation.

WARRANTY – We provide 30 to 90 day warranties on our personal electric products and record the estimated cost of the product warranties at the date of sale. The estimated cost of warranties has not been significant to date. Should actual failure rates and material usage differ from our estimates, revisions to the warranty obligation may be required.

We had provided up to an extended 36 month or 36,000 mile warranty on the Smart Car Americanized by ZAP, no longer distributed by us since September 30, 2006 and 6 month warranties for the Xebra™ vehicles. At March 31, 2007, we have recorded a warranty liability for $251,973 for estimated repair costs.

CASH AND CASH EQUIVALENTS– We consider highly liquid investments with maturities from the date of purchase of three months or less to be cash equivalents.

Note 3  STOCK-BASED COMPENSATION

We have stock compensation plans for employees and directors which are described in Note 10 to our consolidated financial statements in our 2006 Annual Report on Form 10-KSB as filed with the SEC on April 2, 2007. In June 2006, our shareholders approved our 2006 incentive stock plan. Under the 2006 plan, we may grant stock options for up to 4 million shares of common stock. We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”) effective January 1, 2006. SFAS 123R requires the recognition of the fair value of stock compensation in net income (loss). We recognize the stock compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. All of our stock compensation is accounted for as an equity instrument. Prior to January 1, 2006, we followed Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for our stock compensation.

We elected the modified prospective method in adopting SFAS 123R. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. The unrecognized expense of awards not yet vested at the date of adoption is recognized in net income (loss) in the periods after the date of adoption using the same valuation method ( i.e. Black-Scholes) and assumptions determined under the original provisions of SFAS 123, “ Accounting for Stock-Based Compensation,” as disclosed in our previous filings. In accordance with the modified prospective method, the consolidated financial statements for periods prior to 2006 have not been restated to reflect SFAS 123R.

 On January 26, 2007, we extended the expiration date of 21.8 million warrants previously issued to employees and officers by five years to July 1, 2012, with new exercise prices ranging from $1.00 to $1.20. As a result of the modification of the warrants, we determined the fair value of the warrants immediately prior to and after the modification. The incremental difference in value resulted in the recognition of $11.7 million in non-cash compensation expense during the first quarter of 2007. We valued the modified warrants at $0.57 per share using a Black-Scholes option pricing model with the following assumptions: risk free interest rate of 4.98%; dividend rate of 0.00%; volatility of 123%, and expected term of 2.7 years.

Under the provisions of SFAS 123R, we recorded $ 12 million of stock compensation, net of estimated forfeitures, in selling, general and administrative expenses, in our unaudited condensed consolidated statement of operations for the three months ended March 31, 2007 . We utilized the Black-Scholes valuation model for estimating the fair value of the stock compensation granted after the adoption of SFAS 123R, with the following range of assumptions for the three months ended March 31, 2007:

2007
Expected Dividend yield	0%
Expected volatility	121.60 to 154.43
Risk-free interest rate	4.58 to 5.21
Expected life (in years) from grant date	2.5 to 5.75
Exercise price	$0.68 to $2.13

The dividend yield of zero is based on the fact that we have never paid cash dividends and have no present intention to pay cash dividends. Expected volatility is based upon historical volatility of our common stock over the period commensurate with the expected life of the options. The risk-free interest rate is derived from the average U.S. Treasury Constant Maturity Rate during the period, which approximates the rate in effect at the time of the grant. Our unvested options vest over the next three years. Our options generally have a 10-year term. The expected term is calculated using the simplified method prescribed by the SEC’s Staff Accounting Bulletin 107. Based on the above assumptions, the weighted-average fair values of the options granted under the stock option plans for the three months ended March 31, 2007 was $0.91.  As required by SFAS No. 123R, we now estimate forfeitures of employee stock options and recognize compensation cost only for those awards expected to vest. Forfeiture rates are determined based on historical experience. Estimated forfeitures are now adjusted to actual forfeiture experience as needed.

A summary of options under our stock option plans from December 31, 2006 through March 31, 2007 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2006	8,288,17	$1.02	7.40	1,942,600
Options granted under the plan	589,606	$1.15	9.99	—
Options exercised	(245,000)	$.059	—	119,300
Options forfeited and expired	—	—	—	—
Outstanding March 31, 2007	8,632,783	$1.03	8.04	1,823,300

Aggregate intrinsic value is the sum of the amounts by which the quoted market price of our stock exceeded the exercise price of the options at March 31, 2007, for those options for which the quoted market price was in excess of the exercise price (“in-the-money-options”). The total intrinsic value of options exercised was $119,300 and $222,590 for the three month period end March 31, 2007 and 2006, respectively.

As of March 31, 2007, total compensation cost of unvested employee stock options was $675,000. This cost is expected to be recognized through March 2010. We recorded no income tax benefits for stock-based compensation expense arrangements for the three months ended March 31, 2007, as we have cumulative operating losses, for which a valuation allowance has been established.

As of March 31, 2007, total compensation cost of unvested options and warrants to consultants was $1.1 million. This cost is expected to be recognized through March 2010.

Note 4   INVENTORIES- Inventories at March 31, 2007 are summarized as follows (thousands):

Vehicles - conventional	$214
Advanced Transportation vehicles	1,070
Parts and supplies	478
Finished Goods	695
2,457
Less-inventory reserve	(440)
$2,017

Note 5   LICENSE AND DISTRIBUTION FEE

On April 19, 2004, we entered into an Exclusive Purchase, License and Supply Agreement with Smart-Automobile LLC (“SA”), a California limited liability company, to distribute and manufacture Smart Cars. Smart Cars is the brand name for a 3-cyclinder gas turbo engine car manufactured by Daimler Chrysler AG, which can achieve estimated fuel economy of 40 miles per gallon. SA is not affiliated with Daimler Chrysler, but is a direct importer.

Under the agreement we were SA’s exclusive distributor and licensee of the right to manufacture and distribute Smart cars in the United States and the non-exclusive distributor and licensee outside of the United States for a period of ten years. Subject to the terms of the agreement, we were obligated to pay SA a license and distribution fee of $10,000,000: a $1 million payment in cash was made upon execution of the agreement, $1 million will be payable in cash ratably commencing with the delivery of the first 1,000 Smart Cars, and $8 million was paid in our preferred stock.

A more detailed agreement was signed and completed on October 25, 2004. Under this agreement, SA exchanged their original Preferred Shares for new Preferred Shares with the designation of SA. These SA preferred shares convert to our common shares under the following formula: For every 1,000 Smart vehicles delivered to us in the years 2004, 2005 and 2006 which are fully EPA compliant to sell in the United States as new cars, the holder shall convert 500 shares of preferred stock SA to $500,000 of common stock, and the holder was to receive 505,000 warrants with an exercise price of $2.50 per share exercisable through July 7, 2009, or when all the preferred have been converted. During 2004, we allowed SA to convert 500 preferred shares to $500,000 of common stock prior to delivering any EPA compliant Smart Cars.

We recorded the cost of the Smart Automobile license at $10.6 million, based on: 1) the $10 million we paid to Smart Automobile LLC as consideration for a Purchase, License and Supply Agreement dated April 19, 2004; and 2) the fair value of five-year warrants issued under the Agreement for the purchase of 505,000 common shares at $2.50 per share and expiring in July 1, 2009. The warrants were valued at $1.16 per share using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 3.08%; contractual life of 4.5 years; and volatility of 229.43%.

In the fourth quarter of 2005, we filed a lawsuit against Daimler Chrysler Corporation (“Daimler Chrysler”) and others alleging that Daimler Chrysler has engaged in a series of anti-competitive tactics aimed at defaming us and disrupting our third party relationships including this arrangement. Shortly thereafter, we commenced our annual impairment assessment. An independent valuation of the Smart Automobile license as of December 31, 2005 estimated the fair value to be $3.1 million with a remaining life of two years which was less than the $10.6 million recorded cost of the license. The carrying cost of the license was $8.8 million prior to the impairment calculation and accordingly, we recorded an impairment charge of $5.7 million for the year ended December 31, 2005. The valuation of the license was based on our discounted projected cash flows from projected sales of Smart Cars over the estimated life of the license agreement.

In June 2006, we agreed in principle to amend our agreement with SA that was originally signed in April 2004. As a result, SA returned to us all of the remaining preferred shares, or 7,500 preferred shares valued at $7.5 million, in exchange for, among other things, 300,000 common shares valued at $405,000 and 1 million warrants with an exercise price of $1.75 per share, valued at $950,000 using the Black-Scholes option pricing model. In addition, our obligation to pay accrued license fees of $906,000 at June 30, 2006 was canceled. As a result, we recorded a liability to SA of $7 million at June 30, 2006.

In September 2006, we further amended and renegotiated our agreement with SA for the Smart Car, due to the unavailability of Smart Cars and Daimler-Chrysler’s announcement to begin selling Smart Cars in the U.S. in 2008. This negotiation superseded all previous license and other distribution or asset agreements between us and SA. The renegotiated agreement released us from any remaining obligations to SA under our previous agreements and any liability to SA and resulted in the reversal of the $7 million liability owed and the corresponding recognition of $7 million in other income. We also recognized an impairment loss on the remaining value of the license with SA of approximately $2.2 million. Amortization expense of the license was $1,056,000 and $1,059,000 for the years ended December 31, 2006 and 2005. As of September 30, 2006, we no longer distribute Smart Cars.

NOTE 6 - LONG-TERM DEBT

8% SENIOR CONVERTIBLE NOTES

On December 5, 2006, when the market price of our common stock was $0.89 per share, we entered into a Securities Purchase Agreement with three institutional and accredited investors or purchasers pursuant to which we sold to the purchasers $1.5 million aggregate principal amount of 8% senior convertible notes due December 5, 2008 (the “Notes due 2008”) and warrants to purchase 450,000 shares of our common stock (the “Initial Warrants”) in a private placement. The Notes due 2008 are convertible at $0.909 per share into 1,500,000 shares of our common stock, subject to anti-dilution and other adjustments. The Initial Warrants, each immediately exercisable and expiring on December 5, 2011, are exercisable at $1.10 per share, subject to anti-dilution and other adjustments.

On February 20, 2007, when the market price of our common stock was $1.08 per share, we entered into a Purchase and Amendment Agreement (the “Amendment”), amending the Securities Purchase Agreement entered into by us on December 5, 2006 (the “Original Agreement” and as amended by the Amendment, the “Agreement”), with several institutional and accredited investors or purchasers pursuant to which we sold to the purchasers $1.2 million aggregate principal amount of 8% senior convertible notes due February 2009 (the “Notes due 2009” and with the Notes due 2008, the “Notes”) and warrants to purchase 360,000 shares of our common stock (the “Additional Warrants” and with the Initial Warrants, the “Warrants”), in a private placement. The transaction closed on February 22, 2007 (the “February 2007 financing”). The Notes due 2009 are convertible at $1.00 per share into 1,200,000 shares of our common stock, subject to anti-dilution and other adjustments. Gross proceeds from the sale to us were $1.2 million, of which $15,000 was paid to one of the purchasers for expenses incurred in connection with the February 2007 financing.

The Notes provide for anti-dilution adjustments of issuable shares and the conversion price should we issue common stock or common stock equivalents for a price less than the conversion price, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. The Warrants provide for anti-dilution adjustments of the issuable shares and the exercise prices thereof should we issue common stock or common stock equivalents for a price less than the exercise price of the Warrants, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date. The anti-dilution provided by the Warrants calls for the exercise price of the Warrants to adjust to 110% of the price of any dilutive issuances, on a per share basis. After December 31, 2007 and if the daily volume weighted average price of our common stock is equal to or greater than the Forced Conversion Price (as defined) for 20 trading days occurring during any period of thirty consecutive trading days, and certain other conditions are satisfied, we have the right to require the conversion of any unconverted Notes into shares of common stock. After December 31, 2007, and if the daily volume weighted average price of our common stock is equal to or greater than the $2.20 for 20 trading days occurring during any period of thirty consecutive trading days, and certain other conditions are satisfied, we have the right to require the exercise of any unexercised Warrants into shares of common stock.

The Notes provide for quarterly interest to be paid in cash, or subject to certain conditions, by issuing shares of common stock. If we are eligible and elect to pay quarterly interest in stock, the price per share used to calculate the number of shares due for interest will be calculated by reducing the market price of the shares by 5% (as defined).

We will use the proceeds from the issuance of the Notes for general working capital purposes and to increase the capacity of our product distribution network.

Under terms of a registration rights agreement, we are obligated to file a registration statement within 90 days of the closing date of the sale of the Notes due 2008 for the resale of the shares of common stock underlying the Notes, the Warrants and any other shares issuable pursuant to the terms of the Notes or the Warrants and to cause the registration statement to become effective within 180 days of the closing date.  We are also required to maintain the effectiveness of the registration statement until all shares have been sold or may be sold without a registration statement.

In the event the registration statement is not filed within 90 days after the closing or does not become effective within 180 days of the closing, or once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, we will be required to pay, in cash, an amount for such failure, equal to 1% of the aggregate principal amount for each thirty day period in which the registration statement is not filed, effective, or maintained effective. There is no cap on the amount of damages potentially payable by us should the registration statement not be filed, declared effective, or maintained effective. At May 14, 2007, we have not filed a registration statement pursuant to the registration rights agreement and has not made any payments to the purchasers of such amount. We have been contacted by one of the noteholders regarding this situation. In the current discussions, we have indicated our intention to file the required registration by June 30, 2007. The noteholder has expressed their willingness to work with us to resolve any issues regarding compliance with the notes including a possible restructuring of the debt instruments if necessary.

If we issue additional common stock or common stock equivalents for a price less than the Conversion Price, on or prior to the later of 1) the earlier of (x) the date a registration statement is declared effective by the SEC and (y) the two year anniversary of the issue date and 2) the six month anniversary of the issue date of the Notes, the investors will have the right, but not the obligation, to participate in such issuance, upon the same terms as those offered, so that each Investor’s percentage ownership of us remains the same.

We paid fees of $40,000 related to the Notes. These cash fees have been recorded as deferred offering costs and are being amortized over the life of the Notes.

As discussed in Note 2, on January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) Emerging Issues Task Force (EITF) 00-19-2, “Accounting for Registration Payment Arrangements.” This FASB staff position addresses how to account for registration payment arrangements and clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. Prior to the adoption of this FSP, we classified as a note derivative liability and as a warrant liability, financial instruments included in or issued in conjunction with our December 2006 financing, since the resale of the underlying shares issuable upon conversion of the notes and exercise of the warrants was required to be registered with the SEC, and our failure to file, and obtain and maintain the effectiveness of a registration statement would result in potential cash payments which were not capped. Our adoption of this accounting pronouncement as of January 1, 2007 resulted in a reclassification of the note derivative liability to the note liability and the warrant liability to equity, and an adjustment to the note discount to reflect the allocated value of the warrant and a beneficial conversion feature, accreted to December 31, 2006, both calculated in accordance with EITF Nos. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments,” and EITF 00-27, “Application of EITF Issue No. 98-5, ’Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments.” The cumulative effect of this accounting change of $24,000 was credited to the opening accumulated deficit balance as of January 1, 2007.

In accordance with EITF 98-5 and 00-27, we allocated the note proceeds of $1.2 million from the February 2007 financing between the fair value of the notes and the fair value of the warrants. We valued the warrants at $0.97 per share using the binomial option pricing model with the following assumptions: risk free interest rate of 4.69%; effective dividend rate of 0.00%; volatility of 140%, and expected term of 4 years. The relative fair value of the warrants is $272,000, which was recorded as a discount to the notes, with a corresponding credit to equity or common stock. We determined that the proceeds allocated to the warrants should be treated as equity in accordance with the provisions of EITF 00-19 and FSP 00-19-2. We further determined that there was a beneficial conversion feature associated with the notes of $368,000, calculated as the difference between the fair value of the shares of common stock issuable upon conversion of the notes and the proceeds allocated to the notes. We recorded the amount of the beneficial conversion feature as an additional discount to the notes, with a corresponding credit to equity, or common stock. The aggregate amounts of the discounts to the notes was $640,000, which is being amortized to interest expense using the effective interest method prescribed by APB Opinion No. 21, “Interest on Receivables and Payables,” over the life of the notes. The effective interest rate of these notes is approximately 46.7% based on the stated interest rate, the amount of amortized discount, the amount of deferred offering costs attributable to the notes and their term.

We are required to make monthly principal payments on the Notes beginning on June 1, 2007, in twelve equal installments. Under certain circumstances, we may make all or a portion of these principal payments with common stock. If we choose to repay principal with common stock, the principal payment share price will generally be the lesser of i) 90% of the lowest daily volume weighted average price for any trading day among the ten consecutive trading days occurring immediately prior to the principal payment date and ii) the conversion price in effect on such principal payment date.

Scheduled annual maturities for this long-term debt for years ending after December 31, 2006 are as follows: $1,575,000 - 2007 (nine months); and $1,125,000 - 2008.

The note agreements contain certain affirmative and restrictive covenants, including, among other things, covenants prohibiting us from paying cash dividends on our common stock and requiring us to file, and achieve and maintain the effectiveness of a registration statement. If we breach any of the covenants and, after receiving notice from noteholders, does not, within a certain period of time, cure the breach, , or if there is a change in control, the noteholders may call the loan, thereby requiring the payment of the principal balance of the notes and accrued interest plus a 20% penalty.

SECURED CONVERTIBLE NOTE

We also have a $2 million convertible note due in March 2025, with annual interest at 2% through March of 2005, and thereafter at the prime rate (as defined) plus 2%. Payments started on April 2005, at which time, the note is payable with equal principal and interest payments over the next 240 months. The noteholder has the option to convert some or all of the unpaid principal and accrued interest to shares of our common stock at $2.15 per share or an agreed upon conversion price (as defined). The note was issued in exchange for the purchase of our new corporate headquarters and is secured by this property. The note has a balance of $ 1,872,000 at March 31, 2007.

Scheduled annual maturities for this long-term debt for years ending after December 31, 2006 are as follows: $78,000 - 2007 (nine months); $104,000 - 2008; $104,000 - 2009; $104,000 - 2010; $104,000 - 2011; and $1,378,000- thereafter.

NOTE 7 – INCOME TAXES

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, or FIN 48, on January 1, 2007. Upon adoption of FIN 48, we commenced a review of our tax position taken in our tax returns that remain subject to examination. Based upon our review we do not believe we have any unrecognized tax benefits or that there is a material impact on our financial condition or results of operations as a result of implementing FIN 48.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. We are subject to U.S. federal or state income tax examinations by tax authorities for all years in which we reported net operating losses that are being carried forward. We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

We recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized for the period ended March 31, 2007.

NOTE 8  – SHAREHOLDERS’ EQUITY

On July 1, 2002, our stock began trading on the National Association of Securities Dealers, Inc. Electronic Bulletin Board (the “OTC Bulletin Board”) under the stock symbol of “ZAPZ.”

On June 20, 2005, we received approval to list our common stock on the Archipelago Exchange (ArcaEx). This exchange was a facility of the Pacific Exchange (PCXE) and is the nation’s first totally open, all-electronic stock exchange. We changed our stock ticker symbol used on the ArcaEx from “ZAPZ” to “ZP” on July 7, 2005. On March 7, 2006, the ArcaEx merged with the New York Stock Exchange (the “NYSE”) creating the NYSE Arca electronic trading platform.

On October 31, 2006, we received written notice that our common stock would be suspended from trading on the NYSE Arca effective at the market opening on November 8, 2006. This action was due to our inability to satisfy the continued listing standards.  On November 8, 2006, our common stock was approved for quotation on the OTC Bulletin Board under the symbol “ZAAP.”

On November 9, 2006, our Board of Directors approved a 10% stock dividend to be issued effective February 28, 2007, to all shareholders of record as of February 15, 2007. As a result of the stock dividend, approximately 4.0 million shares were issued to shareholders. The number of shares and loss per share amounts included in these financial statements has been adjusted for all periods presented to reflect the stock dividend.

On January 25, 2007, the Board of Directors extended by five years through July 1, 2012, the expiration date of certain of our warrants, Series B through K . These warrants were issued for executive compensation and by the plan of reorganization. The exercise prices of the warrants were also revised from prices ranging from $1.00 to $8.00 to prices ranging from $1.00 to $1.20.

During our annual meeting of shareholders held in June of 2006 an amendment to our Amended and Restated Articles of Incorporation was approved to increase the authorized common stock from 100 million to 200 million shares.

Preferred Stock

On June 19, 2006, Smart Automobile LLC returned to us all the remaining shares of preferred stock with a carrying value of $7.5 million in exchange for 300,000 shares of common stock valued at approximately $400,000, one million warrants with a strike price of $1.75 valued at approximately $950,000.  See Note 5, License and Distribution Fee, for further discussion on this transaction.

Our shareholder equity activity for the three months ended March 31, 2007 is summarized as follows:  (in thousands)

	Common
	Shares	Amount
Balance at December 31, 2006	38,414	$91,227

Issuances of Common Stock for:
Exercise of options and warrants for cash	245	145
Cash	843	900
Consulting and other services	837	876
Employee Compensation	267	300
Stock dividend	3,957	—
	6,149	$2,221
Stock Option and Warrant Transactions
Warrants issued to convertible debt holders		1,081
Fair value of warrants issued for consulting and other services		260
Fair value of options and warrants issued to employees		11,740
		13,081

Balance at March 31, 2007	44,563	106,529

We issued common stock as consideration under agreements for consulting and employee services during the three months ended March 31, 2007. We recorded the cost based on the market value of the stock at the date of grant. The cost of consulting services resulting from issuing stock and warrants and stock options is being recognized as expense over the term of their respective agreements.

Stock issued as collateral is discussed in detail in Note 2, “Stock Issued as Collateral”, and Note 9, “Litigation,” ZAP v. International Monetary Group, Inc., a Delaware Corporation; Michael C. Sher dba the Law Offices Of Michael C. Sher, Case No. SCV 240277.

We also issued options and warrants to consultants for professional services.  During the three months ended March 31, 2007, we issued options and warrants to consultants to purchase 272,000 shares of common stock at prices ranging from $1.00 per share to $1.32 per share, with a contractual life ranging from 5 to 6 years. The options and warrants were nonforfeitable and fully vested at the date of issuance and were valued using the Black-Scholes option pricing model with the following range of assumptions:

	Low	High
Exercise price per share	$1.00	$1.32
Market price	$1.15	$1.15
Assumptions:
Expected dividend yield	0.0%	0.0%
Risk free rate of return	4.58%	4.58%
Expected life (contractual term)	3.9 years	6 years
Volatility	120.97%	120.97%
Fair market value	$0.89	$0.98

NOTE  9 – LITIGATION

In the normal course of business, we may become involved in various legal proceedings. Except as stated below, we know of no pending or threatened legal proceeding to which we are or will be a party which,if successful, might result in a material adverse change in our business, properties or financial condition. However, as with most businesses, we are occasionally parties to lawsuits incidental to our business, none of which are anticipated to have a material adverse impact on our financial position, results of operations, liquidity or cash flows. We estimate the amount of potential exposure we may have with respect to litigation claims and assessments.

ZAP v. Daimler Chrysler AG, et al., Superior Court of California, County of Los Angeles, Case No.  BC342211.  On October 28, 2005, we filed a complaint against Daimler Chrysler Corporation and others in the Los Angeles Superior Court. The complaint includes claims for intentional and negligent interference with prospective economic relations, trade libel, defamation, breach of contract - agreement to negotiate in good faith, breach of implied covenant of good faith and fair dealing, and unfair competition. The complaint alleges that Daimler Chrysler has engaged in a series of anti-competitive tactics aimed at defaming us and disrupting our third-party business relationships. As a result of the allegations, the complaint requests damages in excess of $500 million and such other relief as the court deems just and proper. Daimler Chrysler has successfully filed a motion to quash that compliant for lack of personal jurisdiction, and the court’s ruling on that matter is in the process of being appealed. Two of the other defendants in the action, G&K Automotive Conversion, Inc. and The Defiance LLC, have filed a cross-complaint against us in the Los Angeles Superior Court for, among other things, violations of Section 43(a) of the Lanham Act, statutory and common law unfair competition, and intentional and negligent interference with prospective economic advantage. We have responded to the cross-complaint and denied engaging in any wrongful actions.

James A. Arnold, et al. v. Steven Schneider, et al., Superior Court of California, County of Sacramento, Case No. 02AS02062, filed April 5, 2002, dismissed October 9, 2003, dismissal set aside and referred to Case Management Program March 4, 2004.  Plaintiffs seek damages of $71,000 in compensatory damages, $50 per month since April 5, 2002, other charges, interest, and further relief in the court’s discretion for breach of contract, promissory estoppel, and fraud.  Plaintiffs also seek $750,000 in punitive damages for fraud.  The Company has cross-claimed against plaintiffs seeking compensatory damages, attorneys’ fees and equitable relief for breach of oral contract, common count for goods sold and delivered, conversion, liability of surety, violation of statute, and violation of the Unfair Practices Act.  On February 17, 2005, the court referred the matter to non-binding arbitration pursuant to California Code of Civil Procedure section 1141.1.  The non-binding arbitration hearing was held on July 27, 2005.  The arbitrator award, issued on August 5, 2005, awarded plaintiffs damages in the amount of $68,290, plus prejudgment interest at the rate of 7%.  This amount was awarded against both us and Mr. Schneider.  Given an admission in the plaintiff’s case management conference statement and the decision of the court to refer the matter to non-binding arbitration, we believe that the amount in controversy should be less than $50,000, though the complaint asks for more than $71,000 in damages.  Trial in Sacramento County Superior Court began on Tuesday, May 2, 2006, at 8:30 a.m., in Department 47.  At the trial, the parties agreed to settle this matter upon the following terms:  (1) the plaintiff agreed to dismiss the causes of action it had alleged against Mr. Schneider; and (2) RAP Group agreed to (a) pay the plaintiff $20,000 on or before May 31, 2006; (b) pay the plaintiff an additional $20,000 on or before January 5, 2007; (c) provide the plaintiff with whatever ownership documentation (such as titles) it can find in its possession, custody, or control regarding the 43 cars identified by the plaintiff during discovery as being the subject of this litigation; (d) allow the court to enter an order directing that plaintiff may dispose of the vehicles that are the subject of the litigation; and (e) allow the court to enter judgment against it in the amount of $50,000, minus whatever monies have already been paid by RAP Group to the plaintiff, if RAP Group does not timely make either of the payments identified above.  Both the plaintiff and RAP Group agreed to execute general mutual releases of all claims arising out of the subject matter of the litigation (pursuant to section 1542 of the Civil Code) and to dismiss with prejudice the complaint and the cross-complaint after performance of the settlement agreement. The plaintiff and RAP Group further agreed that the stipulated settlement will be governed by section 664.6 of the Code of Civil Procedure.  RAP Group made the first payment to the plaintiff for $20,000, but did not pay the second payment of $20,000 that was due by January 5, 2007.  Plaintiff has therefore moved the court to enter a default judgment against RAP Group for $30,000 pursuant to the terms of the Settlement Agreement.  A hearing on that motion for default judgment was heard on April 4, 2007, and on April 27, 2007, the court entered judgment against RAP for $30,000.

Leandra Dominguez v. RAP Group, Inc. dba The Repo Outlet et. al., Superior Court of California, County of Sonoma, Case No. SCV-235641, complaint filed October 14, 2004, first amended complaint filed December 15, 2004.  Plaintiff has sued The Repo Outlet and Credit West Corporation for negligent misrepresentation, for a violation of the Business and Professions Code Section 17200, for breach of the implied warranty of merchantability under the Magnusson-Moss Act, and for violation of the federal Truth in Lending Act.  On January 13, 2005, the RAP Group, Inc. agreed to defend and indemnify Credit West Corporation.  At a hearing before the Sonoma County Superior Court on February 23, 2005, the court granted The Repo Outlet’s motion to compel arbitration, and on March 8, 2005, the court stayed the court proceeding pending arbitration.  The RAP Group, Inc. filed a demand for arbitration with the American Arbitration Association (the “Association”) on April 7, 2005, but the parties later stipulated that the arbitration would proceed before JAMS.  The Repo Outlet made a Code of Civil Procedure 998 offer to settle and have Dominguez dismiss the matter with prejudice for the sum of $1,001. Because Dominguez failed to timely respond to The Repo Outlet’s Section 998 offer, that offer expired on March 2, 2006.  The Repo Outlet made another settlement offer of $1,857 to settle this matter as to both defendants on January 8, 2007, but this offer was rejected as plaintiff’s counsel seeks to recover all of his attorneys’ fees.  Although the case was sent to arbitration before JAMS, and set for arbitration in February 2007, on January 9, 2007, The Repo Outlet informed the arbitrator and plaintiff’s counsel that it would be ceasing operations and its counsel would be withdrawing as attorneys of record.  At a status conference on February 8, 2007, the court was informed that counsel for RAP Group had moved to withdraw for non-payment of fees.  The hearing on that motion is set for April 18, 2007.  Since that time, Credit West has substituted its own counsel of record, and so RAP Group is no longer tendering a defense to Credit West.  On April 4, plaintiff Dominguez filed with the Court a Request for Entry of Default Judgment against RAP Group.  On May 2, 2007, the Court granted Donahue Gallagher Woods LLP’s motion to withdraw as counsel of record.  Thus, RAP Group is currently unrepresented by counsel in this matter.

Marieta Cruz Hansell v. Robert Warren Johnson, Jr.,ZAP, et. al., Superior Court of California, Case No. SCV-237645.  On October 21, 2005, Marieta Hansell filed suit against Robert Johnson (our former employee), us and other defendants for personal injury, property damage and permanent disability based on an alleged automobile collision between the plaintiff and defendant Johnson.  We and Mr. Johnson have both filed answers and case management statements containing a general denial of all of the plaintiff’s claim, and we have agreed to defend Mr. Johnson in this matter.  The parties are in the process of propounding and responding to discovery.  The plaintiff is claiming permanent disability, and she has submitted a Statement of Damages in the amount of $108,727.34, plus unspecified amounts of future general damages, future wage loss, diminution of earning capacity damages, and incidental, consequential and special damages.  The plaintiff has not yet made any demand for settlement.  We intend to vigorously defend both ourselves and Mr. Johnson against these claims.  This matter is now being handled by alternative counsel for us. According to information received from alternative counsel, the parties have agreed to settle this matter with a payment by us and Mr. Johnson to the plaintiff of a total of $70,000. The lawsuit was settled on February 15, 2007 and was dismissed with prejudice.

ZAP v. Norm Alvis, et al., Superior Court of California, County of Sonoma, Case No. SCV-238419, complaint filed March 27, 2006.  Mr. Alvis was engaged by us and Rotoblock Corporation (“Rotoblock”) as a consultant to perform public relations work on behalf of us and Rotoblock.  As consideration for Mr. Alvis’ consent to the contract with us, we provided Mr. Alvis with use of a motor home worth approximately $306,000.  We then sued Mr. Alvis, claiming he failed to perform his obligations under the contract and refused to return the consideration he received therefore (i.e. the motor home).  We are seeking either the return of the motor home or $500,000 in damages.  Mr. Alvis initially did not respond to the complaint, which prompted us to take his default on May 9, 2006.  The court then entered a default judgment on May 16, 2006, on which date we obtained a writ of possession allowing us to reclaim possession of the disputed motor home.  On June 18, 2006, Mr. Alvis moved the court to set aside the default and default judgment and to vacate its order authorizing issuance of the writ of possession.  The court agreed to set aside the default judgments, but it left intact the writ of possession.  The court also required Mr. Alvis to pay us $1,000 as compensation for forcing us to initially take his default.  Mr. Alvis has paid us the required $1,000.  Mr. Alvis then filed (1) an answer denying our allegations, and (2) a cross-claim against us, Steve Schneider in his individual capacity, and Rotoblock, alleging two counts of breach of contract, one common count of work, labor, and services received, and one count of fraud.  All of Mr. Alvis’ claims relate to the two contracts he executed with us and Rotoblock.  Mr. Alvis claims he provided services to us and Rotoblock pursuant to these contracts but received no consideration in exchange therefore.  For the fraud claim, defendant claims we and Schneider executed the contracts with no intent to perform.  Mr. Alvis has prayed for damages of $2,000,000, interest according to proof, punitive damages, and an order directing us to perfect title to the motor home.  Mr. Alvis then moved the court to quash the writ of possession.  On November 2, 2006, the court denied this motion, although it did require us to post a $300,000 bond to enforce the writ.  We have not yet posted that bond, and consequently Mr. Alvis has threatened to move to revoke the writ.  We, Rotoblock and Schneider then demurred to the cross-complaint, and Alvis responded by filing an amended cross-complaint. The first amended cross-complaint again seeks breach of contract and common count damages against us and Rotoblock, as well as fraud damages against us and Schneider.  We and Schneider answered the first amended cross-complaint with general denials; Rotoblock responded by filing a second demurrer in which it has alleged it was an improperly named party.  The hearing on Rotoblock’s demurrer was heard on March 21, 2007, at which time the demurrer was denied. Rotoblock intends to file an answer to the amended cross-compliant with general denials. Counsel has given notice of the claims against Schneider to our D&O insurer, which has acknowledged receipt of the notice.  Discovery is on-going, and the next case management conference is scheduled for April 9, 2007, but has been continued until July5, 2007.

Robert Chauvin; Mary Chauvin; Rajun Cajun, Inc. dba ZAP of Carson City, dba ZAP of Reno, dba ZAP of Sparks (“RobertChauvin, et

al.”) v. Voltage Vehicles; ZAP; ZAP Power Systems Inc.; ZAPWORLDCOM; Elliot Winfield; Steven Schneider; Phillip Terrazzi; Max Scheder-Breschin; Renay Cude; [sic] and Does I-XX, Second Judicial District Court State of Nevada, County of Washoe, Case No. CV06 02767. On November 17, 2006, Robert Chauvin, et al. filed a complaint alleging breach of contract, breach of the covenant of good faith and fair dealing, breach of warranties, fraud/misrepresentation, negligent misrepresentation, quantum merit or unjust enrichment, civil conspiracy, violation of Security [sic] and Exchange Act/federal securities law, and deceptive trade practices, pursuant to a License Agreement (for a distribution license) entered into between Rajun Cajun, Inc. dba ZAP of Carson City, dba ZAP of Reno, dba ZAP of Sparks (“Rajun Cajun”) and Voltage Vehicles.  The complaint seeks general damages in an amount in excess of $10,000, special damages in an amount in excess of $10,000, punitive damages in an amount in excess of $10,000, attorneys’ fees and cost of suit, for judgment in an amount equal to treble actual damages, and recession in the amounts of $397,900 and $120,000.  On January 19, 2007, defendants Voltage Vehicles and ZAP filed a Motion to Dismiss on the grounds that the License Agreement entered into between Rajun Cajun and Voltage contains a forum selection clause designating Sonoma County, State of California as the only appropriate forum.  The court granted that Motion on April 13, 2007.  In its order on that motion, the court also found that all other motions pending in the Nevada court in this matter are now moot.  (As of that time, the following motions were still pending:  (1) Chauvin, et al.’s Notices of Intent to Take Default against two of the named corporate defendants and against the individual defendants, except Renay Cude; (2) a Motion to Quash Service of Process or Alternatively for Dismissal by each of the individual defendants and both of the defunct corporate defendants; and (3) Chauvin, et al.’s Motion for Publication of Summons against the named individual defendants.)

Voltage Vehicles v. Rajun Cajun, et al., Superior Court of California, County of Sonoma, Case No. SCV 240179, filed February 9, 2007.  (This suit is related to the Nevada case of  Robert Chauvin, et al. v. Voltage Vehicles, et al. discussed immediately above.) In its Complaint, Voltage Vehicles requests Declaratory Relief against Rajun Cajun, asking the Court to declare that the License Agreement between those two parties does not grant Rajun Cajun an exclusive dealership in northern Nevada to distribute Voltage Vehicle products and that Voltage Vehicles has performed its obligations under the License Agreement.  On April 19, 2007, Rajun Cajun filed a Motion to Quash and/or for Dismissal or Stay.  Rajun Cajun has since agreed to voluntarily withdraw that motion, but Voltage Vehicles is still awaiting confirmation of that withdrawal.  It is anticipated that Rajun Cajun will thereafter file an answer and cross-complaint in this matter.

ZAP v. International Monetary Group,(Patrick J Harrington President and CEO) Inc., a Delaware corporation; Michael C. Sher dba the Law Offices of Michael C. Sher, Case No. SCV 240277, complaint filed March 1, 2007 in Sonoma County Superior Court.  We sued International Monetary Group (“IMG”) who’s President and CEO is Patrick D. Harrington and Michael Sher for declaratory relief, rescission, and breach of contract. We had entered into an agreement with IMG, a merchant banking company, to procure financing, and we allege that IMG, contrary to the parties’ agreement, is seeking to enforce a $500,000 promissory note.  We also allege that IMG and Sher have taken $12,500 and 10,000 shares of our common stock that they held in trust for us without authorization.  We also allege that IMG and Sher continue to hold 1,291,176 shares of our stock that was supposed to have been used as collateral for a $1 million loan to be procured by IMG and Sher that never materialized.  After being served with the complaint, counsel for IMG and Sher initiated settlement discussions and, in consideration, were given until May 7, 2007 to respond to the complaint. We have not received a written response from IMG as of May 14, 2007. Management has recorded an estimated liability for any potential exposure related to this transaction which is included in the accompanying consolidated balance sheet.  In addition, management believes that the ultimate resolution of this claim will not have a material adverse effect on our consolidated financial position or on results of operations.

ZAP v. Thomas C. Graver and Auto America Group, Inc., filed in federal court for the Northern District of California on April 3, 2007, Case No. CV-01836-MJJ.  In our complaint, we make claims against Graver and Auto America Group under the Federal Anti-Cybersquatting Act and for trademark infringement.  Graver is the President and Chief Executive Officer of Auto America Group, Inc. (“AAG”).  AAG and Graver signed an independent contractor agreement with us on October 21, 2005 to provide certain services to us, but that agreement terminated on October 18, 2006.  At no time did we enter into an agreement with AAG or Graver giving either of them permission to use our federally-registered trademark “zapworld.com.”  Following discussions regarding a business dispute between Graver, AAG and one of our business partners, a Brazilian company called Obvio, Graver registered the domain name www.zapworld.us on January 4, 2007.  Although there is very little content on the website www.zapworld.us, the home page does refer extensively to Obvio and has two references to us. One of those references is to “ZAP Agreement Correspondence” with an apparent link that is not functional.  The other ZAP reference is to an article referring to us in a negative light.  Graver failed to respond to our cease and desist letters.  In its lawsuit, we request that the domain name “zapworld.us” be transferred to usand also that we be awarded our damages and attorneys’ fees.  The defendants have now been served, and the parties are discussing a proposed settlement agreement with terms favorable to us.

First Class Auto Sales, Inc. d/b/a First Class Imports v. Voltage Vehicles and ZAP, American Arbitration Association Case No. 74 133 00081 06 NOCA. First Class Imports is a vehicle dealer that executed a licensing and distributorship agreement with Voltage Vehicles, our subsidiary, in May, 2004. On January 14, 2006, First Class Imports and its principal, Leon Atkind, filed an arbitration demand with the American Arbitration Association alleging that we and Voltage Vehicles breached the licensing agreement by not delivering new SMART-branded vehicles to First Class Imports and demanded return of the $100,000 licensing fee paid to Voltage Vehicles under the agreement, plus interest.  In a separate cause of action, Mr. Atkind alleged we breached a second contract by failing to timely deliver a stock certificate in exchange for a Mercedes vehicle that he sold to us.  Regarding this second claim, Mr. Atkind contends that the late delivery of the certificate caused the shares to be restricted for an extra month during which our stock price declined.  He seeks as damages the difference in the value of the stock on the two subject dates multiplied by 59,999, the number of shares he received.  Voltage Vehicles filed a counterclaim against both First Class Imports and Mr. Atkind.  The first cause of action in the counterclaim alleges breach of contract against First Class Imports for its refusal to accept SMART-branded vehicles offered to it pursuant to the parties’ licensing agreement.  Voltage Vehicles seeks as damages the lost revenue it otherwise would have gained through First Class Imports’ purchase of SMART-branded vehicles, as well as damages based on the depreciation of a SMART-branded vehicle it loaned to First Class Imports.  The second cause of action alleges breach of contract against Mr. Atkind based on his failure to deliver title to the Mercedes identified above.  On this claim, Voltage Vehicles seeks as damages the depreciation of the Mercedes during the time in which it has been unable to sell the vehicle.  An arbitrator was selected, which resulted in the parties reaching settlement in April. A Request for Dismissal with Prejudice was filed with the court in this matter on April 11, 2007.

NOTE 10 – RELATED PARTY TRANSACTIONS

Rental agreements

We rent office space, land and warehouse space from our CEO and major shareholder. These properties are used to operate the car outlet and to store inventory. Rental expense under these rentals was approximately $21,000 and $39,500 for the three months ended March 31, 2007 and 2006, respectively.

Inventory Purchase

In December 2005, we purchased inventory from a related entity where three of our officers and Directors are also members of its Board of Directors. The transaction resulted in a payable due to the related Company of $204,000 at December 31, 2006 and March 31, 2007. During the second quarter of 2006 the parties agreed that the payment will be offset against future outside advertising services which will be provided to the related entity by us.

NOTE 11 – SUBSEQUENT EVENT

On April 18, 2007, we accepted a purchase order from the Electric Vehicle Company, LLC (“EVC”) for 10,000 of our Xebra 2007 model year electric vehicles. The purchase order requests 6,000 sedans and 4,000 trucks. The total amount of the order is $79.1 million with a dealer acquisition costs ranging from $7,500 to $8,200 depending on the equipment included with the vehicle.  If the entire order is fulfilled within one year, a rebate equal to 8% of the total sales price will be granted to EVC. This rebate maybe extended by us depending on the delivery schedule of the vehicles. The order is also subject to meeting performance criteria of EVC.

EVC is funded by two hedge funds, Diversified Equity Funding, LP and Diversified Strategies Fund, LLC, both of which have an ownership interest in us.  Larry Spatz, the CEO of EVC has also entered into a consulting agreement with us, to provide consulting services, to assist us with marketing, sales and public relations, for up to one year.

On April 30, 2007, the Company entered into Certificates of Adjustments to the Notes and Warrants (the “Adjustments”) to adjust certain provisions of the Notes and Warrants as a consequence of the declaration by the Company of a ten percent (10%) common stock dividend to common shareholders of record on February 15, 2007, payable February 28, 2007.  As a result of the Adjustments, the conversion price of the Notes was reduced to $0.909 per share, the Initial Warrants were increased to 495,000 at an exercise price of $1.00 per share, and the Additional Warrants were increased to 396,000 at an exercise price of $1.20 per share.

On June 26, 2007, the Company entered into an Amendment Agreement (the “Second Amendment”) with the purchasers to adjust certain provisions of the Notes and Initial Warrants as a consequence of selling shares to a third party investor for per share consideration less than the conversion price of the Notes and exercise price of the Initial Warrants.  As a result, the conversion price of the Notes was reduced to $0.727 per share and the Initial Warrants were increased to 594,001 at an exercise price of $0.80 per share. The Second Amendment also deferred the June and July 2007 payments of the principal due under the Notes to August 1, 2007, extended the filing deadline of the Registration Statement to July 9, 2007, reduced the number of shares required to be registered under the Agreement to 130% of the shares underlying the Notes and Warrants, and allowed for the inclusion of an aggregate of 4,490,630 additional shares of common stock in any registration statement filed by the Company in connection with the Agreement.  In consideration for these modifications, the Company agreed to pay the purchasers an aggregate of $113,000 in liquidation damages, payable in 141,750 shares of common stock of the Company, and warrants to purchase an aggregate of 200,000 shares of common stock of the Company at an exercise price of $1.10 per share.  The Company also agreed to include the shares and warrants issued pursuant to the Second Amendment in the registration statement required to be filed by the Company pursuant to the Agreement.

ZAP

SHARES

COMMON STOCK

PROSPECTUS

_________, 2007

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the provisions of California’s Corporation Code, we have adopted the following indemnification provisions in our amended and restated Articles of Incorporation for our directors and officers:

“SIX:

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SEVEN:

The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.”

In addition, our Bylaws contain the following provision regarding indemnification of our officers, directors, employees or other agents:

“The directors and officers of the corporation shall be indemnified by the corporation to the fullest extent not prohibited by the California Corporations Code.”

Section 204 of the California General Corporation Law allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by the corporation itself or by way of a derivative action brought by shareholders for breach of a director’s duties to the corporation and its shareholders. The indemnification provision may not eliminate or limit liability of directors for the following specified actions, however: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The indemnification provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director.

Section 317 of the California General Corporation Law gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually or reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter (a) as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; and (b) which is settled or otherwise disposed of without court approval. To the extent that any such person has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.

Section 317 of the California General Corporation Law further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its Articles of Incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, the California Corporations Code, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$339 #
Printing Fees	$10,000 *
Accounting Fees and Expenses	$10,000 *
Legal Fees and Expenses	$50,000 *
Miscellaneous	$2,500 *
Total	$72,839 *

*	Estimates
(#)	Rounded up to nearest whole dollar.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

We have sold or issued the following securities not registered under the Securities Act by reason of the exemption afforded under Section 4(2) of the Securities Act of 1933, within the past three years.  Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

2004

COMMON STOCK ISSUED

On 1/8/2004, we issued 50,000 shares of common stock to a consultant, in connection with a conversion of 25 preferred shares.  On 1/8/2004, we issued 12,500 shares of common stock to professional contractors, in connection with a conversion of 6.25 preferred shares.  On 1/8/2004 we issued 100,000 shares of common stock to a consultant in payment for professional services valued at $100,000.  On 1/22/2004 we issued 100,000 shares of common stock to a consultant in payment for professional services valued at $100,000.

On 3/8/2004, we purchased inventory with value of $12,000 from suppliers with 16,438 shares of common stock.

On 4/7/2004, we issued 15,000 shares of common stock to employees for employment bonuses valued at $9,750.  On 4/12/2004, we issued 10,000 shares of common stock to employees for employment bonuses valued at $5,600.  On 4/12/2004, we issued 89,286 shares of common stock to consultants, in connection with a conversion of 50 preferred shares.  On 4/12/2004, we issued 25,000 shares of common stock to employees, in connection with an exercise of 25,000 employee stock options.  On 4/20/2004, we issued 15,000 shares of common stock to professional contractors for professional services valued at $14,100.  On 4/21/2004, we entered into a consulting agreement whereby we issued 1,500 shares of common stock with value of $1,395 in consideration for professional services under the agreement. The shares are fully earned.  On 4/21/2004, we issued 27,000 shares of common stock to professional contractors in payment for professional services valued at $25,110.  On 4/21/2004, we issued 12,500 shares of common stock to investors, in connection with a conversion of 7 preferred shares.  On 4/23/2004, we issued 127,660 shares of common stock to a consultant, in connection with a conversion of 60 preferred shares.  On 4/26/2004, we settled an obligation with lessors, for $22,500, which was paid with 15,000 shares of common stock.  On 4/27/2004, we issued 3,529 shares of common stock to professional contractors in payment for professional services valued at $6000.  On 4/27/2004, we issued 29,412 shares of common stock to our lawyers, in connection with a conversion of 50 preferred shares.

On 5/3/2004, we issued 45,000 shares of common stock to accredited investors for $76,500.  On 5/3/2004, we issued 2,500 shares of common stock to professional contractors, in connection with a conversion of 4 preferred shares.  On 5/7/2004, we issued 26,316 shares of common stock to our lawyers, in connection with a conversion of 50 preferred shares.  On 5/10/2004, we issued 11,208 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $11,993.  On 5/18/2004, we settled an obligation with institutional investors, for $1,549,701, which was paid with 395,332 shares of common stock.  On 5/20/2004, we issued 66,667 shares of common stock to accredited investors for $100,000.  On 5/21/2004, we issued 136,986 shares of common stock to institutional investors, in connection with a conversion of 100 preferred shares.  On 5/25/2004, we issued 56,832 shares of common stock to B & B2 warrant holders, in connection with its exercise of warrants. We received cash of $60,810.  On 5/26/2004, we issued 656 shares of common stock to a consultant, in connection with a conversion of 2 preferred shares.  On 5/26/2004, we purchased inventory with value of $4,500 from a supplier with 1,475 shares of common stock.

On 6/1/2004, we settled an obligation with a supplier, for $65,200, which was paid with 20,000 shares of common stock.  On 6/2/2004, we issued 994,500 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $1,064,115.  On 6/4/2004, we issued 76,923 shares of common stock to our lawyers, in connection with a conversion of 50 preferred shares.  On 6/4/2004, we issued 714 shares of common stock to professional contractors in payment for professional services valued at $2,000.  On 6/4/2004, we issued 70,212 shares of common stock to professional contractors, in connection with a conversion of 33 preferred shares.  On 6/21/2004, the company issued 19,840 shares of common stock to accredited investors for $35,712.  On 6/21/2004, we settled an obligation with lessors for $48,000, which was paid with 26,667 shares of common stock.  On 6/21/2004, we issued 10,000 shares of common stock to B & B2 warrant holders, in connection with its exercise of warrants. We received cash of $10,700.  On 6/22/2004, we issued 300,000 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $321,000.  On 6/23/2004, we issued 8,352 shares of common stock to our employees for employment bonuses valued at $10,524.  On 6/23/2004, we issued 10,000 shares of common stock to a K warrant holder, in connection with an exercise of warrants. We received cash of $10,000.  On 6/23/2004, we issued 11,905 shares of common stock to a consultant, in connection with a conversion of 7.5 preferred shares.  On 6/23/2004, we entered into a consulting agreement whereby we issued 8,937 shares of common stock with value of $10,630 in consideration for professional services under the agreement. The shares are fully earned.  On 6/23/2004, we issued 3,000 shares of common stock to accredited investors for $3,780.  On 6/23/2004, we issued 17,000 shares of common stock to professional contractors in payment for professional services valued at $21,420.  On 6/23/2004, we issued 11,333 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $12,126.  On 6/30/2004, we issued 91,005 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $97,374.  On 6/30/2004, we issued 147,662 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered us valued at $378,015.

On 7/6/2004, we issued 87,433 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $101,527.  On 7/6/2004, we issued 75,000 shares of common stock to A warrant holders, in connection with an exercise of warrants. We received cash of $78,750.  On 7/8/2004, we issued 32,105 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $50,000.  On 7/8/2004, we issued 3,037 shares of common stock to professional contractors in payment for professional services valued at $5,770.  On 7/13/2004, we issued 3,811 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $4,078.  On 7/19/2004, we issued 10,000 shares of common stock to a professional organization, in connection with a conversion of 21 preferred shares.  On 7/19/2004, we issued 50,000 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $105,000.  On 7/19/2004, we purchased inventory with value of $4,200 from a supplier with 2,000 shares of common stock.  On 7/20/2004, we issued 455,000 shares of common stock to institutional investors for $500,000.

On 8/23/2004, we issued 36,254 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $45,680.  On 8/23/2004, we settled an obligation with a supplier, for $50,000, which was paid with 44,118 shares of common stock.  On 8/23/2004, we issued 13,421 shares of common stock to professional contractors in payment for professional services valued at $15,300.  On 8/30/2004, we purchased inventory with value of $60,000 from a supplier with 62,500 shares of common stock.  On 8/30/2004, we issued 2,731,000 shares of common stock to group of institutional and accredited investors, in connection with a conversion of 1,375 preferred shares.  On 8/30/2004, we issued 2,000,000 shares of common stock to accredited investors for $1,000,000.  On 8/30/2004, we issued 33,125 shares of common stock to our employees for employment bonuses valued at $31,800.  On 8/30/2004, we issued 154,533 shares of common stock to B & B2 warrant holders, in connection with its exercise of warrants. We received cash of $194,700.  On 8/30/2004, we issued 150,000 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $144,000.  On 8/30/2004, we issued 24,375 shares of common stock to professional contractors in payment for professional services valued at $23,400.

On 9/4/2004 we issued 45,625 shares of common stock to accredited investors for $73,000.  On 9/4/2004, we issued 22,979 shares of common stock to professional contractors in payment for professional services valued at $32,400.  On 9/4/2004, we settled an obligation with lessors, for $65,000, which was paid with 47,794 shares of common stock.  On 9/20/2004, we purchased assets with value of $63,786 from suppliers with 34,294 shares of common stock.  On 9/20/2004, we issued 67,559 shares of common stock to professional contractors in payment for professional services valued at $125,660.  On 9/24/2004, we issued 9,210 shares of common stock to professional contractors in payment for professional services valued at $17,500.  On 9/27/2004, we issued 7,236 shares of common stock to lessors, in connection with a conversion of 14.4 preferred shares.  On 9/27/2004, we issued 1,005 shares of common stock to professional contractors, in connection with a conversion of 2 preferred shares.  On 9/28/2004, we issued 121,951 shares of common stock to professional contractors, in connection with a conversion of 250 preferred shares.  On 9/28/2004, we issued 2,580 shares of common stock to suppliers, in connection with a conversion of 6 preferred shares.  On 9/29/2004, we purchased assets with value of $14,450 from suppliers with 7,817 shares of common stock.  On 9/30/2004, we issued 100,000 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $126,000.

On 10/6/2004, we issued 1,622 shares of common stock to professional contractors in payment for professional services valued at $3,000.
On 10/20/2004 we issued 30,000 shares of common stock to accredited investors for $15,000.  On 10/20/2004, we purchased assets with value of $20,000 from suppliers with 16,667 shares of common stock.  On 10/20/2004, we issued 5,000 shares of common stock to a consultant in payment for professional services valued at $6,000.  On 10/20/2004, we issued 5,000 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $6,000.  On 10/25/2004, we issued 15,000 shares of common stock to professional contractors in payment for professional services valued at $17,250.  On 10/26/2004, we issued 10,000 shares of common stock to employees for employment bonuses valued at $11,800.  On 10/26/2004, we issued 423,729 shares of common stock to suppliers, in connection with a conversion of 500 preferred shares.  On 10/27/2004, we settled an obligation with our lessors, for $22,631, which was paid with 16,764 shares of common stock.

On 11/8/2004, we issued 24,000 shares of common stock to professional contractors in payment for professional services valued at $27,600.  On 11/8/2004, we purchased assets with value of $64,239 from our suppliers with 55,860 shares of common stock.  On 11/8/2004, we entered into a consulting agreement with a consultant, whereby we issued 100,000 shares of common stock with value of $115,000 in consideration for professional services under the agreement. The shares are fully earned.  On 11/8/2004, we issued 226,012 shares of common stock to employees for employment bonuses valued at $259,914.  On 11/10/2004, we entered into a consulting agreement with a consultant, whereby we issued 5,000 shares of common stock with value of $13,500 in consideration for professional services under the agreement. The shares are fully earned.  On 11/10/2004, we settled an obligation with professional contractors, for $34,921, which was paid with 25,123 shares of common stock.  On 11/12/2004, we purchased assets with value of $379,107 from suppliers with 313,311 shares of common stock.  On 11/12/2004, we issued 8,264 shares of common stock to professional contractors in payment for professional services valued at $10,000.  On 11/12/2004, we settled an obligation with institutional investors, for $30,250, which was paid with 25,000 shares of common stock.  On 11/16/2004, we purchased inventory with value of $175,945 from suppliers with 133,290 shares of common stock.  On 11/18/2004, we issued 32,000 shares of common stock to accredited investors for $57,600.  On 11/19/2004, we purchased inventory with value of $126,585 from suppliers with 72,334 shares of common stock.  On 11/19/2004, we entered into a consulting agreement with a consultant, whereby we issued 34,286 shares of common stock with value of $60,000 in consideration for professional services under the agreement. The shares are fully earned.  On 11/24/2004, we issued 8,000 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $9,600.  On 11/24/2004, we issued 100,000 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $120,000.  On 11/29/2004, we purchased inventory with value of $14,000 from suppliers with 4,746 shares of common stock.  On 11/29/2004, we issued 29,762 shares of common stock to professional contractors in payment for professional services valued at $100,000.

On 12/2/2004, we issued 60,000 shares of common stock to $2.50 Restricted warrant holders, in connection with its exercise of warrants. We received cash of $150,000.  On 12/2/2004, we issued 100,000 shares of common stock to B & B2 Warrant Holders, in connection with an exercise of warrants. We received cash of $120,000.  On 12/3/2004, we issued 10,000 shares of common stock to $2.50 Restricted warrant holders, in connection with an exercise of warrants. We received cash of $25,000.  On 12/6/2004, we entered into a consulting agreement with a consultant, whereby we issued 25,000 shares of common stock with value of $97,250 in consideration for professional services under the agreement.  On 12/8/2004, we issued 200,000 shares of common stock to B & B2 warrant holders, in connection with an exercise of warrants. We received cash of $240,000.  On 12/9/2004, we issued 5,000 shares of common stock to B & B2 warrant holders, in connection with its exercise of warrants. We received cash of $6,000.  On 12/9/2004, we issued 10,000 shares of common stock to employees, in connection with an exercise of employee stock options. We received cash of $2,500.  On 12/9/2004, we issued 538,462 shares of common stock to C warrant holders, in connection with an exercise of warrants. We received cash of $1,750,000.  On 12/9/2004, we issued 25,000 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $101,250.  On 12/10/2004, we issued 27,093 shares of common stock to accredited investors for $55,000.  On 12/13/2004, we issued 32,107 shares of common stock to accredited investors for $57,150.  On 12/13/2004, we issued 240,279 shares of common stock to accredited investors for $432,500.  On 12/13/2004, we issued 8,618 shares of common stock to professional contractors in payment for professional services valued at $30,680.  On 12/13/2004, we issued 57,625 shares of common stock to $2.50 Restricted warrant holders, in connection with its exercise of warrants. We received cash of $144,000.  On 12/13/2004, we issued 53,000 shares of common stock to accredited investors for $63,600.  On 12/14/2004, we purchased inventory with value of $364,500 from suppliers with 112,154 shares of common stock.  On 12/15/2004, we issued 100,000 shares of common stock to B & B2 warrant holders, in connection with its exercise of warrants. We received cash of $120,000.  On 12/20/2004, we issued 531,750 shares of common stock to accredited investors for $1,116,668.  On 12/21/2004, we issued 5,000 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $16,500.  On 12/22/2004, we issued 20,000 shares of common stock to professional contractors in payment for professional services valued at $63,800.  On 12/22/2004, we purchased inventory with value of $24,785 from our suppliers with 7,769 shares of common stock.  On 12/29/2004, we issued 7,435 shares of common stock to B & B2 warrant holders, in connection with its exercise of warrants. We received cash of $8,922.  On 12/29/2004, we issued 1,342 shares of common stock to C warrant holders, in connection with its exercise of warrants. We received cash of $4,361.

PREFERRED SHARES ISSUED

On 1/5/2004, we issued 50 shares of preferred stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $50,000.  On 1/5/2004, we settled an obligation with a professional organization, for $21,000, which was paid with 21 shares of preferred stock.  On 1/14/2004, we settled an obligation with our lessors, for $14,400, which was paid with 14 shares of preferred stock.  On 1/22/2004, we issued 50 shares of preferred stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $50,000.  On 1/26/2004, we issued 2 shares of preferred stock to professional contractors in payment for professional services valued at $2,000.  On 1/26/2004, we entered into a consulting agreement with a consultant, whereby we issued 2 shares of preferred stock with value of $2,000, in consideration for professional services under the agreement. The shares are fully earned.  On 1/28/2004, we issued 467 shares of preferred stock to accredited investors for $467,000.  On 1/28/2004, we entered into a consulting agreement with a consultant, whereby we issued 60 shares of preferred stock with value of $60,000 in consideration for professional services under the agreement. The shares are fully earned.

On 3/1/2004, we issued 250 shares of preferred stock to consultants in payment for professional services valued at $250,000.  On 3/11/2004, we entered into a consulting agreement with a consultant, whereby we issued 50 shares of preferred stock with value of $50,000 in consideration for professional services under the agreement. The shares are fully earned.  On 3/27/2004, we issued 50 shares of preferred stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $50,000.  On 3/31/2004, we issued 2 shares of preferred stock to professional contractors in payment for professional services valued at $2,500.  On 3/31/2004, we purchased assets with value of $6,000 from suppliers with 6 shares of preferred stock.

On 4/12/2004, we purchased assets with value of $250,000 from suppliers with 250 shares of preferred stock.  On 4/19/2004, we entered into a consulting agreement with suppliers, whereby we issued 8,000 shares of preferred stock with value of $8,000,000 in consideration for the License and Distribution Fee to Smart Automobile LLC.  On 4/21/2004, we issued 657 shares of preferred stock to accredited investors for $656,500.

ZAP ESOP OPTIONS ISSUED

On 4/12/2004, we issued 50,000 ESOP options to employees for employment compensation.

On 6/23/2004, we issued 1,650,000 ESOP options to employees for employment compensation.

On 8/30/2004, we issued 150,000 ESOP options to employees for employment compensation.

On 11/16/2004, we issued 1,543,956 ESOP options to officers per their employment agreements. We also issued 200,000 options to employees.

K2 RESTRICTED WARRANTS ISSUED

On 4/12/2004, we issued 50,000 K2 Warrants to employees for employment compensation.  On 4/21/2004, we issued 1,000,000 K2 Warrants to a consultant for professional services.

On 6/23/2004, we issued 100,000 K2 Warrants to employees for employment compensation.

On 8/30/2004, we issued 500,208 K2 Warrants to employees for employment compensation.

On 10/26/2004, we issued 50,000 K2 Warrants to employees for employment compensation.

On 11/8/2004, we issued 50,000 K2 Warrants to employees for employment compensation.  On 11/16/2004, we issued 1,543,956 K2 Warrants to our officers per their employment agreement.

C2 WARRANTS ISSUED

On 5/20/2004, we issued 100,000 C2 Warrants to accredited investors in relation to an investment.

$2.50 WARRANTS ISSUED

On 9/1/2004, we settled an obligation with our suppliers by issuing 30,000 of $2.50 warrants.  On 9/1/2004, we issued 38,000 of the $2.50 Warrants to accredited investors in relation to an investment.  On 9/4/2004, we issued 45,625 of the $2.50 Warrants to accredited investors in relation to an investment.  On 9/22/2004, we issued 150,000 of the $2.50 Warrants to accredited investors in relation to an investment.

On 10/11/2004, we issued 112,000 of the $2.50 Warrants to accredited investors in relation to an investment.  On 10/26/2004, we issued 505,000 of the $2.50 Warrants to suppliers in relation to a purchase agreement.  On 10/26/2004, we issued 50,000 of the $2.50 Warrants to professional contractors for professional services.  On 10/27/2004, we issued 30,000 of the $2.50 Warrants to our lessors for rental expense.

On 11/10/2004, we issued 16,800 of the $2.50 Warrants to accredited investors in relation to an investment.  On 11/12/2004, we issued 250,000 of the $2.50 Warrants to a consultant for professional services.

On 12/2/2004, we issued 10,000 of the $2.50 Warrants to accredited investors in relation to an investment.

B2 WARRANTS ISSUED

On 1/8/2004, we issued 895,500 B2 Warrants to a consultant for professional services.  On 1/13/2004, we issued 54,533 B2 Warrants to accredited investors in relation to an investment.  On 1/23/2004, we issued 25,000 B2 Warrants to a consultant for professional services.  On 1/28/2004, we issued 1,943,000 B2 Warrants to accredited investors in relation to an investment.  On 1/28/2004, we issued 100,000 B2 Warrants to suppliers in relation to an inventory purchase.

On 3/24/2004, we issued 100,000 B2 Warrants to suppliers in relation to an inventory purchase.  On 3/24/2004, we issued 650,000 B2 Warrants to a consultant for professional services.

On 4/8/2004, we issued 10,000 B2 Warrants to accredited investors in relation to an investment.  On 4/12/2004, we issued 500,000 B2 Warrants to suppliers in relation to an asset purchase agreement.  On 4/21/2004, we issued 1,099,000 B2 Warrants to accredited investors in relation to an investment.  On 4/21/2004, we issued 2,150,000 B2 Warrants to a consultant for professional services.

On 5/11/2004, we issued 50,000 B2 Warrants to a consultant for professional services.  On 5/20/2004, we issued 50,000 B2 Warrants to accredited investors in relation to an investment.  On 5/23/2004, we issued 100,000 B2 Warrants to accredited investors in relation to an investment.

On 11/11/2004, we issued 150,000 B2 Warrants to a consultant for professional services.  On 11/16/2004, we issued 100,000 B2 Warrants to a consultant for professional services.  On 11/16/2004, we issued 2,000,000 B2 Warrants to accredited investors in relation to an investment.  On 11/17/2004, we issued 100,000 B2 Warrants to a consultant for professional services.

$5.00 WARRANTS ISSUED

On 12/13/2004, we issued 272,386 of the $5.00 Warrants to accredited investors in relation to an investment.  On 12/21/2004, we issued 476,194 of the $5.00 Warrants to accredited investors in relation to an investment.

$2.50 WARRANTS ISSUED TO FUSION CAPITAL II, LLC

On 12/31/2004, we reserved 1,000,000 Fusion $2.50 Warrants for Fusion Capital II, LLC in relation to a settlement agreement. They were issued to Fusion Capital in 02/05.

$3.50 WARRANTS ISSUED TO FUSION CAPITAL II, LLC

On 12/31/2004, we reserved 500,000 Fusion $3.50 Warrants for Fusion Capital II, LLC in relation to a settlement agreement. They were issued to Fusion Capital in 02/05.

$4.50 WARRANTS ISSUED TO FUSION CAPITAL II, LLC

On 12/31/2004, we reserved 500,000 Fusion $4.50 Warrants for Fusion Capital II, LLC in relation to a settlement agreement. They were issued to Fusion Capital in 02/05.

$5.50 WARRANTS ISSUED TO FUSION CAPITAL II, LLC

On 12/31/2004, we reserved 500,000 Fusion $5.50 Warrants for Fusion Capital II, LLC in relation to a settlement agreement. They were issued to Fusion Capital in 02/05

On December 20, 2004, we issued 476,194 shares of Common Stock and a warrant to purchase up to an aggregate of 476,164 shares of Common Stock, to Platinum Partners Value Arbitrage Fund LP (“Platinum”), pursuant to the terms and conditions of the purchase agreement, dated as of December 20, 2004, by and  between us and Platinum for an aggregate purchase price of $1,000,000. The warrant is exercisable for a period of three years at the per share exercise price of $5.00.

On December 10, 2004, we issued 240,279 shares of Common Stock and a warrant to purchase up to an aggregate of 240,279 shares of Common Stock, to a group of accredited investors (the “Accredited Investors”), pursuant to the terms and conditions of the purchase agreement, dated as of December 10, 2004, by and between us and each of the Accredited Investors for an aggregate purchase price of $432,500. The warrant is exercisable for a period of three years at the per share exercise price of $5.00.

2005

COMMON STOCK ISSUED

On January 1, 2005, we issued 116,099 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On January 1, 2005, we issued 288 shares of common stock to C Warrant Holders, in connection with its exercise of warrants.  On January 5, 2005, we purchased assets with value of $15,989 from Suppliers with 5,420 shares of common stock.  On January 13, 2005, we issued 30,000 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $83,100.  On January 14, 2005, we issued 51,376 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On January 14, 2005, we issued 42 shares of common stock to C Warrant Holders, in connection with its exercise of warrants.  On January 14, 2005, we purchased inventory with value of $247,500 from Suppliers with 90,000 shares of common stock.
On January 20, 2005, we issued 10,000 shares of common stock to a consultant in payment for professional services valued at $23,500.  On January 20, 2005, we settled an obligation with a professional organization, for $13,600, which was paid with 5,787 shares of common stock.  On January 24, 2005, we issued 14,193 shares of common stock to B and B2 Warrant Holders, in connection with its exercise of warrants.  On January 28, 2005, we issued 382 shares of common stock to Professional Organization in payment for professional services valued at $1000.  On January 28, 2005, we issued 11,699 shares of common stock to employees for employment bonuses valued at $30,651.  On January 28, 2005, we purchased assets with value of $3,500 from suppliers with 1,336 shares of common stock.  On January 28, 2005, we issued 3,817 shares of common stock to professional contractors in payment for professional services valued at $10,000.
On January 28, 2005, we issued 83,166 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.

On February 2, 2005, we issued 70,000 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On February 2, 2005, we purchased assets with value of $72.75 from suppliers with 25 shares of common stock.  On February 8, 2005, we issued 2,631 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On February 8, 2005, we issued 1,678 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $5,000.  On February 15, 2005 we issued 600,000 shares of common stock to accredited investors for $1,250,125.  On February 15, 2005, we settled an obligation with lessors, for $81,600, which was paid with 29,781 shares of common stock.  On February 15, 2005, we issued 32,920 shares of common stock to various consultants in payment for professional services valued at $90,200.  On February 23, 2005, we issued 727 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On February 23, 2005, we settled an obligation with a dealer, for $34,200, which was paid with 12,000 shares of common stock.

On March 1, 2005, we issued 955 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On March 2, 2005, we purchased inventory with value of $7,250 from suppliers with 3,593 shares of common stock.  On March 8, 2005, we settled an obligation with a professional organization, for $10,000, which was paid with 2,932 shares of common stock.  On March 8, 2005, we issued 150,000 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On March 11, 2005, we issued 100,000 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On March 14, 2005, we issued 5,000 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.  On March 14, 2005, we issued 3,571 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $10,000.  On March 14, 2005, we purchased assets with value of $25,850 from suppliers with 13,376 shares of common stock.  On March 14, 2005, we issued 929 shares of common stock to employees for employment bonuses valued at $2,600.  On March 17, 2005 we cancelled 200,000 shares of common stock to institutional investors in connection with cancellation of a financing deal.  Money was returned to the institutional investor.  On March 23, 2005, we issued 700 shares of common stock to B Warrant Holders, in connection with its exercise of warrants. On March 23, 2005, we issued 19,940 shares of common stock to professional contractors in payment for professional services valued at $55,035. On March 28, 2005, we issued 30,000 shares of common stock to B2 Warrant Holders, in connection with its exercise of warrants. On March 28, 2005, we issued 1,544 shares of common stock to employees for employment bonuses valued at $4,600. On March 28, 2005, we issued 5,369 shares of common stock to a consultant in payment for professional services valued at $16,000.

On April 6, 2005, we issued 100,000 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.

On April 6, 2005, we issued 29,754 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $85,691. On April 7, 2005, we issued 41,095 shares of common stock to contractors in payment for professional services valued at $120,000. On April 14, 2005, we issued 16,716 shares of common stock to employees for commission bonuses valued at $47,141. On April 14, 2005, we issued 3,546 shares of common stock to contractors in payment for professional services valued at $10,000. On April 27, 2005, we issued 4,000 shares of common stock to employees for commission bonuses valued at $11,802. On April 29, 2005, we issued 177 shares of common stock to contractors in payment for professional services valued at $500. On April 29, 2005, we issued 333 shares of common stock to B Warrant Holders, in connection with its exercise of warrants.

On May 3, 2005, we purchased real estate with value of $1,045,000 from property owners with 355,442 shares of common stock.
On May 9, 2005, we purchased assets with value of $3,000 from suppliers with 1140 shares of common stock. On May 9, 2005, we issued 1826 shares of common stock to employees for commission bonuses valued at $4,800. On May 18, 2005, we purchased assets with value of $1,000 from suppliers with 377 shares of common stock. On May 19, 2005, we issued 150,000 shares of common stock to K Warrant Holders, in connection with its exercise of warrants. On May 25, 2005, we issued 3,093 shares of common stock to employees for commission bonuses valued at $6,000. On May 25, 2005, we issued 258 shares of common stock to consultants in payment for professional services valued at $500.

On June 1, 2005, we issued 19,108 shares of common stock to contractors in payment for professional services valued at $30,000. On June 7, 2005, we issued 3,571 shares of common stock to contractors in payment for professional services valued at $3,321. On June 7, 2005, we issued 1,000 shares of common stock to employees for bonuses valued at $930. On June 7, 2005, we established a deposit reserve for real estate with value of $93,000 from property owners with 100,000 shares of common stock. On June 7, 2005, we purchased inventory with value of $785 from suppliers with 844 shares of common stock. On June 14, 2005, we purchased inventory with value of $3,000 from suppliers with 2,128 shares of common stock. On June 17, 2005, we settled an obligation with lessors, for $63,000, which was paid with 42,000 shares of common stock. On June 17, 2005, we issued 13,333 shares of common stock to contractors in payment for professional services valued at $20,000. On June 27, 2005, we settled an obligation with contractors, for $1,784, which was paid with 1,166 shares of common stock. On June 30, 2005, we issued 27,105 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $36,592. On June 30, 2005, we issued 940 shares of common stock to contractors in payment for professional services valued at $1,270. On June 30, 2005, we issued 1,481 shares of common stock to contractors in payment for professional services valued at $2,000.

On July 8, 2005, we issued 43,361 shares of common stock to professional contractors in payment for professional services valued at $52,900. On July 19, 2005, we issued 28,720 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $31,592.

On August 5, 2005, we issued 9,259 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $10,000. On August 5, 2005, we issued 1,389 shares of common stock to employees for employment compensation valued at $1,500. On August 17, 2005, we issued 6,637 shares of common stock to professional contractors in payment for professional services valued at $7,500. On August 19, 2005, we issued 18,018 shares of common stock to consultants in payment for professional services valued at $20,000. On August 19, 2005, we issued 4,505 shares of common stock to our lawyers in settlement of indebtedness arising from the provision of legal services rendered to us valued at $5,000. On August 23, 2005, we settled an obligation with lessors, for $12,000, which was paid with 11,429 shares of common stock. On August 30, 2005, we issued 4,464 shares of common stock to professional contractors in payment for professional services valued at $5,000.

On September 9, 2005, we issued 10,000 shares of common stock to employees, in connection with its exercise of 10,000 employee stock options. On September 14, 2005, we issued 15,000 shares of common stock to employees for employment compensation valued at $15,600. On September 15, 2005, we issued 20,214 shares of common stock to a consultant in payment for professional services valued at $21,225. On September 15, 2005, we issued 35,000 shares of common stock to a consultant in payment for professional services valued at $36,750. On September 27, 2005, we issued 8,772 shares of common stock to professional contractors in payment for professional services valued at $10,000.

On October 13, 2005, we issued 27,956 shares of common stock to professional contractors in payment for professional services valued at $26,000. On October 21, 2005, we issued 31,875 shares of common stock to professional contractors in payment for professional services valued at $25,500. On October 27, 2005, we settled an obligation with lessors for $25,296, which was paid with 31,230 shares of common stock. On October 27, 2005, we issued 61,728 shares of common stock to professional contractors in payment for professional services valued at $50,000. On October 28, 2005, we issued 61,728 shares of common stock to consultants in payment for professional services valued at $50,000.

On November 3, 2005, we purchased assets with value of $11,600 from contractors with 14,321 shares of common stock. On November 3, 2005, we issued 4,938 shares of common stock to professional contractors in payment for professional services valued at $4,000. On November 9, 2005, we purchased inventory with value of $4,500 from suppliers with 5,625 shares of common stock. On November 14, 2005, we issued 6,667 shares of common stock to consultants in payment for professional services valued at $5,000. On November 14, 2005, we issued 3,333 shares of common stock to professional contractors in payment for professional services valued at $2,500. On November 15, 2005, we purchased inventory with value of $177,204 from suppliers with 192,613 shares of common stock. On November 28, 2005, we issued 100,000 shares of common stock to professional contractors in payment for professional services valued at $100,000.

On November 28, 2005, we issued 66,579 shares of common stock to consultants in payment for professional services valued at $25,300.

ZAP ESOP OPTIONS ISSUED

On March 14, 2005, we issued 120,000 ESOP options with $2.80 exercise price to employees for employment compensation.

On June 7, 2005, we issued 1,248,194 ESOP options with $0.93 exercise price to employees for employment compensation.

On September 14, 2005, we issued 250,000 ESOP options with $1.04 exercise price to employees for employment compensation.

On December 1, 2005, we issued 50,000 ESOP options with $0.65 exercise price to employees for employment compensation.

$1.50 WARRANTS ISSUED

On September 20, 2005, we issued 750,000 shares of $1.50 warrants to our lawyers in connection with legal fees.

On October 21, 2005, we issued 75,000 shares of $1.50 warrants to consultants in payment for professional services.

$2.50 WARRANTS ISSUED

On February 15, 2005 we issued 300,000 shares of $2.50 warrants to accredited investors in connection with an investment.  On February 15, 2005, we issued 30,000 shares of $2.50 warrants to a consultant in payment for professional services.

$3.05 WARRANTS ISSUED

On February 15, 2005, we issued 1,125,000 shares of $3.05 warrants to consultants in connection to a consulting agreement.

$3.25 WARRANTS ISSUED

On January 20, 2005, we issued 200,000 shares of $3.25 warrants to consultants in connection to a consulting agreement.

On February 7, 2005, we issued 1,000,000 shares of $3.25 warrants to consultants in connection to a consulting agreement.  On February 15, 2005 we issued 300,000 shares of $3.25 warrants to accredited investors in connection with an investment.  On February 15, 2005, we issued 30,000 shares of $3.25 warrants to a consultant in payment for professional services.

On March 3, 2005, we issued 1,000,000 shares of $3.25 warrants to our lawyers in settlement of indebtedness arising from the provision of legal services rendered us.  On March 8, 2005, we issued 600,000 shares of $3.25 warrants to consultants in payment for professional services.

On April 1, 2005 we issued 300,000 shares of $3.25 warrants to consultants for serving on the Advisory Board.  On April 14, 2005, we issued 100,000 shares of $3.25 warrants to a consultant in connection with professional services.  On April 19, 2005, we issued 500,000 shares of $3.25 warrants to a consultant in connection with professional services.

$4.00 WARRANTS ISSUED

On February 15, 2005 we issued 300,000 shares of $4.00 warrants to accredited investors in connection with an investment.  On February 15, 2005, we issued 30,000 shares of $4.00 warrants to a consultant in payment for professional services.

$4.05 WARRANTS ISSUED

On February 15, 2005, we issued 562,500 shares of $4.05 warrants to consultants in connection to a consulting agreement.

$4.75 WARRANTS ISSUED

On February 15, 2005, we issued 562,500 shares of $4.75 warrants to consultants in connection to a consulting agreement.

K2 WARRANTS ISSUED

On June 7, 2005, we issued 1,450,694 shares of $3.25 warrants to employees for employment contracts and bonuses.

B2 WARRANTS ISSUED

On September 14, 2005, we issued 500,000 shares of B2 warrants to a consultant in connection with professional services.  On September 14, 2005, we issued 250,000 shares of B2 warrants to employees for employment contracts and bonuses. On September 15, 2005, we issued 250,000 shares of B2 warrants to a consultant in connection with professional services.

On November 7, 2005, we issued 50,000 shares of B2 warrants to a consultant in connection with professional services.

On February 17, 2005, we issued 600,000 shares of our common stock (“Common Stock”) and three warrants to purchase up to an aggregate of 900,000 shares of Common Stock, to Lazarus Investment Partners LLP (“Lazarus”), pursuant to the terms and conditions of the purchase agreement, dated as of February 16, 2005, by and between us and Lazarus for an aggregate purchase price of $1,260,000. Each of the warrants is exercisable for a period of five years, and will be exercisable for 300,000 shares of Common Stock at the initial per share exercise prices of $2.50, $3.25, and $4.00, respectively.

2006

On July 14, 2006, we issued 1,000,000 shares of our common stock and a warrant for the purchase of 1,000,000 shares of our common stock at an exercise price of $1.75 pursuant to an agreement with Thomas Heidemann and Smart Automobile LLC.  The securities were issued pursuant to certain exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The issuance of stock and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

On July 19, 2006, we issued 17,857 shares of our common stock to a service provider as payment for sponsorship fees valued at $12,500.
On July 19, 2006, we issued 7,700 shares of our common stock to a service provider as payment for sponsorship fees valued at $5,000.
On July 19, 2006, we issued 2,941 shares of our common stock as payment for a trailer valued at $2,000.  On July 25, 2006, we issued options for 100,000 shares of our common stock at an exercise price of $0.89 and warrants for 100,000 shares of our common stock at an exercise price of $1.00 to an executive officer as compensation for services rendered to us.

On August 11, 2006, we issued options for 1,066,272 shares of our common stock at an exercise price of $0.91 and warrants for 1,066,272 shares of our common stock at an exercise price of $1.00 to three separate executive officers as compensation for services provided for in each executive’s employment agreement where such executive is entitled to the issuance of options totaling 1% of total outstanding shares and warrants totaling 1% of total outstanding shares.  On August 11, 2006, we issued 42,231 shares of our common stock as payment for leases for apartments valued at $38, 430. On August 11, 2006, we issued 1,500 shares of our common stock for the purchase of a trailer valued at $1,230. On August 11, 2006, we issued 294,444 shares of our common stock as payment for the cash shortfall for the purchase of property located at 44720 Main Street in Mendocino, California. On August 11, 2006, we issued a warrant for the purchase of 500,000 shares at $1.20 per share for real estate consulting services.

On September 5, 2006, we issued 150,000 shares of common stock for consulting services valued at in connection with a Settlement Agreement dated September 5, 2006.  The shares were issued out of shares that are being held as collateral pursuant to a previously executed loan agreement. On September 15, 2006, we issued 3,720 shares of our common stock to three outside directors as compensation for their attendance at board meetings valued at $1,500 per director. On September 15, 2006, we issued options for 100,000 shares of our common stock at an exercise price of $1.03 and warrants for 100,000 shares of our common stock at an exercise price of $1.00 to an executive officer as a bonus for services rendered to us. On September 15, 2006, we issued a warrant for the purchase of 130,000 shares at $1.50 per share for consulting services. On September 27, 2006, we issued 500,000 shares of common stock out of shares that are being held as collateral pursuant to a previously executed loan agreement.

On October 20, 2006, we issued 5,000 shares of common stock as payment for sponsorship fees valued at $5,700.  On October 20, 2006, we issued 2,500 shares of common stock as payment for sponsorship fees valued at $2,850.  On October 20, 2006, we issued 460,000 shares of common stock, one warrant for the purchase of 33,000 shares at $1.50 per share, and five warrants for the purchase of 320,000 shares at $1.20 for a direct investment in the amount of $460,000 to a group of qualified investors.

On November 9, 2006, we issued 8,523 shares of common stock as payment for sponsorship fees valued at $7,500.  On November 9, 2006, we issued 85,000 shares of common stock for consulting services valued at $74,800.  On November 10, 2006, we issued 600,000 shares of common stock for a direct investment in the amount of $600,000 to a group of qualified investors.

On December 5, 2006, we issued three 8% convertible notes with par value totaling $1.5 million and three warrants for the purchase of 450,000 shares at $1.10 per share in connection with a direct investment. On December 12, 2006, we issued 106,667 shares of common stock for consulting services valued at $96,000. On December 12, 2006, we issued 68,896 shares of common stock to a group of qualified investors to ensure an agreed upon price for the purchase of property.  On December 12, 2006, we issued 2,202 shares of common stock for professional services valued at $1,916. On December 12, 2006, we issued 14,045 shares of common stock for as payment for room rentals valued at $12,500.

2007

On January 2, 2007, we issued 625,000 shares of common stock, one warrant for the purchase of 100,000 shares at $1.50 per share, and two warrants for the purchase of 1,150,000 shares at $1.20 for a direct investment in the amount of $625,000 to a qualified investor. On January 25, 2007, we issued 27,174 shares of common stock for professional services valued at $25,000.

On February 2, 2007, we issued 217,391 shares of common stock and one warrant for the purchase of 2,000,000 shares at $1.20 per share for a direct investment in the amount of $200,000 to a qualified investor. On February 20, 2007, we issued four 8% convertible notes with par value totaling $1.2 million and four warrants for the purchase of 360,000 shares at $1.32 per share in connection with a direct investment. On February 23, 2007, we issued 8,532 shares of common stock for professional services valued at $9,300.

On March 30, 2007, we issued 45,565 shares of common stock for professional services valued at $52,400. On March 30, 2007, we issued a warrant for the purchase of 2,000,000 shares at $1.20 per share for a direct investment in the amount of $200,000 to a qualified investor.

On April 30, 2007, we entered into Certificates of Adjustments to the 8% convertible notes and warrants issued in December 2006 and February 2007 to adjust certain provisions of the notes and warrants as a consequence of the declaration by the Company of a ten percent (10%) common stock dividend to common shareholders of record on February 15, 2007, payable February 28, 2007.  As a result of the adjustments, the conversion price of the notes was reduced to $0.909 per share, the initial warrants were increased to 495,000 at an exercise price of $1.00 per share, and the additional warrants were increased to 396,000 at an exercise price of $1.20 per share.

On June 26, 2007, we entered into an Amendment Agreement with the purchasers of the 8% convertible notes and warrants to adjust certain provisions of the notes and initial warrants as a consequence selling shares to a third party investor for per share consideration less than the conversion price of the notes and exercise price of the initial warrants.  As a result, the conversion price of the notes was reduced to $0.727 per share and the initial warrants were increased to 594,001 at an exercise price of $0.80 per share. We also agreed to pay the purchasers an aggregate of $113,000 in liquidation damages, payable in 141,750 shares of common stock of the Company, and warrants to purchase an aggregate of 200,000 shares of common stock of the Company at an exercise price of $1.10 per share.

We will use the proceeds from the above transactions for general corporate purposes.

ITEM 27.  EXHIBITS.

EXHIBIT INDEX

2.1	Approved Second Amended Plan of Reorganization, dated as June 20, 2002 (5)

3.1	Amended and Restated Articles of Incorporation (4)

3.2	Certificate of Determination of Series SA Convertible Preferred Stock (14)

4.1	Form of common share purchase warrant of the Company held by Fusion Capital Fund II, L.P. (6)

4.2	Form of Series B common stock purchase warrant of the Company (14)

4.3	Form of Series K common stock purchase warrant of the Company (14)

5.1	Opinion of Richardson & Patel LLP

10.1	Settlement Agreement Between ZAPWORLD.COM, Ridgewood ZAP, LLC, and the Shareholders dated June 27, 2001 (3)

10.3	2004 Consultant Stock Plan (7)

10.4	Convertible Promissory Note, dated April 26, 2004, issued to Banks Living Trust (1)

10.5	Purchase and Sale Agreement dated March 7, 2003 between ATOCHA Land LLC and ZAP (3)

10.6	Promissory Note $2,000,000 - Atocha Land LLC and ZAP (3)

10.7	Warrant Agreement dated April 26, 2004, issued to Banks Living Trust (1)

10.8	Common Stock Purchase Agreement between ZAP and Fusion Capital Fund II, LLC (6)

10.9	Registration Rights Agreement between ZAP and Fusion Capital Fund II, LLC (6)

10.10	Form of Common Stock Purchase Warrant between ZAP and Fusion Capital Fund II, LLC (6)

10.11	Agreement for Consulting Services with Evan Rapoport dated January 8, 2004 (1)

10.12	Asset Purchase Agreement dated April 12, 2004 with Jeffrey Banks for purchase of various autos (1)

10.13	Agreement for Private Placement Investment received dated April 14, 2004 with Phi-Nest Fund LLP (1)

10.14	Consulting Agreement dated April 21, 2004 with Elexis International (1)

10.15	Consulting Agreement dated April 21, 2004 with Sunshine 511 Holdings (1)

10.16	Definitive Stock Agreement dated October 25, 2004 with Smart-Automobile, LLC (2)

10.17	Master Distribution Agreement between Apollo Energy Systems, Inc. and Voltage Vehicles Corporation, a subsidiary of ZAP (8)

10.18	ZAP Floor Line and Dealer Development Agreement with Clean Air Motors, LLC for a $45 Million Floor Plan Line of Credit for Qualified ZAP Dealers (9)

10.19	Exclusive Purchase, License and Supply Agreement between Smart Automobile, LLC and ZAP (10)

10.20	Amendment dated November 15, 2004 to previous consulting agreement with Sunshine Holdings 511 (14)

10.21	Secured Promissory Note Payable dated December 30, 2004 with Phi-Nest Fund, LLP (14)

10.22	ZAP assignment of 2.9 million shares of Restricted Common Stock to Phi-Nest Fund, LLP as collateral on note payable (14)

10.23	Promissory note receivable dated January 6, 2005 for $1 million loan due from Smart Automobile, LLC and Thomas Heidemann (President Smart Automobile, LLC) (14)

10.24	Security Agreement dated January 6, 2005 from Smart Automobile, LLC and Thomas Heidemann (President Smart Automobile ,LLC) to secure loan above (14)

10.25	Common Stock Purchase Agreement between ZAP and Platinum Partners Value Arbitrage Fund LP (14)

10.26	Form of Common Stock Purchase Warrant between ZAP and Platinum Partners Value Arbitrage Fund LP (14)

10.27	Common Stock Purchase Agreement between ZAP and Lazarus Investment Partners LLP (14)

10.28	Form of Common Stock Purchase Warrant between ZAP and Lazarus Investment Partners LLP (14)

10.29	Termination of Common Stock Purchase Agreement between ZAP and Fusion Capital Fund II, LLC (11)

10.30	Financing Agreement between ZAP and Surge Capital II, LLC (12)

10.31	Exclusive Purchase, License, and Supply Agreement between ZAP and Obvio! Automotoveiculos S.P.E. Ltda (13)

10.36	Agreement dated July 14, 2006 between ZAP, Thomas Heidemann and Smart Automobile (15)

10.37	Amendment Agreement dated August 30, 2006 between ZAP and Smart Automobile LLC (16)

10.38	Exclusive Distribution Agreement dated May 1, 2005, as supplemented by a letter dated June 9, 2006 (17)

10.39	ZAP Guarantee (18)

10.40	Shandong Jindalu Vehicle Co., Ltd. Guarantee (19)

10.41	Joint Venture Negotiations dated September 21, 2006 (20)

10.42	Security Purchase Agreement between ZAP and Certain Institutional Investors (21)

10.43	Memorandum of Company’s Extension of Warrants issued to Executives dated January 26, 2007

10.44	Purchase and Amendment Agreement, dated February 20, 2007, between ZAP and Certain Institutional Investors (22)

10.45	Form of Convertible Note (22)

10.46	Form or Warrant (22)

10.47	Form of Certificate of Adjustment to December 5, 2006 8% Senior Convertible Note dated April 30, 2007

10.48	Form of Certificate of Adjustment to February 20, 2007 8% Senior Convertible Note dated April 30, 2007

10.49	Form of Certificate of Adjustment to December 5, 2006 Warrants dated April 30, 2007

10.50	Form of Certificate of Adjustment to February 20, 2007 Warrants dated April 30, 2007

10.51	Amendment Agreement between ZAP and Certain Institutional Investors dated June 26, 2007

21.1	List of subsidiaries (3)

23.1	Consent of Independent Registered Public Accounting Firm (Odenberg, Ullakko, Muranishi & Co. LLP)

24.1	Power of Attorney (included at Page II-16)

(1)	Previously filed as an exhibit to the Registrants’s Form 8-K for the quarter ended March 31, 2004 and incorporated by reference.
(2)	Previously filed as an exhibit to the Registrant’s Form 8-K of November 6, 2004 and incorporated by reference.
(3)	Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated by reference.
(4)	Previously filed with Pre-effective Amendment Number 3 to Form SB-2 registration statement filed with the Securities and Exchange Commission on October 3, 2001.
(5)	Previously filed as an exhibit to the Registrant’s Form 8-K of October 20, 2002 and incorporated by reference.
(6)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated July 22, 2004 and incorporated by reference.
(7)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-117560) on July 22, 2004.
(8)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004 and incorporated herein by reference.
(9)	Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2004 and incorporated herein by reference.
(10)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2004 and incorporated herein by reference.
(11)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2005 and incorporated herein by reference.
(12)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2005 and incorporated herein by reference.
(13)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2005 and incorporated herein by reference.
(14)	Previously filed as an exhibit to the Registrant’s Yearly Report on Form 10-KSB for the period ended December 31, 2004 and incorporated herein by reference.
(15)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2006 and incorporated herein by reference.
(16)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2006 and incorporated herein by reference.
(17)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2006 and incorporated herein by reference.
(18)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2006 and incorporated herein by reference.
(19)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2006 and incorporated herein by reference.
(20)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2006 and incorporated herein by reference.
(21)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2006 and incorporated herein by reference.
(22)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8K filed with the Securities and Exchange Commission on February 26, 2007 and incorporated herein by reference.

All other exhibits are filed herewith.

ITEM 28. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, in Santa Rosa, California on July 3, 2007.

ZAP

Date: July 3, 2007	By:	/s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Steven M. Schneider as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Steven M. Schneider Steven M. Schneider	Chief Executive Officer and Director	July 3, 2007

/s/ Gary Starr Gary Starr	Chairman of the Board of Directors	July 3, 2007

/s/ William Hartman William Hartman	Chief Financial Officer	July 3, 2007

/s/ Renay Cude Renay Cude	Secretary and Director	July 3, 2007

/s/ Peter H. Scholl Peter H. Scholl	Director	July 3, 2007